KASH N' KARRY FOOD STORES, INC.



                  _____________________________



                        CREDIT AGREEMENT


                  Dated as of December 29, 1994


              THE CIT GROUP/BUSINESS CREDIT, INC.,
                     as Administrative Agent


                               and


     BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
                           as Co-Agent










                        TABLE OF CONTENTS

          This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience of reference only.

                                                             Page

Section 1.  Definitions and Accounting Matters. . . . . .  1
            1.01  Certain Defined Terms . . . . . . . . .  1
            1.02  Accounting Terms and
                  Determinations. . . . . . . . . . . . . 22
            1.03  Classes of Loans. . . . . . . . . . . . 22
            1.04  Interpretation. . . . . . . . . . . . . 22

Section 2.  Commitments, Loans, Notes and
            Prepayments . . . . . . . . . . . . . . . . . 23
            2.01  Loans . . . . . . . . . . . . . . . . . 23
            2.02  Borrowings of Loans . . . . . . . . . . 24
            2.03  Letters of Credit . . . . . . . . . . . 25
            2.04  Changes of Commitments. . . . . . . . . 33
            2.05  Fees. . . . . . . . . . . . . . . . . . 33
            2.06  Lending Offices . . . . . . . . . . . . 34
            2.07  Several Obligations; Remedies
                  Independent . . . . . . . . . . . . . . 34
            2.08  Notes and Loan Account. . . . . . . . . 34
            2.09  Optional Prepayments. . . . . . . . . . 36
            2.10  Mandatory Prepayments and
                  Reductions of Commitments . . . . . . . 36
            2.11 Casualty Proceeds. . . . . . . . . . . . 39

Section 3.  Payments of Principal and Interest. . . . . . 40
            3.01  Repayment of Loans. . . . . . . . . . . 40
            3.02  Interest. . . . . . . . . . . . . . . . 41

Section 4.  Payments; Pro Rata Treatment;
            Computations; Etc.. . . . . . . . . . . . . . 42
            4.01  Payments. . . . . . . . . . . . . . . . 42
            4.02  Pro Rata Treatment. . . . . . . . . . . 44
            4.03  Computations. . . . . . . . . . . . . . 44
            4.04  Minimum Amounts . . . . . . . . . . . . 45
            4.05  Certain Notices . . . . . . . . . . . . 45
            4.06  Non-Receipt of Funds by the
                  Administrative Agent. . . . . . . . . . 45
            4.07  Sharing of Payments, Etc. . . . . . . . 46

Section 5.  Yield Protection, Etc.. . . . . . . . . . . . 47
            5.01  Additional Costs. . . . . . . . . . . . 47
            5.02  Certain Protections in Respect
                  of Letters of Credit. . . . . . . . . . 48
            5.03  Taxes . . . . . . . . . . . . . . . . . 49

Section 6.  Conditions Precedent. . . . . . . . . . . . . 50
            6.01  Initial Extension of Credit . . . . . . 50
            6.02  Initial and Subsequent
                  Extensions of Credit. . . . . . . . . . 57

Section 7.  Representations and Warranties. . . . . . . . 57
            7.01  Corporate Existence . . . . . . . . . . 57
            7.02  Financial Condition . . . . . . . . . . 58
            7.03  Litigation. . . . . . . . . . . . . . . 58
            7.04  No Breach . . . . . . . . . . . . . . . 58
            7.05  Action. . . . . . . . . . . . . . . . . 59
            7.06  Approvals . . . . . . . . . . . . . . . 59
            7.07  Use of Credit . . . . . . . . . . . . . 59
            7.08  ERISA . . . . . . . . . . . . . . . . . 59
            7.09  Taxes . . . . . . . . . . . . . . . . . 59
            7.10  Certain Regulations . . . . . . . . . . 60
            7.11  Material Agreements and Liens . . . . . 60
            7.12  Environmental Matters . . . . . . . . . 60
            7.13  Capitalization. . . . . . . . . . . . . 62
            7.14  Subsidiaries. . . . . . . . . . . . . . 63
            7.15  Title to Assets . . . . . . . . . . . . 63
            7.16  True and Complete Disclosure. . . . . . 63

Section 8.  Covenants of the Company. . . . . . . . . . . 63
            8.01  Financial Statements, Etc.. . . . . . . 64
            8.02  Litigation. . . . . . . . . . . . . . . 68
            8.03  Existence, Etc. . . . . . . . . . . . . 68
            8.04  Insurance . . . . . . . . . . . . . . . 69
            8.05  Prohibition of Fundamental
                  Changes . . . . . . . . . . . . . . . . 71
            8.06  Limitation on Liens . . . . . . . . . . 72
            8.07  Indebtedness. . . . . . . . . . . . . . 74
            8.08  Investments . . . . . . . . . . . . . . 74
            8.09  Dividend Payments . . . . . . . . . . . 75
            8.10  Leverage Ratio. . . . . . . . . . . . . 75
            8.11  Net Worth . . . . . . . . . . . . . . . 75
            8.12  Working Capital . . . . . . . . . . . . 76
            8.13  Fixed Charges Ratio . . . . . . . . . . 76
            8.14  Capital Expenditures. . . . . . . . . . 77
            8.15  Funded Debt to Operating Cash
                  Flow Ratio. . . . . . . . . . . . . . . 78
            8.16  Lease Obligations.. . . . . . . . . . . 79
            8.17  Lines of Business . . . . . . . . . . . 79
            8.18  Transactions with Affiliates. . . . . . 79
            8.19  Use of Proceeds . . . . . . . . . . . . 79
            8.20  Modifications of Certain
                  Documents . . . . . . . . . . . . . . . 80
            8.21  After Acquired Real Property. . . . . . 80
            8.22  Inventory and Receivables . . . . . . . 80
            8.23  Subsidiaries. . . . . . . . . . . . . . 81
            8.24  Statutory Notice. . . . . . . . . . . . 81
            8.25  Intangible Personal Property
                  Taxes . . . . . . . . . . . . . . . . . 81

Section 9.  Events of Default . . . . . . . . . . . . . . 82

Section 10.  The Administrative Agent . . . . . . . . . . 86
            10.01  Appointment, Powers and
                  Immunities. . . . . . . . . . . . . . . 86
            10.02  Reliance by Administrative
                  Agent . . . . . . . . . . . . . . . . . 87
            10.03  Defaults . . . . . . . . . . . . . . . 87
            10.04  Rights as a Lender . . . . . . . . . . 87
            10.05  Indemnification. . . . . . . . . . . . 88
            10.06  Nonreliance on Administrative
                  Agent, Co-Agent and Other
                  Lenders . . . . . . . . . . . . . . . . 88
            10.07  Failure to Act . . . . . . . . . . . . 89
            10.08  Resignation or Removal of
                  Administrative Agent. . . . . . . . . . 89
            10.09  Agency Fees. . . . . . . . . . . . . . 90
            10.10  Authorization of the Co-
                  Agent . . . . . . . . . . . . . . . . . 90
            10.11  Collateral Sub-Agent . . . . . . . . . 90

Section 11.  Miscellaneous. . . . . . . . . . . . . . . . 90
            11.01  Waiver . . . . . . . . . . . . . . . . 90
            11.02  Notices. . . . . . . . . . . . . . . . 90
            11.03  Expenses, Etc. . . . . . . . . . . . . 91
            11.04  Amendments, Etc. . . . . . . . . . . . 92
            11.05  Successors and Assigns . . . . . . . . 94
            11.06  Assignments and
                  Participations. . . . . . . . . . . . . 94
            11.07  Survival . . . . . . . . . . . . . . . 96
            11.08  Agreements Superseded. . . . . . . . . 97
            11.09  Severability . . . . . . . . . . . . . 97
            11.10  Captions . . . . . . . . . . . . . . . 97
            11.11  Counterparts . . . . . . . . . . . . . 97
            11.12  Treatment of Certain
                  Information . . . . . . . . . . . . . . 97
            11.13  GOVERNING LAW; SUBMISSION TO
                  JURISDICTION. . . . . . . . . . . . . . 98
            11.14  WAIVER OF JURY TRIAL . . . . . . . . . 98
ANNEX 1       -  Addresses for Notices and Commitments of the
                 Lenders

SCHEDULE I    -  Material Agreements and Liens
SCHEDULE II   -  Hazardous Materials
SCHEDULE III  -  Existing Letters of Credit
SCHEDULE IV   -  Litigation

EXHIBIT A-1   -  Form of Revolving Credit Note
EXHIBIT A-2   -  Form of Tranche A Term Loan Note
EXHIBIT A-3   -  Form of Tranche B Term Loan Note
EXHIBIT A-4   -  Form of Tranche C Term Loan Note
EXHIBIT B     -  Form of Borrowing Base Certificate
EXHIBIT C     -  Form of Security Agreement
EXHIBIT D     -  Form of Mortgage
EXHIBIT E-1   -  Form of Opinion of Counsel to the Company
EXHIBIT E-2   -  Form of Opinion of Florida Counsel to the
                 Company
EXHIBIT F-1   -  Form of Opinion of Special Counsel to the
                 Administrative Agent
EXHIBIT F-2   -  Form of Opinion of Special Florida Counsel to
                 the Administrative Agent
     EXHIBIT G-  Form of Confidentiality Agreement



          This CREDIT AGREEMENT (this "Agreement"), dated as of December 29, 1994, is made among KASH N' KARRY FOOD STORES, INC., a Delaware corporation (the "Company"); each of the lenders that is a signatory to this Agreement identified under the caption "LENDERS" on the signature pages of this Agreement or which, pursuant to Section 11.06(b), shall become a "Lender" under this Agreement (individually, a "Lender" and, collectively, the "Lenders"); and THE CIT GROUP/BUSINESS CREDIT, INC., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as co-agent for the Lenders (in such capacity, together with its successors in such capacity, the "Co-Agent").

          The Company has requested the Lenders to extend credit to the Company in an aggregate principal amount not exceeding $85,000,000 to finance the operations of the Company, to refinance certain existing indebtedness of the Company and for other purposes. To induce the Lenders to extend such credit, the Company, the Lenders, the Administrative Agent and the Co-Agent propose to enter into this Agreement pursuant to which the Lenders agree to make loans to, and issue (or participate in) letters of credit for the account of, the Company, and the Company agrees to execute and deliver, mortgages, deeds of trust, and security agreements providing for security interests and liens to be granted by the Company on substantially all of its Properties as collateral security for the obligations of the Company to the Lenders, the Administrative Agent and the Co-Agent under the Basic Documents.

          Accordingly, the parties hereto agree as follows:


          Section 1.  Definitions and Accounting Matters.

          1.01  Certain Defined Terms.  As used in this
Agreement, the following terms shall have the following meanings:

          "Administrative Agent" shall have the meaning assigned to that term in the introductory paragraph to this Agreement.

          "Affiliate" shall mean any Person that directly or indirectly controls, or is under common control with, or is controlled by, the Company. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person that owns directly or indirectly securities having 10% or more of the voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding the foregoing, the definition of "Affiliate" shall not encompass (a) any individual solely by reason of his or her being a director, officer or employee of the Company and (b) the Administrative Agent, the Co-Agent or any Lender.

          "Applicable Lending Office" shall mean, for each Lender, the "Lending Office" of such Lender (or of an affiliate of such Lender) designated on Annex 1 or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Company as the lending office for its Loans.

          "Applicable Margin" shall mean, with respect to each Class of Loan at any time, the percentage per annum set forth in Column A under the heading for that Class of Loan opposite the period in which such time occurs:

                                        Column A

                               Applicable Margin (% p.a.)

                        Revolving Credit      Tranche B
                       Loans and Tranche A  and Tranche C
     Period                 Term Loan         Term Loan

Effective Date through
and including the first
anniversary of the
Effective Date                1.00              2.50

Thereafter through and
including the second
anniversary of the
Effective Date                1.50              3.00

Thereafter                    2.00              3.50


          "Bank of America" shall mean Bank of America National
Trust and Savings Association.

          "Bankruptcy Code" shall mean Title 11 of the United
States Code.

          "Bankruptcy Court" shall mean the United States
Bankruptcy Court for the District of Delaware.

          "Base Rate" shall mean, for any day, a rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1% and (b) the Prime Rate for such day. Each interest rate that this Agreement provides is to be based upon the Base Rate shall change upon any change in the Base Rate, effective as of the opening of business on the first day of the month following the month in which such change in the Base Rate occurs.

          "Basic Documents" shall mean, collectively, this Agreement, the Notes, the Letter of Credit Documents and the Security Documents.

          "Basle Accord" shall mean the proposals for risk-based capital framework described by the Basic Committee on Banking Regulations and Supervisory Practices in its paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988.

          "Blocked Account" shall mean the account of the Company subject to the Blocked Account Agreement.

          "Blocked Account Agreement" shall mean the agreement, in substantially the form attached as Annex 8 of the Security
Agreement, executed by the Company, Barnett Bank of Tampa and the Administrative Agent.

          "Borrowing Base" shall mean, as at any date, the sum of
(a) 85% of the aggregate amount of Eligible Receivables at that date plus (b) 80% of the aggregate value of Eligible Inventory at that date minus (c) the aggregate amount of Revolving Credit Loans, Tranche A Term Loan and Letter of Credit Liabilities outstanding at that date minus (d) an amount equal to 105% of the aggregate amount of Other Pari Passu Obligations at that date minus (e) the amount of all unpaid sales taxes due any state that have been collected by the Company minus (f) reserves as may be required by the Administrative Agent for intangible personal property taxes that may be payable to the State of Florida as contemplated in Section 8.25 minus (g) reserves as may be required by the Administrative Agent for Liens or trusts created in favor of fresh and frozen fruit and vegetable suppliers (and similar Liens or trusts in favor of other suppliers) of the Company and other statutory Liens plus (h) the aggregate amount of cover for Letter of Credit Liabilities held by the Administrative Agent in the Collateral Account as contemplated in
Section 2.10(h) plus (i) the aggregate amount on deposit in the Special Collateral Account (after giving effect to any permitted disbursements to the Company as contemplated in Section 4.01(f)) on such day. The "value" of Eligible Inventory shall be determined at the lower of cost or market in accordance with GAAP, with cost being determined on an average cost basis. In order to assist the Administrative Agent in determining the amount of reserves for Liens and trusts referred to in clause (g) above, the Company, at the time of delivery of each Borrowing Base Certificate pursuant to Section 8.01(f), shall notify the Administrative Agent of the aggregate amount payable by the Company to fresh and frozen fruit and vegetable suppliers as at the date of each such Borrowing Base Certificate.

          "Borrowing Base Certificate" shall mean a certificate of the chief financial or accounting officer of the Company, in substantially the form of Exhibit B and appropriately completed.

          "Business Day" shall mean any day on which (a) commercial banks are not authorized or required to close in New
York City, New York or Los Angeles, California, and (b) CITBC is not closed for business.

          "Capital Expenditures" shall mean, for any period, expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made during such period by the Company to acquire or to construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs in the ordinary course), computed in accordance with GAAP.

          "Capital Lease Obligations" shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount of such obligation, determined in accordance with GAAP (including such Statement
No. 13).

          "Cash Flow" shall mean, for any period, the sum, for the Company (determined without duplication in accordance with GAAP), of the following: (a) Operating Cash Flow minus (b) the sum of (i) taxes paid in cash during such period plus
(ii) Capital Expenditures made in cash (and not financed with the proceeds of borrowings) during such period.

          "Casualty Event" shall mean, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds (including proceeds of business interruption insurance), or proceeds of a condemnation award or other compensation.

          "Chapter 11 Case" shall mean that certain case pending before the Bankruptcy Court under Chapter 11 of the Bankruptcy
Code identified as Case No. 94-1082 (HSB).

          "CITBC" shall mean The CIT Group/Business Credit, Inc., a New York corporation.

          "CITBC Share" shall mean, at any time of determination,
(a) a fraction (expressed as a percentage) the numerator of which shall be the outstanding principal amount of Loans and Letter of Credit Liabilities then held by CITBC for its own account and the denominator of which shall be the outstanding principal amount of Loans (excluding the Tranche C Term Loan) and Letter of Credit Liabilities then held by or for the account of all of the Lenders or (b) if no such Loans shall then be outstanding, the Revolving Credit Commitment Percentage of CITBC at such time.

          "Class" shall have the meaning assigned to that term in
Section 1.03.

          "Co-Agent" shall have the meaning assigned to that term in the introductory paragraph to this Agreement.

          "Code" shall mean the Internal Revenue Code of 1986.

          "Collateral Account" shall have the meaning assigned to that term in Section 3.01 of the Security Agreement.

          "Commitments" shall mean the Revolving Credit
Commitments and the Term Loan Commitments.

          "Company" shall have the meaning assigned to that term in the introductory paragraph of this Agreement.

          "Confirmation Order" shall mean a final and nonappealable order of the Bankruptcy Court entered on the docket of the Clerk of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code.

          "Debt Service" shall mean, for any period, the sum, for the Company (determined without duplication in accordance with GAAP), of the following: (a) all payments of principal of Indebtedness scheduled to be made during such period (before giving effect to the application of prepayments of Term Loans made pursuant to Section 2.09 during such period) plus (b) all Interest Expense for such period.

          "Default" shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

          "Disclosure Statement" shall mean that certain Disclosure Statement dated September 2, 1994 filed in the Chapter 11 Case, as supplemented by a Supplement to Disclosure Statement dated October 28, 1994 filed in the Chapter 11 Case (without regard to any amendments, modifications or supplements made without the consent of the Lenders after October 28, 1994).

          "Disposition" shall mean any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) by the Company to any Person excluding any sale, assignment, transfer or other disposition of any Property sold or disposed of in the ordinary course of business and on ordinary business terms.

          "Dividend Payment" shall mean dividends (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Company or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as "phantom stock" payments, where the amount is calculated with reference to the fair market or equity value of the Company), but excluding dividends payable solely in shares of common stock of the Company.

          "Dollars" and "$" shall mean lawful money of the United
States of America.

          "Effective Date" shall mean the date upon which the initial extension of credit under this Agreement is made.

          "Eligible Inventory" shall mean, as at any date, the sum of the following (determined without duplication): all Inventory (a) that is owned by (and in the possession or under the control of) the Company as at such date, (b) that is located in a jurisdiction in the United States of America, (c) as to which (i) appropriate Uniform Commercial Code financing statements have been filed naming the Company as "debtor" and the Administrative Agent as "secured party" and (ii) the Administrative Agent (for the benefit of the Lenders, the Administrative Agent and the Co-Agent) has a first priority Lien,
(d) that is in good condition, (e) that meets all standards imposed by any Governmental Person having regulatory authority over such Inventory, its use or sale and (f) that is either currently usable or currently saleable in the normal course of the Company's business without any notice to, or consent of, any Governmental Person; provided that: (x) in no event shall any of the following be "Eligible Inventory": (i) Inventory that is perishable or that has exceeded its shelf life or otherwise been held by the Company as inventory for more than 300 days;
(ii) Inventory to be returned to the Company's suppliers;
(iii) Inventory in transit to or from third parties (other than warehouses owned by third parties at which the Company stores a portion of its Inventory from time to time, provided that the Administrative Agent shall have received acknowledgements from each such warehouse consenting to the security interest of the Administrative Agent for the benefit of the Lenders, the Administrative Agent and the Co-Agent and any related original negotiable warehouseman's receipts duly endorsed by the Company to the order of the Administrative Agent); (iv) supplies used in the ordinary course of the Company's business; or (v) shrinkage; and (y) the Administrative Agent may at any time exclude from Eligible Inventory any type of Inventory that the Administrative Agent (in its reasonable business judgment) determines to be unmarketable or otherwise ineligible for any reason. In addition, Eligible Inventory shall be reduced by the amount of reserves required by the Administrative Agent (in its reasonable judgment as set forth below) for (A) special order Inventory,
(B) market value declines (to the extent the Inventory's value is below its cost), (C) bill and hold (deferred shipment or consignment sales), (D) markdowns (to the extent the Inventory's value is below its cost), (E) Inventory that is not located at the Company's retail store locations or its warehouses (or warehouses referred to in clause (iii) above) or in transit between such stores or warehouses, (F) demonstration items (to the extent the Inventory's value is below its cost) and (G) Inventory held for rent. The amount of such reserves shall be determined solely by the Administrative Agent in its reasonable business judgment using standards, consistently applied by the Administrative Agent. Such standards shall take into consideration amounts representing, historically, the Company's reserves, discounts, returns, claims, credits and allowances.

          "Eligible Receivables" shall mean, as at any date, the aggregate amount of all Receivables at such date payable to the Company other than the following (determined without duplication):

          (a)  any Receivable not payable in Dollars,

          (b) any Receivable that, at the date of issuance of the original invoice for the related Inventory, was payable more than 60 days after shipment of such Inventory,

          (c) any Receivable due from an Affiliate of the Company,

          (d) any Receivable due from an account debtor whose principal place of business is located outside of the United
States of America,

          (e) any Receivable due from an account debtor that the Administrative Agent has notified the Company does not have a satisfactory credit standing (as determined in the sole discretion of the Administrative Agent),

          (f)  any Receivable that is more than 90 days past due,

          (g) all Receivables of any account debtor if more than 25% of the aggregate amount of the Receivables due from such account debtor shall at the time be more than 30 days past due,

          (h) all Receivables due from any account debtor if the Receivables due from such account debtor and its Affiliates at the time exceed 15% of all Receivables then payable to the Company,

          (i) any Receivable as to which there is any unresolved dispute with the respective account debtor (but only to the extent of the amount so in dispute),

          (j) any Receivable due from an account debtor to whom the Company is or may become liable for goods sold or services rendered by such account debtor to the Company (but only to the extent of the amount of the liability to such account debtor),

          (k) any Receivable representing an obligation for goods sold on consignment, approval or a sale-or-return basis or subject to any other repurchase or return arrangement,

          (l)  any Receivable as to which the Administrative
Agent determines that it has insufficient information to determine eligibility, and

          (m) any Receivable that the Administrative Agent may otherwise determine (in its reasonable business judgment) from time to time to be uncollectible or otherwise ineligible for any reason.

          "Environmental Claim" shall mean, with respect to any Person, any written or oral notice, claim, demand or other communication (collectively, a "claim") by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such Person, or
(b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include any claim by any Governmental Person for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to human or animal health or safety or to the environment.

          "Environmental Laws" shall mean any and all present and future Governmental Rules relating to the regulation or protection of human or animal health or safety or of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes (including Hazardous Materials) into the indoor or outdoor environment, including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes. The term "Environmental Law" shall include the terms and conditions of any Governmental Approval issued under any Environmental Law or with respect to any Hazardous Material.

          "Equity Issuance" shall mean (a) any issuance or sale by the Company after the Effective Date of (i) any capital stock (other than capital stock issued on customary terms to directors, officers or employees of the Company), (ii) any warrants or options exercisable in respect of capital stock (other than any warrants or options issued on customary terms to directors, officers or employees of the Company and any capital stock of the Company issued upon the exercise of such warrants or options) or
(iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the issuing or selling Person or (b) the receipt by the Company after the Effective Date of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution).

          "Equity Rights" shall mean, with respect to any Person, any outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974.

          "ERISA Affiliate" shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which the Company is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and
Section 412(c)(11) of the Code and the lien created under
Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which the Company is a member.

          "Event of Default" shall have the meaning assigned to that term in Section 9.

          "Excess Cash Flow" shall mean, for any period, the excess of (i) the sum of (A) Cash Flow for such period plus
(B) any decrease in the amount of the Company's investment in forward buy Inventory over such period (determined by reference to the first and last days of such period) minus (C) any increase in the amount of the Company's investment in forward buy Inventory over such period (determined by reference to the first and last days of such period) over (ii) the sum of the aggregate amount of (A) Debt Service for such period plus (B) payments made by the Company during such period pursuant to leases of retail store locations that are no longer being operated by the Company.

          "Existing Interest Rate Protection Agreement" shall mean that certain Interest Rate Protection Agreement dated January 27, 1989 (as amended March 8, 1989, and November 3, 1994 and the Effective Date) between the Company and Bank of America.

          "Existing Letters of Credit" shall mean the letters of credit identified on Schedule III.

          "Existing Senior Credit Agreement" shall mean the
Credit Agreement referred to in numbered paragraph 1 of Part A of
Schedule I.

          "Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to Chemical Bank on such Business Day on such transactions as determined by the Administrative Agent.

          "Fixed Charges Ratio" shall mean, as at any date and for any period, the ratio of (a) Cash Flow for such period to
(b) Debt Service for such period.

          "Funded Debt" shall mean, at any time, the aggregate unpaid principal amount of Indebtedness of the Company
(determined without duplication in accordance with GAAP) outstanding at such time.

          "Funded Debt to Operating Cash Flow Ratio" shall mean, as at any date and for any period, the ratio of (a) Funded Debt at such date to (b) Operating Cash Flow for such period.

          "GAAP" shall mean accounting principles set forth as generally accepted in currently effective opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and in statements of the Financial Accounting Standards Board, together with interpretive rulings and bulletins issued in connection therewith, as in effect from time to time but applied on a consistent basis with those principles used in the preparation of the financial statements referred to in Section 7.02.

          "GEI" shall mean Green Equity Investors, L.P., a
Delaware limited partnership.

          "Governmental Approvals" shall mean any authorization, consent, approval, license, lease, ruling, permit, waiver, exemption, filing, registration or notice by or with any Governmental Person.

          "Governmental Person" shall mean any national (Federal or foreign), state or local government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, agency, body or entity, including the PBGC, Federal Deposit Insurance Corporation, the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, any central bank or any comparable authority.

          "Governmental Rules" shall mean any law, rule, regulation, ordinance, order, code, judgment, decree, directive, guideline, policy, or any similar form of decision of, or any interpretation or administration of any of the foregoing by, any Governmental Person.

          "Guarantee" shall mean a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or to become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor's obligations or an agreement to assure a creditor against loss, including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as verbs shall have correlative meanings.

          "Hazardous Material" shall mean, collectively, (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could reasonably be expected to become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCB's),
(b) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "infectious wastes," "pollutants" or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which or use of which is now or hereafter prohibited, limited or regulated under any Environmental Law.

          "Indebtedness" shall mean, for any Person (without duplication): (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) obligations of others secured by a Lien on the Property of such Person, whether or not the respective obligations so secured have been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person and obligations of such Person in respect of Special Operating Leases; and (f) obligations of others Guaranteed by such Person.

          "Interest Expense" shall mean, for any period, the sum, for the Company (determined without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness accrued, added to principal or paid in kind during such period (whether or not actually paid during such period), net of interest income of the Company during such period, plus
(b) the net amounts payable (or minus the net amounts receivable) under Interest Rate Protection Agreements accrued during such period (whether or not actually paid or received during such period).

          "Interest Rate Protection Agreement" shall mean, for any Person, an interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more financial institutions, or (in connection with any such agreement or arrangement which is a master agreement providing for separate transactions to be entered into from time to time pursuant thereto) any such separate transaction. For purposes of this Agreement, the "credit exposure" at any time of any Person under an Interest Rate Protection Agreement to which such Person is a party shall be determined at such time in accordance with the customary methods of calculating credit exposure under similar arrangements by the counterparty to such arrangements (and, in the case of the Existing Interest Rate Protection Agreement, as determined monthly by Bank of America), taking into account potential interest rate movements and the respective termination provisions and notional principal amount and term of such Interest Rate Protection Agreement.

          "Inventory" shall have the meaning assigned to that term in the Security Agreement.

          "Investment" shall mean, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities (including Equity Rights) of any other Person or any agreement to make any such acquisition (including any "short sale" or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding
(i) any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business and (ii) advances to employees in the ordinary course of business); (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Interest Rate Protection Agreement.

          "Issuing Bank" shall mean Chemical Bank or The Dai-Ichi Kangyo Bank, Limited, as the case may be, as an issuer of Letters of Credit under Section 2.03 and, to the extent set forth in
Section 2.03(n), each Lender which has issued an Existing Letter of Credit.

          "Lenders" shall have the meaning assigned to that term in the introductory paragraph of this Agreement.

          "Letter of Credit" shall have the meaning assigned to such term in Section 2.03.

          "Letter of Credit Documents" shall mean, with respect to any Letter of Credit, collectively, any application for any Letter of Credit and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

          "Letter of Credit Interest" shall mean, for each Revolving Credit Lender, such Lender's participation interest in
(a) the Administrative Agent's liability with respect to Letters of Credit and (b) Existing Letters of Credit and such Lender's rights and interests in Reimbursement Obligations and fees, interest and other amounts payable in connection with Letters of Credit and Reimbursement Obligations.

          "Letter of Credit Liability" shall mean, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Company at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Revolving Credit Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the Administrative Agent's liability with respect to the Letters of Credit and its participation interest in Existing Letters of Credit under
Section 2.03.

          "Leverage Ratio" shall mean, at any time, the ratio of Total Liabilities to Net Worth of the Company at such time.

          "Lien" shall mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property or any agreement to give, or notice of, any of the foregoing. For purposes of this Agreement and the other Basic Documents, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

          "Loans" shall mean Revolving Credit Loans and Term
Loans.

          "Majority Lenders" shall mean, subject to the last paragraph of Section 11.04, Lenders having at least 61% (or 75% if the CITBC Share is greater than 40%) of the aggregate amount of the Commitments (excluding the Tranche C Term Loan Commitment) or, if such Commitments shall have terminated, Lenders holding at least 61% (or 75% if the CITBC Share is greater than 40%) of the sum of (a) the aggregate unpaid principal amount of the Loans (excluding the Tranche C Term Loan) plus (b) the aggregate amount of all Letter of Credit Liabilities.

          "Margin Stock" shall mean "margin stock" within the meaning of Regulations U and X.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the Property, business, operations, financial condition, prospects, liabilities or capitalization of the Company taken as a whole, (b) the ability of the Company to consummate the transactions contemplated by the Plan of Reorganization, (c) the ability of the Company to perform its obligations under any of the Basic Documents, (d) the validity or enforceability of any of the Basic Documents, (e) the rights, remedies, powers and privileges of the Lenders, the Co-Agent and the Administrative Agent under any of the Basic Documents or
(f) the timely payment of the Obligations.

          "Monthly Dates" shall mean the last day of each calendar month in each year, the first of which shall be the first such day after the Effective Date.

          "Mortgage" shall mean a Mortgage, Assignment of Rents and Fixture Filing, in substantially the form of Exhibit D, executed by the Company in favor of the Administrative Agent for the benefit of the Administrative Agent, the Co-Agent and the Lenders.

          "Multiemployer Plan" shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA.

          "Net Available Proceeds" shall mean:

          (a)  in the case of any Disposition, the amount of Net
Cash Payments received in connection with such Disposition;

          (b) in the case of any Casualty Event, the aggregate amount of proceeds of insurance, condemnation awards and other compensation received by the Company in respect of such Casualty Event net of (A) reasonable expenses incurred by the Company in connection with such Casualty Event and (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such Property and any income and transfer taxes payable or estimated to be payable by the Company in respect of such Casualty Event (but, in the case of estimated taxes, only to the extent that such taxes are in fact paid to the relevant Governmental Person within three months of the date of such Casualty Event or (solely with respect to Federal income taxes in respect of any Casualty Event occurring within one year after the Effective Date to the extent the Company is not required by law to make quarterly estimated Federal tax payments prior to the end of such one-year period) within one year after the Effective
Date) or other payments required by the terms of existing arrangements with landlords or mortgagees;

          (c) in the case of any Equity Issuance, the aggregate amount of all cash received by the Company in respect of such Equity Issuance net of reasonable expenses incurred by the Company in connection with such Equity Issuance; and

          (d) in the case of any incurrence of Indebtedness, the aggregate amount of all cash received by the Company in respect of such Indebtedness net of reasonable expenses incurred by the Company in connection with such Indebtedness.

          "Net Cash Payments" shall mean, with respect to any Disposition, the aggregate amount of all cash payments, and the fair market value of any noncash consideration, received by the Company directly or indirectly in connection with such Disposition; provided that (a) Net Cash Payments shall be net of
(i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Company in connection with such Disposition and (ii) any Federal, state and local income or other taxes estimated to be payable by the Company as a result of such Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant Governmental Person within three months of the date of such Disposition or (solely with respect to Federal income taxes in respect of any Disposition occurring within one year after the Effective Date to the extent the Company is not required by law to make quarterly estimated Federal tax payments prior to the end of such one-year period) within one year after the Effective
Date), and (b) Net Cash Payments shall be net of (i) any repayments by the Company of Indebtedness to the extent that
(A) such Indebtedness is secured by a Lien on the Property that is the subject of such Disposition and (B) the transferee of (or holder of a Lien on) such Property requires that such Indebtedness be repaid as a condition to the Disposition of such Property and (ii) other payments required by the terms of existing arrangements with landlords or mortgagees.

          "Net Worth" shall mean, as at any date for the Company, the excess of (a) Total Assets at such date over (b) the sum of
(i) Total Liabilities at such date plus (ii) the aggregate amount of preferred stock of the Company outstanding at such date (other than preferred stock as to which the payment of dividends are solely within the discretion of the Company).

          "Notes" shall mean the Revolving Credit Notes and the Term Notes.

          "Obligations" shall mean the principal of any Loan, Reimbursement Obligations, interest, fees and any other amount payable by the Company to any Lender, the Administrative Agent or the Co-Agent under any Basic Document (including, if the Company becomes a debtor in a case under the Bankruptcy Code, all such amounts which would accrue under the terms of any Basic Document whether or not such amounts constitute allowed claims in such bankruptcy).

          "Old Subordinated Debentures" shall have the meaning assigned to that term in the Disclosure Statement.

          "Operating Cash Flow" shall mean, for any period, the sum, for the Company (determined without duplication in accordance with GAAP), of the following: (a) operating income (calculated before Interest Expense, taxes, extraordinary and unusual items and income or loss attributable to equity in Affiliates) for such period plus (b) depreciation and amortization (to the extent deducted in determining operating income) for such period.

          "Other Pari Passu Obligations" shall mean, as at any date, the aggregate credit exposure of the Company at such date under the Existing Interest Rate Protection Agreement.

          "Patent and Trademark Assignments" shall mean the assignments, in substantially the form attached as Annexes 6 and 7 of the Security Agreement, executed by the Company in favor of the Administrative Agent for the benefit of the Administrative Agent, the Co-Agent and the Lenders.

          "PBGC" shall mean the Pension Benefit Guaranty
Corporation.

          "Permitted Investments" shall mean: (a) direct obligations of the United States of America, or of any of its agencies, or obligations guaranteed as to principal and interest by the United States of America, or of any of its agencies, in either case maturing not more than 90 days from the date of acquisition of such obligation; (b) certificates of deposit issued by any bank or trust company organized under the laws of the United States of America or any state and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than 90 days from the date of acquisition; and
(c) commercial paper rated A-1 or better or P-1 by Standard & Poor's Corporation or Moody's Investors Services, Inc., respectively, maturing not more than 90 days from the date of acquisition.

          "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or Governmental Person.

          "Plan" shall mean an employee benefit or other plan established or maintained by the Company or any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

          "Plan of Reorganization" shall mean that certain "First Amended Plan of Reorganization of Kash n' Karry Food Stores, Inc." dated December 12, 1994 (without regard to any amendments, modifications or supplements made without the consent of the Lenders after December 12, 1994).

          "Post-Default Rate" shall mean (a) in respect of the Loans, a rate per annum equal to 2.0% plus the Base Rate as in effect from time to time plus the Applicable Margin for such Loans as in effect from time to time and (b) in respect of all other Obligations, a rate per annum equal to 2.0% plus the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Credit Loans as in effect from time to time.

          "Prime Rate" shall mean the rate of interest from time to time announced by Chemical Bank, New York City, New York, as its prime rate. Such announced rate is not necessarily the lowest rate offered by Chemical Bank, and any extension of credit by Chemical Bank may be at rates above, below or at such announced rate.

          "Principal Office" shall mean the principal office of Chemical Bank, located on the Effective Date at 270 Park Avenue,
New York, New York 10017.

          "Principal Payment Dates" shall mean (a) the first
Business Day following each Quarterly Date, commencing with the first such day after the Effective Date, and (b) the Termination
Date.

          "Property" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

          "Quarterly Dates" shall mean the Sunday closest to the last day of January, April, July and October in each year, the first of which shall be the first such day after the Effective
Date.

          "Receivables" shall mean all "Accounts" (as such term is defined in the Security Agreement) of the Company and rights of the Company to the payment of money from or in respect of (a) manufacturers on account of coupons issued by such manufacturers and honored by the Company, (b) insurance companies and third party health care providers in respect of reimbursements for prescription drugs sold by the Company and (c) open accounts with customers arising from the sale of Inventory.

          "Regulations A, D, U and X" shall mean, respectively,
Regulations A, D, U and X of the Board of Governors of the
Federal Reserve System.

          "Regulatory Change" shall mean, with respect to any Lender (or its Applicable Lending Office), the occurrence after the Effective Date of any of the following events: (a) the adoption of any applicable Governmental Rule, (b) any change in any applicable Governmental Rule or in the interpretation or administration of any Governmental Rule by any Governmental Person charged with its interpretation or administration or (c) the adoption or making of any interpretation, directive, guideline, policy or request applying to a class of banks including such Lender of or under any Governmental Rule or in the interpretation or administration of any Governmental Rule (whether or not having the force of law and whether or not failure to comply would be unlawful) by any Governmental Person charged with its interpretation or administration.

          "Reimbursement Obligations" shall mean, at any time, the obligations of the Company then outstanding, or which may thereafter arise in respect of all Letters of Credit then outstanding, to reimburse amounts paid by (or debited from the Administrative Agent's account by) an Issuing Bank or the Administrative Agent in respect of any drawings under a Letter of Credit.

          "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

          "Retained Cash" shall mean coin and currency for the Company to conduct business in the ordinary course of its operations and consistent with past business practices of the Company.

          "Revolving Credit Commitment" shall mean, for each Revolving Credit Lender, the obligation of such Lender to make Revolving Credit Loans in an aggregate amount at any one time outstanding up to but not exceeding the amount set opposite the name of such Lender on Annex 1 (as the same may be reduced from time to time pursuant to Section 2.04). The original aggregate principal amount of the Revolving Credit Commitments is $50,000,000.

          "Revolving Credit Commitment Percentage" shall mean, with respect to any Revolving Credit Lender, the ratio of (a) the amount of the Revolving Credit Commitment of such Lender to
(b) the aggregate amount of the Revolving Credit Commitments of all of the Lenders.

          "Revolving Credit Lenders" shall mean (a) on the Effective Date, the Lenders having Revolving Credit Commitments as specified on Annex 1 and (b) thereafter, the Lenders from time to time holding Revolving Credit Loans and Revolving Credit Commitments after giving effect to any assignments permitted by
Section 11.06.

          "Revolving Credit Loans" shall mean the loans provided for by Section 2.01(a).

          "Revolving Credit Notes" shall mean the promissory notes provided for by Section 2.08(a).

          "Securities Purchase Agreement" shall mean the Securities Purchase Agreement dated as of December 29, 1994 between the Company and GEI.

          "Security Agreement" shall mean a Security Agreement, in substantially the form of Exhibit C, executed by the Company in favor of the Administrative Agent for the benefit of the Administrative Agent, the Co-Agent and the Lenders.

          "Security Documents" shall mean, collectively, the Security Agreement, the Mortgage, the Patent and Trademark Assignments, the Blocked Account Agreement, all Uniform Commercial Code financing statements and all other filings or recordings with any Governmental Person required by this Agreement, the Security Agreement or the Mortgage to be filed or recorded with respect to each of the security interests in personal Property and fixtures created pursuant to the Security Agreement and the Mortgage.

          "Senior Notes" shall mean the Indebtedness of the Company in respect of the Senior Floating Rate Notes of the Company due February 1, 2003 and the 11.5% Senior Fixed Rate Notes of the Company due February 1, 2003, in each case issued pursuant to the Senior Note Documents.

          "Senior Note Documents" shall mean the (a) the Indenture dated as of December 29, 1994 between the Company and Shawmut Bank Connecticut, N.A., as Trustee, relating to the 11.5% Senior Fixed Rate Notes of the Company due 2003 and (b) the Indenture dated as of December 29, 1994 between the Company and IBJ Schroder Bank & Trust Company, as Trustee, relating to the Senior Floating Rate Notes of the Company due 2003.

          "Special Collateral Account" shall have the meaning assigned to that term in Section 4.01(f).

          "Special Operating Lease" shall mean, for any Person, each arrangement, however described, under which such Person accounts for its interest in the Property covered thereby under GAAP as lessee of a lease which is not a capital lease and accounts for its interest in such Property for Federal income tax purposes as the owner. The amount of the obligations of such Person under any Special Operating Lease at any time of determination shall be the amount of such Person's liability in respect of such Special Operating Lease that would be required to be capitalized on the balance sheet of such Person at such time if such lease were required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP.

          "Subsidiary" shall mean, for any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

          "Termination Date" shall mean the third anniversary of the Effective Date.

          "Term Loan Commitment" shall mean, for each Term Loan
Lender, the Tranche A Term Loan Commitment, the Tranche B Term
Loan Commitment and the Tranche C Term Loan Commitment (if any) of such Lender.

          "Term Loan Lenders" shall mean (a) on the Effective Date, the Lenders having Term Loan Commitments as specified on Annex 1 and (b) thereafter, the Lenders from time to time holding Term Loans after giving effect to any assignments permitted by
Section 11.06.

          "Term Loan Notes" shall mean the promissory notes provided for by Sections 2.08(b), 2.08(c) and 2.08(d).

          "Term Loans" shall mean the Tranche A Term Loan, the
Tranche B Term Loan and the Tranche C Term Loan.

          "Total Assets" shall mean, as at any date for the Company (determined in accordance with GAAP), all assets which should be classified as assets on a balance sheet of the Company at such date.

          "Total Liabilities" shall mean, as at any date, the sum, for the Company (determined without duplication in accordance with GAAP), of the following: (a) all Indebtedness of the Company at such date and (b) all other liabilities which should be classified as liabilities on a balance sheet of the Company at such date, including all reserves and all deferred taxes and other deferred items.

          "Tranche A Term Loan" shall mean, individually or collectively, the loans provided for by Section 2.01(b).

          "Tranche B Term Loan" shall mean, individually or collectively, the loans provided for by Section 2.01(c).

          "Tranche C Term Loan" shall mean, individually or collectively, the loans provided for by Section 2.01(d).

          "Tranche A Term Loan Commitment" shall mean, for each Term Loan Lender, the obligation of such Lender to make a single Tranche A Term Loan in the amount set opposite the name of such Lender on Annex 1 under the caption "Tranche A Term Loan Commitment." The original aggregate principal amount of the Tranche A Term Loan Commitments is $0.

          "Tranche B Term Loan Commitment" shall mean, for each Term Loan Lender, the obligation of such Lender to make a single Tranche B Term Loan in the amount set opposite the name of such Lender on Annex 1 under the caption "Tranche B Term Loan Commitment." The original aggregate principal amount of the Tranche B Term Loan Commitments is $34,048,871.42.

          "Tranche C Term Loan Commitment" shall mean the obligation of Bank of America to make a single Tranche C Term Loan in the amount set opposite its name on Annex 1 under the caption "Tranche C Term Loan Commitment." The original principal amount of the Tranche C Term Loan Commitment is $951,128.58.

          "Working Capital" shall mean, as at any date for the Company, the excess of current assets of the Company at such date over current liabilities of the company at such date. For purposes of this Agreement, the terms "current assets" and "current liabilities" shall have the respective meanings assigned to them by GAAP, provided that in any event there shall be excluded from current liabilities the current portion of all Indebtedness under the Basic Documents to the extent exceeding $7,000,000.

          1.02  Accounting Terms and Determinations.

          (a) Except as otherwise expressly provided in this Agreement, all accounting terms used in this Agreement shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent, the Co-Agent or the Lenders under this Agreement shall be prepared, in accordance with GAAP in effect from time to time; provided that the covenants set forth in Sections 8.07, 8.09, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, the
determination of Excess Cash Flow and related definitions, certificates and accounting terms shall be determined, prepared and interpreted, as the case may be, in accordance with GAAP in effect on the date of the financial statements of the Company referred to in Section 7.02.

          (b) To enable the ready and consistent determination of compliance with the covenants set forth in Section 8, the Company will not change the last day of its fiscal year from the Sunday closest to the last day of July of each year, or the last days of the first three fiscal quarters in each of its fiscal years from the Sunday closest to the last day of October, January and April of each year, respectively.

          1.03 Classes of Loans. Loans are distinguished by "Class." The "Class" of a Loan (or of a Commitment to make a Loan) refers to whether such Loan is a Revolving Credit Loan, a Tranche A Term Loan, a Tranche B Term Loan or a Tranche C Term Loan, each of which constitutes a Class.

          1.04 Interpretation. In this Agreement, unless otherwise indicated, the singular includes the plural and plural the singular; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement); and references to Persons include their respective permitted successors and assigns and, in the case of Governmental Persons, Persons succeeding to their respective functions and capacities.


          Section 2.  Commitments, Loans, Notes and Prepayments.

          2.01  Loans.

          (a) Revolving Credit Loans. Each Revolving Credit Lender severally agrees, on the terms and conditions of this Agreement, to make loans to the Company in Dollars during the period from and including the Effective Date to but not including the Termination Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of the Revolving Credit Commitment of such Lender as in effect from time to time, provided that in no event shall the aggregate principal amount of all Revolving Credit Loans outstanding, together with the aggregate amount of all Letter of Credit Liabilities outstanding, exceed the aggregate amount of the Revolving Credit Commitments as in effect from time to time. Subject to the terms and conditions of this Agreement, during such period the Company may borrow, repay and reborrow the amount of the Revolving Credit Commitments.

          (b) Tranche A Term Loan. Each Term Loan Lender severally agrees, on the terms and conditions of this Agreement, to make a single term loan to the Company in Dollars on the Effective Date in an aggregate amount up to but not exceeding the amount of the Tranche A Term Loan Commitment of such Lender.

          (c) Tranche B Term Loan. Each Term Loan Lender severally agrees, on the terms and conditions of this Agreement, to make a single term loan to the Company in Dollars on the Effective Date in an aggregate amount up to but not exceeding the amount of the Tranche B Term Loan Commitment of such Lender.

          (d) Tranche C Term Loan. Bank of America agrees, on the terms and conditions of this Agreement, to make a single term loan to the Company in Dollars on the Effective Date in an aggregate amount up to but not exceeding the Tranche C Term Loan
Commitment of Bank of America.

          2.02  Borrowings of Loans.

          (a) The Company shall give the Administrative Agent notice of each borrowing of Loans as provided in Section 4.05.

          (b) Subject to the terms and conditions of this Agreement, not later than 10:00 a.m. Los Angeles time on the date specified for each borrowing of Loans or, if the Administrative Agent in its sole and absolute discretion requests funds from the Revolving Credit Lenders to fund the borrowing, after receipt of funds relating thereto from the Revolving Credit Lenders (but not later than 1:00 p.m. Los Angeles time on such date), the Administrative Agent shall make available to the Company the amount of such borrowing by transferring the same, in immediately available funds, to an account of the Company maintained with Chemical Bank at the Principal Office as designated by the Company.

          (c) Unless and until otherwise directed in writing by the Majority Lenders (or, if the CITBC Share is greater than 40%, each Lender other than CITBC), the Administrative Agent in its sole and absolute discretion may make Revolving Credit Loans requested by the Company or assist in the issuance of Letters of Credit pursuant to Section 2.03 (each, a "Discretionary Extension"), in excess of the Borrowing Base or at a time when one or more of the other conditions set forth in Section 6.02 have not been satisfied (including at a time when a Default has occurred and is continuing); provided that, unless the Majority Lenders (or, if the CITBC Share is greater than 40%, each Lender other than CITBC) shall have otherwise consented in writing, the Administrative Agent agrees with the Lenders that it will not make on any date any Discretionary Extension if such Discretionary Extension would result in the principal amount of the Revolving Credit Loans and Letter of Credit Liabilities outstanding on such date (after giving effect thereto) exceeding the Borrowing Base by more than $5,000,000, nor will it make any such Discretionary Extension during any period commencing upon the occurrence of an Event of Default and ending on the date on which such Event of Default shall no longer be continuing (each such period, a "Default Period") if, in the case of any Event of Default other than one caused by the failure to make mandatory prepayments under Section 2.10(a), (i) such Discretionary Extension would result in the principal amount of the Revolving Credit Loans and Letter of Credit Liabilities outstanding on the date such Discretionary Extension is made (after giving effect thereto) exceeding by more than $5,000,000 the principal amount of the Revolving Credit Loans and Letter of Credit Liabilities outstanding at the end of the day immediately preceding the first day of the Default Period or (ii) such Discretionary Extension would occur more than thirty (30) days after commencement of such Default Period and the Administrative Agent has actual knowledge of such Event of Default. Any such discretionary Revolving Credit Loans shall be due on demand, and the making of any such discretionary Revolving Credit Loans and the Administrative Agent's assistance in the issuance of any such Letters of Credit at any time shall not be deemed to constitute a waiver of any condition applicable to any future borrowing or other extension of credit nor a waiver of any Default, and the Administrative Agent, the Co-Agent and the Lenders reserve all of their rights with respect thereto.

          (d) The Administrative Agent shall from time to time, but no less frequently than weekly, notify each Lender of the date such Lender is to fund its Revolving Credit Loans and the amount to be made available by it. At the discretion of the Administrative Agent, the amount to be made available by a Lender on any date may be netted against any amount owing to such Lender and otherwise payable by the Administrative Agent on account of payments received by it from the Company on such date. The amount to be made available by each Lender on any date shall be made available by it on such date to the Administrative Agent, at account number 144054227 maintained by the Administrative Agent with Chemical Bank at the Principal Office, in immediately available funds (not later than 1:00 p.m. Los Angeles time on any day in the case of fundings required pursuant to Section 2.02(b) of which the Lenders have received notice not later than 10:00 a.m. Los Angeles time on such day). Except to the extent the Administrative Agent shall have made Revolving Credit Loans or other extensions of credit under this Agreement available to the Company after the Majority Lenders (or, if the CITBC Share is greater than 40%, each Lender other than CITBC) shall have instructed the Administrative Agent in writing not to make such Loans or other extensions of credit available because the conditions set forth in Section 6.02 have not been satisfied or because a Default then exists and is continuing or otherwise in contravention of Section 2.02(c), the obligation of each Revolving Credit Lender to fund its Revolving Credit Loans on the date specified by the Administrative Agent (even if made available by the Administrative Agent to the Company prior to requiring the funding by such Lender) or to participate in such Letters of Credit pursuant to Section 2.03 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuation of a Default or a Material Adverse Effect, whether the same shall occur before or after the Administrative Agent shall have made the Revolving Credit Loans available to the Company, (iii) the financial condition or prospects of the Company, (iv) the failure of any other Revolving Credit Lender to make its Revolving Credit Loans available to the Administrative Agent, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

          2.03 Letters of Credit. On the terms and subject to the conditions of this Agreement, the Revolving Credit Commitments may be utilized, in addition to the Revolving Credit Loans provided for by Section 2.01(a), by the Company requesting the issuance by one of the Issuing Banks of letters of credit (collectively, "Letters of Credit") for the account of the Company, provided that in no event shall (i) the aggregate amount of all Letter of Credit Liabilities, together with the aggregate principal amount of the Revolving Credit Loans, exceed the aggregate amount of the Revolving Credit Commitments as in effect from time to time, (ii) the outstanding aggregate amount of all Letter of Credit Liabilities exceed $25,000,000 or (iii) the expiration date of any Letter of Credit extend beyond the earlier of fifteen (15) days prior to the Termination Date (or such earlier date on which the Revolving Credit Commitment shall terminate) and the date one year following the issuance of such Letter of Credit. The Administrative Agent shall assist in the issuance of each Letter of Credit (whether by co-signing an application therefor, guaranteeing the Company's obligations with respect thereto or otherwise). The following additional provisions shall apply to Letters of Credit:

          (a) The Company shall give the Administrative Agent at least five Business Days' irrevocable prior notice (effective upon receipt) specifying the Business Day (which shall be no later than 30 days preceding the Termination Date or such earlier date on which the Revolving Credit Commitment shall terminate) each Letter of Credit is to be issued and describing in reasonable detail the proposed terms of such Letter of Credit (including its beneficiary) and the nature of the transactions or obligations proposed to be supported (including whether such Letter of Credit is to be a commercial letter of credit or a standby letter of credit); provided that, no Letter of Credit shall be issued except for the purpose of supporting (i) workers' compensation obligations of the Company, (ii) the purchase and importation of Inventory of the Company (iii) other obligations of the Company of the type supported by the Existing Letters of Credit or (iv) other obligations of the Company approved in writing by the Administrative Agent. Upon receipt of any such notice for a Letter of Credit and satisfaction of the provisions of the foregoing proviso, the Administrative Agent shall advise one of the Issuing Banks of the contents thereof and assist the Company in obtaining the issuance of such Letter of Credit. The Administrative Agent shall periodically (but no less frequently than weekly) notify the Lenders of the issuance of and payments under Letters of Credit.

          (b) On each day during the period commencing with the issuance by an Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been terminated or, if drawn upon, until the resulting Reimbursement Obligations have been reimbursed in full by the Company (whether by a borrowing under this Agreement or otherwise), the Revolving Credit Commitment of each Revolving Credit Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Lender's Revolving Credit Commitment Percentage of the then Letter of Credit Liabilities associated with such Letter of Credit. Each Revolving Credit Lender agrees that, upon the issuance in accordance with this Agreement of any Letter of Credit it shall automatically acquire a participation in the Administrative Agent's (or, in the case of any Existing Letter of Credit issued by a Lender, such issuing Lender's) liability with respect to such Letter of Credit in an amount equal to such Lender's Revolving Credit Commitment Percentage of such liability, and each Revolving Credit Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Administrative Agent (or, in the case of an Existing Letter of Credit issued by a Lender, such issuing Lender) to pay and discharge when due, its Revolving Credit Commitment Percentage of the Administrative Agent's (or, in the case of any Existing Letter of Credit issued by a Lender, such issuing Lender's) liability with respect to such Letter of Credit.

          (c) Upon receipt by the Administrative Agent from an Issuing Bank of notice that such Issuing Bank has made a payment or received any demand for payment under a Letter of Credit, or upon receipt by the Administrative Agent from an Issuing Bank that such Issuing Bank has debited the Administrative Agent's account with such Issuing Bank in respect of the payment by it of a drawing under a Letter of Credit issued by it, the Administrative Agent shall promptly notify the Company of the amount paid or to be paid by such Issuing Bank as a result of such demand or payment, or the amount debited from the Administrative Agent's account in respect of such payment, and the date on which such payment or debit was or is to be made in respect of such Letter of Credit. Notwithstanding the identity of the account party of any Letter of Credit, the Company hereby unconditionally agrees to pay and reimburse the Administrative Agent for the account of such Issuing Bank for the amount of each payment or demand for payment under such Letter of Credit, or for the account of the Administrative Agent for the amount of each such debit to the Administrative Agent's account in respect of such Letter of Credit, at or prior to the date on which payment was or is to be made by such Issuing Bank to the beneficiary under such Letter of Credit or on which any such debit is made to the Administrative Agent's account, as the case may be, without presentment, demand, protest or other formalities of any kind.

          (d) Forthwith upon its receipt of a notice referred to in clause (c) of this Section 2.03, the Company shall advise the Administrative Agent whether or not the Company intends to borrow under Section 2.01 to finance its obligation to reimburse an Issuing Bank for the amount of the related payment or demand for payment, or to reimburse the Administrative Agent for the amount debited from its account with an Issuing Bank in respect of any drawing under a Letter of Credit, and, if it does, submit a notice of such borrowing as provided in Section 4.05. In the event that the Company fails to so advise the Administrative Agent, or if the Company fails to reimburse an Issuing Bank for a demand for payment under a Letter of Credit, or fails to reimburse the Administrative Agent for the amount debited from its account with an Issuing Bank in respect of a drawing under a Letter of Credit, by the date of such payment or debit, as the case may be, the Administrative Agent shall have the right (in its sole discretion) to make a Revolving Credit Loan pursuant and subject to Section 2.02(c) in order to effect any such reimbursement or, if it shall not make such a Loan for any reason, the Administrative Agent shall give each Revolving Credit Lender prompt notice of the amount of the demand for payment or the amount of the debit, as the case may be, specifying such Lender's Revolving Credit Commitment Percentage of the amount of the related demand for payment or debit, as the case may be.

          (e) Each Revolving Credit Lender shall pay to the Administrative Agent at the Principal Office in Dollars and in immediately available funds, the amount of such Lender's Revolving Credit Commitment Percentage of any payment under a Letter of Credit or any debit of the Administrative Agent's account with an Issuing Bank in respect of a drawing under a Letter of Credit, as the case may be, upon notice by the Administrative Agent to such Revolving Credit Lender requesting such payment and specifying such amount as provided in clause (d) of this Section 2.03. Each such Revolving Credit Lender's obligation to make such payments to the Administrative Agent under this clause (e) shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including
(i) the failure of any other Revolving Credit Lender to make its payment under this clause (e), the financial condition of the Company (or any other account party), the existence of any Default or (ii) the termination of the Commitments. Each such payment to the Administrative Agent shall be made without any offset, abatement, withholding or reduction whatsoever.

          (f) Upon the making of each payment by a Revolving Credit Lender to the Administrative Agent pursuant to clause (e) above in respect of any Letter of Credit, such Lender shall, automatically and without any further action on the part of the Administrative Agent, the Issuing Bank with respect to such Letter of Credit or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation in respect of such Letter of Credit and under any applicable Letter of Credit Documents relating to such Letter of Credit and (ii) a participation in a percentage equal to such Lender's Revolving Credit Commitment Percentage in any interest or other amounts payable under such Letter of Credit Documents and the other Basic Documents in respect of such Reimbursement Obligation (other than the commissions, charges, costs and expenses payable to such Issuing Bank).

          (g) The Company shall pay to the Administrative Agent for its account in respect of each Letter of Credit a letter of credit fee in an amount equal to 1-1/2% per annum of the daily average undrawn face amount of such Letter of Credit for the period from and including the date of issuance of such Letter of Credit to and including the date such Letter of Credit is drawn in full, expires or is terminated (such fee to be nonrefundable, to be paid in arrears on each Monthly Date and on the Termination Date and to be calculated, for any day, after giving effect to any payments made under such Letter of Credit on such day). The Administrative Agent shall pay to each Revolving Credit Lender, from time to time at reasonable intervals (but in any event at least monthly), but only to the extent actually received from the Company, an amount equal to such Lender's Revolving Credit Commitment Percentage of all such fees in respect of each Letter of Credit (including any such fee in respect of any period of any renewal or extension of such Letter of Credit). In addition, the Company shall pay to the Administrative Agent for the account of each Issuing Bank with respect to a Letter of Credit all commissions, charges, costs and expenses in the amounts customarily charged by such Issuing Bank from time to time in like circumstances with respect to the issuance of such Letter of Credit and drawings and other transactions relating thereto.

          (h) The issuance of each Letter of Credit, and the obligation of the Administrative Agent to provide the assistance in its issuance herein described, shall be subject, in addition to the conditions precedent set forth in Section 6, to the conditions precedent that (i) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be satisfactory to the Issuing Bank with respect to such Letter of Credit and the Administrative Agent consistent with their respective then current practices and procedures with respect to letters of credit of the same type and (ii) the Company shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as such Issuing Bank shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type.

          (i) To the extent that any Revolving Credit Lender fails to pay any amount required to be paid pursuant to clause (e) or (f) of this Section 2.03 when due, such Lender shall pay interest to the Administrative Agent on such amount from and including such due date to but excluding the date such payment is made (i) during the period from and including such due date to but excluding the date three Business Days thereafter, at a rate per annum equal to the Federal Funds Rate (as in effect from time to time) and (ii) thereafter, at a rate per annum equal to the Federal Funds Rate (as in effect from time to time) plus 2%.

          (j) The issuance of any modification or supplement to any Letter of Credit shall be subject to the same conditions applicable under this Section 2.03 to the issuance of new Letters of Credit.

          (k)  The obligations of the Company under this
Section 2.03 shall be unconditional and absolute and shall not be affected, modified or impaired, upon the happening at any time or from time to time of any event, including any of the following, whether or not with notice to or the consent of the Company:

               (i)  the compromise, settlement, release,
modification, amendment (whether material or otherwise) or termination of any or all of the obligations, conditions, covenants or agreements of any Person in respect of any of the Basic Documents;

                (ii)  the occurrence, or the failure by the
Administrative Agent, the Co-Agent, any Lender or any other Person to give notice to the Company of the occurrence, of any Default or any default under any of the other Basic Documents;

               (iii) the waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements of any Person contained in any of the Basic Documents;

                (iv) the extension of the time for performance of any other obligations, covenants or agreements of any Person under or arising out of any of the Basic Documents;

                 (v) the taking or the omission of any of the actions referred to in any of the Basic Documents;

                (vi) any failure, omission or delay on the part of the Administrative Agent, the Co-Agent, any Lender, the Company or the beneficiary of any Letter of Credit to enforce, assert or exercise any right, remedy, power or privilege conferred by this Agreement or any of the Basic Documents, or any other act or acts on the part of the Administrative Agent, the Co-Agent, any Lender, the Company or the beneficiary of any Letter of Credit;

                (vii) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of, the marshalling of assets and liabilities, conservatorship, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings which affect, the Company or any other party to any of the Basic Documents;

               (viii) any lack of validity or enforceability of this Agreement, any Letter of Credit or any other Basic Document, or any allegation of invalidity or unenforceability or any contest of such validity or enforceability;

                 (ix)  the existence of any claim, set-off,
defense or other right which the Company may have at any time against the Administrative Agent, the Co-Agent, any Lender or any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom the Lender or any such beneficiary or transferee may be acting), or any other Person, whether in connection with this Agreement or any of the other Basic Documents or any of the transactions contemplated by any Basic Document or any unrelated transaction;

                 (x)  any statement in any certificate or any
other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any such statement being untrue or inaccurate in any respect whatsoever;

                (xi) payment by an Issuing Bank under any Letter of Credit against presentation of a demand or certificate which does not comply with the terms of such Letter of Credit;

               (xii) the release or discharge by operation of law of the Company from the performance or observance or any obligation, covenant or agreement contained in any of the Basic
Documents; or

       any other circumstance or happening
whatsoever, whether or not similar to any of the foregoing; provided that nothing in this Section 2.03(k) shall preclude the assertion by the Company of a separate claim against an Issuing Bank for any damages which the Company proves were suffered directly by or as a result of the gross negligence or willful misconduct of such Issuing Bank in honoring or refusing to honor any drawing under any Letter of Credit.

          (l)  Without affecting the Company's liability under
Section 11.03, the Company agrees to indemnify each of the Issuing Banks, the Administrative Agent, the Co-Agent and the Revolving Credit Lenders and their respective affiliates, directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, damages or expenses incurred by any of them in connection with or by reason of any actual or threatened investigation, litigation or other proceeding (including, in respect of the Issuing Banks and the Administrative Agent, any such investigations, litigation or other proceeding between the Issuing Banks or the Administrative Agent and any Lender) relating to (a) the execution and delivery of any Letter of Credit; (b) the use of the proceeds of any drawing under any Letter of Credit; or (c) the transfer or substitution of, or payment or failure to pay under, any Letter of Credit, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, but excluding damages, losses, liabilities or expenses to the extent, but only to the extent, incurred by any such Person by reason of the willful misconduct or gross negligence of such Person in performing its respective obligations under any Letter of Credit or this Agreement, as the case may be. It shall not be a condition to any such indemnification that the Issuing Banks, the Administrative Agent, the Co-Agent or any Revolving Credit Lender shall be a party to any such investigations, litigation or other proceeding. Nothing in this Section 2.03 is intended to limit the Company's payment obligations under this Agreement.

          (m) The Company assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to the use of the Letter of Credit. None of the Administrative Agent, the Co-Agent, any Lender nor any of its affiliates, officers, directors, employees, attorneys or agents shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or for any acts or omissions of any beneficiary of any Letter of Credit in connection with such Letter of Credit;
(b) the validity, sufficiency or genuineness of documents presented to the Issuing Banks or the Administrative Agent, or of any endorsement on such documents, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Banks against presentation of documents which vary in immaterial respects from the terms of any Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit.

          (n) From and after the Effective Date, the Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement (including for purposes of determining Letter of Credit Liabilities, Reimbursement Obligations and usage of the Revolving Credit Commitment at any time and from time to time) as of the Effective Date and the Lenders that issued such Existing Letters of Credit shall be afforded all of the rights and protections, and shall be subject to all of the obligations, of an Issuing Bank under this Agreement solely with respect to such Existing Letters of Credit (and such Lenders shall be deemed to be the "Issuing Bank" under this Agreement with respect to such Existing Letters of Credit). Each Revolving Credit Lender shall participate in the Existing Letters of Credit on the same terms and conditions on which it participates in the Letters of Credit as set forth above in this Section 2.03.

          (o) The Company agrees either (i) to provide cover for all Letter of Credit Liabilities relating to any Existing Letter of Credit that have not expired or been terminated on or prior to the Termination Date by paying to the Administrative Agent, not later than 15 days prior to the Termination Date, immediately available funds in an amount equal to the then aggregate undrawn face amount of each such Existing Letter of Credit, which funds shall be held by the Administrative Agent in the Collateral Account (as collateral security in the first instance for such Letter of Credit Liabilities as set forth in the Security Agreement) until such time as such Existing Letters of Credit shall have been terminated and all of such Letter of Credit Liabilities paid in full or (ii) to cause the termination and surrender of any such Existing Letter of Credit not later than 15 days prior to the Termination Date.

          2.04  Changes of Commitments.

          (a)  The aggregate amount of the Revolving Credit
Commitments shall be automatically reduced to zero on the Termination Date.

          (b) The Company shall have the right at any time or from time to time (i) so long as no Revolving Credit Loans, Tranche A Term Loan, Tranche B Term Loan or Letter of Credit Liabilities are outstanding, to terminate the Revolving Credit Commitments and (ii) to reduce the aggregate unused amount of the Revolving Credit Commitments; provided that (x) the Company shall give notice of each such termination or reduction as provided in
Section 4.05 and (y) each partial reduction shall be in an aggregate amount at least equal to $1,000,000 or in any larger multiple of $100,000.

          (c) The Term Loan Commitments shall automatically terminate at the close of business on the Effective Date.

          (d) The Commitments of any Class once terminated or reduced may not be reinstated.

          2.05  Fees.

          (a) The Company shall pay to the Administrative Agent for the account of the Lenders a commitment fee on the daily average unused amount of the aggregate Revolving Credit Commitments of the Lenders for the period from and including the Effective Date to but not including the earlier of the date such Revolving Credit Commitments are terminated and the Termination Date, at a rate per annum equal to 1/2 of 1%. Accrued commitment fees shall be payable in arrears on each Monthly Date and on the earlier of the date such Commitments are terminated and the Termination Date, and shall be allocated to the Lenders as set forth in Section 4.02.

          (b) The Company shall pay to the Administrative Agent for the account of the Lenders a facility fee on the aggregate daily average outstanding amount of the Tranche B Term Loan for the period from and including the Effective Date to but not including the earlier of the date the Tranche B Term Loan is paid in full and the Termination Date, at a rate per annum equal to 1/4 of 1%. Accrued facility fees under this Section 2.05(b) shall be payable in arrears on each Quarterly Date and on the earlier of the date the Tranche B Term Loan is paid in full and the Termination Date, and shall be allocated to the Lenders as set forth in Section 4.02.

          (c) The Company shall pay to the Administrative Agent for the account of Bank of America a facility fee on the daily average outstanding amount of the Tranche C Term Loan for the period from and including the Effective Date to but not including the earlier of the date the Tranche C Term Loan is paid in full and the Termination Date, at a rate per annum equal to 1/4 of 1%. Such accrued facility fee under this Section 2.05(c) shall be payable in arrears on each Quarterly Date and on the earlier of the date the Tranche C Term Loan is paid in full and the Termination Date.

          (d) The Company shall pay to CITBC for its own account a non-refundable structuring fee equal to $530,000, payable on the Effective Date.

          (e) The Company shall pay to Bank of America for the account of the Lenders under the Existing Senior Credit Agreement in accordance with their Pro Rata Shares (as defined in the Existing Credit Agreement) a non-refundable structuring fee equal to $525,000, payable on the Effective Date.

          (f) The Company shall pay to the Administrative Agent and the Co-Agent the agency fees provided for in Section 10.09.

          2.06 Lending Offices. The Loans made by each Lender shall be made and maintained at such Lender's Applicable Lending
Office.

          2.07 Several Obligations; Remedies Independent. The failure of any Lender to make any Loan to be made by it on the date specified for such Loan shall not relieve any other Lender of its obligation to make its Loan on such date, but neither any Lender nor the Administrative Agent nor the Co-Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender, and no Lender shall have any obligation to the Administrative Agent, the Co-Agent or any other Lender for the failure by such Lender to make any Loan required to be made by such Lender. No Lender shall be entitled to take any action to protect or enforce its rights arising out of any Basic Document without the prior written consent of the Majority Lenders or the Administrative Agent.

          2.08  Notes and Loan Account.

          (a) The Revolving Credit Loans made by each Lender shall be evidenced by a single promissory note of the Company in substantially the form of Exhibit A-1, dated the Effective Date, payable to such Lender in a principal amount equal to the amount of its Revolving Credit Commitment as originally in effect and otherwise duly completed.

          (b) The Tranche A Term Loan made by each Lender shall be evidenced by a single promissory note of the Company in substantially the form of Exhibit A-2, dated the Effective Date, payable to such Lender in a principal amount equal to the amount of its Tranche A Term Loan and otherwise duly completed.

          (c) The Tranche B Term Loan made by each Lender shall be evidenced by a single promissory note of the Company in substantially the form of Exhibit A-3, dated the Effective Date, payable to such Lender in a principal amount equal to the amount of its Tranche B Term Loan and otherwise duly completed.

          (d) The Tranche C Term Loan made by Bank of America shall be evidenced by a single promissory note of the Company in substantially the form of Exhibit A-4, dated the Effective Date, payable to Bank of America in a principal amount equal to the amount of its Tranche C Term Loan and otherwise duly completed.

          (e) The date, amount, and interest rate of each Loan of each Class made by each Lender to the Company, and each payment made on account of the principal of each Loan, shall be recorded by such Lender on its books and, prior to any transfer of the Note evidencing the Loans of such Class held by it, endorsed by such Lender on the schedule attached to such Note or any continuation of such Note; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under this Agreement or under such Note in respect of the Loans to be evidenced by such Note.

          (f) No Lender shall be entitled to have its Notes subdivided, by exchange for promissory notes of lesser denominations or otherwise, except in connection with a permitted assignment of all or any portion of such Lender's relevant
Commitment, Loans and Notes pursuant to Section 11.06(b).

          (g) The Administrative Agent will maintain a separate account on its books in the Company's name in which the Company will be charged with Loans made to it under this Agreement, payments made by the Administrative Agent and the Lenders in respect of Letters of Credit issued for the account of the Company, and interest, fees, expenses and all other Obligations payable by the Company under the Basic Documents; the Company will be credited with all amounts received by the Administrative Agent, for its own account and for the accounts of the Lenders, from the Company or from others for the Company's account, such amounts to be applied to the payment of the Obligations as set forth in this Agreement and the other Basic Documents. The Company and each Lender agrees that the Administrative Agent's books and records showing the Obligations and the transactions pursuant to this Agreement and the other Basic Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute prima facie proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Administrative Agent will provide to the Company and each Lender a monthly statement of the Loans, payments, issuances of and payments under Letters of Credit, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Company, absent manifest error, and as an account stated (except for corrections of errors discovered by the Administrative Agent), unless the Company notifies the Administrative Agent in writing to the contrary within 30 days after such statement is delivered, sent or mailed to the Company. In the event a timely written notice of objections is given by the Company, only the items to which exception is expressly made will be considered to be disputed by the Company.

          2.09 Optional Prepayments. Subject to Section 4.04, the Company shall have the right to prepay Loans, at any time or from time to time, provided that: (a) the Company shall give the Administrative Agent notice of each such prepayment as provided in Section 4.05 (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable under this Agreement); (b) prepayments of the Tranche B Term Loan shall be applied to the installments of the Tranche B Term Loan in the direct order of their maturities; and (c) the Tranche C Term Loan may not be prepaid in whole or in part until all of the other Loans shall have been irrevocably repaid in full, there shall have been irrevocably deposited in the Collateral Account immediately available funds in an amount equal to the aggregate undrawn face amount of all Letters of Credit outstanding and the Commitments shall have been terminated.

          2.10  Mandatory Prepayments and Reductions of
Commitments.

          (a) Borrowing Base. Until the Termination Date, the Company shall from time to time prepay the Revolving Credit Loans (or provide cover for Letter of Credit Liabilities as specified in clause (h) of this Section 2.10) and the Tranche A Term Loan in such amounts as shall be necessary so that at all times the aggregate outstanding amount of the Revolving Credit Loans and the Tranche A Term Loan, together with the aggregate amount of Letter of Credit Liabilities outstanding, shall not exceed the Borrowing Base (calculated, solely for purposes of this Section 2.10(a), without deduction for any amount referred to in clause
(c) of the definition of "Borrowing Base"), such amount to be applied: first, to the Revolving Credit Loans outstanding; second, to the Tranche A Term Loan outstanding; and, third, as cover for Letter of Credit Liabilities outstanding.

          (b) Casualty Events. Immediately upon the receipt by the Administrative Agent or the Company of the proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event affecting any Property of the Company (or upon such earlier date as the Company shall have determined not to restore, repair or replace the Property affected by such Casualty Event), (i) to the extent such proceeds (A) relate to Inventory,
(B) relate to collateral (other than Inventory) covered by the Loan Documents and are less than $100,000 or (C) are proceeds of business interruption insurance maintained by the Company, such proceeds shall be applied to the prepayment of the Revolving Credit Loans, then to the Tranche A Term Loan, then as cover for outstanding Letter of Credit Liabilities, then to the Tranche B Term Loan and then to the Tranche C Term Loan and (ii) in all other circumstances, such proceeds shall (x) if an Event of Default shall have occurred and be continuing at the time such proceeds are required to be paid to or applied by the Administrative Agent, be applied to the prepayment of the Loans (or provide cover for Letter of Credit Liabilities as specified in clause (h) of this Section 2.10), and the Commitments shall be subject to automatic reduction (whether or not such prepayment is actually made), in an aggregate amount, if any, equal to 100% of the Net Available Proceeds of such Casualty Event not previously applied to the restoration, repair or replacement of such Property, such prepayment and reduction to be effected in each case in the manner and to the extent specified in clause (g) of this Section 2.10 and (y) if no Event of Default shall have occurred and be continuing at the time such proceeds are required to be paid to or applied by the Administrative Agent, such proceeds shall be applied as provided in Section 2.11. Nothing in this clause (b) shall be deemed to limit any obligation of the Company pursuant to any of the Security Documents to remit to a collateral or similar account (including the Collateral Account) maintained by the Administrative Agent pursuant to any of the Security Documents the proceeds of insurance, condemnation award or other compensation received in respect of any Casualty Event.

          (c) New Debt. Promptly upon receipt of the proceeds of any Indebtedness permitted pursuant to Section 8.07 (other than Indebtedness permitted pursuant to clauses (a), (b), (c) or
(d) of such Section), the Company shall prepay the Loans (or provide cover for Letter of Credit Liabilities as specified in clause (h) of this Section 2.10), and the Commitments shall be subject to automatic reduction (whether or not such prepayment is actually made), in an aggregate amount equal to 100% of the Net Available Proceeds of such Indebtedness, such prepayment and reduction to be effected in each case in the manner and to the extent specified in clause (g) of this Section 2.10.

          (d) Equity Issuance. Immediately upon receipt of the proceeds of any Equity Issuance, the Company shall prepay the Loans (or provide cover for Letter of Credit Liabilities as specified in clause (h) of this Section 2.10), and the Commitments shall be subject to automatic reduction (whether or not such prepayment is actually made), in an aggregate amount equal to 75% of the Net Available Proceeds of such Equity Issuance, such prepayment and reduction to be effected in each case in the manner and to the extent specified in clause (g) of this Section 2.10.

          (e) Excess Cash Flow. Not later than the date 90 days after the end of each fiscal year of the Company ending after the Effective Date, the Company shall prepay the Loans (or provide cover for Letter of Credit Liabilities as specified in clause (h) of this Section 2.10) in an aggregate amount equal to the excess of (A) 75% of Excess Cash Flow for such fiscal year (or, in the case of the fiscal year in which the Effective Date occurs, the period (the "First Period") from the Effective Date to the end of such fiscal year) over (B) the sum of (i) $2,000,000 (or $1,200,000 for the First Period) and (ii) the aggregate amount of prepayments of Term Loans made during such fiscal year or First Period, as the case may be, pursuant to Section 2.09 and, after the payment in full of the Term Loans, the aggregate amount of voluntary reductions of Revolving Credit Commitments made during such fiscal year or First Period, as the case may be, pursuant to
Section 2.04(b), such prepayment to be effected in each case in the manner and to the extent specified in clause (g) of this
Section 2.10.

          (f) Sale of Assets. Without limiting the obligation of the Company to obtain the consent of the Majority Lenders pursuant to Section 8.05 to any Disposition not otherwise permitted under the Basic Documents, no later than five Business Days prior to the occurrence of any such Disposition which (when taken together with all prior Dispositions during the then current fiscal year of the Company) would result in the receipt by the Company of Net Available Proceeds of at least $50,000, the Company will deliver to the Lenders a statement, certified by the chief financial or accounting officer of the Company, in form and detail reasonably satisfactory to the Administrative Agent, of the amount of the Net Available Proceeds of such Disposition and, to the extent such Net Available Proceeds (when taken together with the Net Available Proceeds of all prior Dispositions during the then current fiscal year of the Company as to which a prepayment has not yet been made under this Section 2.10(f)) shall exceed $500,000, the Company shall prepay the Loans (or provide cover for Letter of Credit Liabilities as specified in clause (h) below), and the Commitments shall be subject to automatic reduction (whether or not such prepayment is actually made), in an aggregate amount equal to the excess of (i) 100% of the Net Available Proceeds of such Disposition (together with 100% of the Net Available Proceeds of all prior Dispositions during the then current fiscal year as to which a prepayment has not yet been made under this Section 2.10(f)) over (ii) $500,000, such prepayment and reduction to be effected in each case in the manner and to the extent specified in clause (g) of this
Section 2.10; provided that, if the Company shall have notified the Administrative Agent in writing prior to the date of such Disposition that the Company intends to replace the assets subject to such Disposition with similar assets for use in the Company's operations within twelve (12) months after the date of such Disposition, the required prepayment shall be applied first to the Revolving Credit Loans outstanding, second to the Tranche A Term Loan outstanding, and third as cover for Letter of Credit Liabilities outstanding; provided further, however, that if the assets subject to such Disposition are not so replaced within such twelve-month period, the required prepayment shall thereupon be applied and the Commitments shall be reduced as set forth in clause (g) of this Section 2.10 (and the Company agrees to make any prepayments necessary in connection with such application and reduction).

          (g) Application. Prepayments and reductions of Commitments described in this Section 2.10 (other than in clause (a) above and other than as set forth in clauses (b) and
(f) above) shall be effected as follows:

               (i) first, the amount of the prepayment specified in such clauses shall be applied to the Tranche B Term Loan in the inverse order of the maturities of the installments of the Tranche B Term Loan then outstanding;

               (ii) second, any excess over the amount referred to in the foregoing clause (i) shall be applied pro rata in accordance with the respective amounts outstanding to: (A) the Revolving Credit Loans, Letter of Credit Liabilities and the Tranche A Term Loan then outstanding (with the amount of the prepayment applied to this clause (A) to be applied to such Loans and Letter of Credit Liabilities as the Company may direct in writing to the Administrative Agent and, in the absence of such direction, first to the Revolving Credit Loans outstanding, second to the Tranche A Term Loan outstanding and third to provide cover for Letter of Credit Liabilities as specified in clause (h) of this Section 2.10); and (B) the Tranche C Term Loan then outstanding; and

              (iii) third, the Revolving Credit Commitments shall (other than in connection with prepayments of the Revolving Credit Loans pursuant to clause (e) above) be automatically reduced by an amount equal to the amount of the prepayment required to be applied to the Revolving Credit Loans and Letter of Credit Liabilities as set forth in clause (ii)(A) above (and to the extent that, after giving effect to such reduction, the aggregate principal amount of Revolving Credit Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the Revolving Credit Commitments, the Company shall, first, prepay Revolving Credit Loans and, second, provide cover for Letter of Credit Liabilities as specified in clause (h) of this Section 2.10, in an aggregate amount equal to such excess).

          (h) Cover for Letter of Credit Liabilities. In the event that the Company shall be required pursuant to this
Section 2.10 to provide cover for Letter of Credit Liabilities, the Company shall effect the same by paying to the Administrative Agent immediately available funds in an amount equal to the required amount, which funds shall be retained by the Administrative Agent in the Collateral Account (as collateral security in the first instance for the Letter of Credit Liabilities as set forth in the Security Agreement) until such time as the Letters of Credit shall have been terminated and all of the Letter of Credit Liabilities paid in full.

          2.11 Casualty Proceeds. (a) So long as no Event of Default shall have occurred and be continuing and the proceeds received by (or required to be delivered to) the Administrative Agent in respect of a Casualty Event (other than proceeds of business interruption insurance which shall be applied as set forth in Section 2.10(b)) affecting any Property of the Company (other than in respect of Inventory) shall exceed $100,000, the Company may elect (by delivering written notice to the Administrative Agent) to use such proceeds to replace, repair or restore such Property to substantially the equivalent condition prior to such Casualty Event. If the Company does not elect to use or is not entitled to use such proceeds as set forth above, then such proceeds shall be applied as provided in Section 2.10(b).

          (b) If the Company properly elects to use proceeds of a Casualty Event for the repair, replacement or restoration of Property as provided in subsection (a) above and so long as no Event of Default shall then exist and be continuing, (i) such proceeds shall be applied to the reduction of the Revolving Credit Loans, (ii) the Administrative Agent shall set up a reserve against availability under the Revolving Credit Commitment equal to such proceeds and (iii) subject to all of the terms and conditions set forth herein, including those set forth in this Section 2.11, the Company may request Revolving Credit Loans for the purpose of such repair, replacement or restoration. The reserve against availability shall be reduced dollar-for-dollar as Revolving Credit Loans are made therefor and, as a condition to the making of such Revolving Credit Loans, the Administrative Agent may require the delivery to it of executed purchase orders, delivery receipts or other evidence of such repair, replacement or restoration. Prior to the commencement of any such repair, replacement or restoration, the Company shall provide the Administrative Agent with a plan and total budget therefor which, in the case of real property repair or restoration, shall (unless otherwise agreed by the Administrative Agent) be certified by an experienced independent third party acceptable to the Administrative Agent (the cost of which shall be paid by the Company). If there are insufficient proceeds in respect of such Casualty Event to cover the cost of such repair, replacement or restoration, the Company shall be responsible for the amount of any such insufficiency (which can be, subject to the terms and conditions hereof, from proceeds from the Revolving Credit Loans).

          Section 3.  Payments of Principal and Interest.

          3.01  Repayment of Loans.

          (a) The Company hereby promises to pay to the Administrative Agent for the account of each Lender the entire outstanding principal amount of such Lender's Revolving Credit Loans, and each Revolving Credit Loan shall mature, on the Termination Date.

          (b) The Company hereby promises to pay to the Administrative Agent for the account of each Lender the entire outstanding principal amount of such Lender's Tranche A Term
Loan, and such Lender's Tranche A Term Loan shall mature, on the Termination Date.

          (c) The Company hereby promises to pay to the Administrative Agent for the account of each Lender the principal of such Lender's Tranche B Term Loan in 12 consecutive quarterly installments payable on the Principal Payment Dates (other than the Termination Date) and on the Termination Date as follows:

     Principal Payment Date        Amount of Installment ($)

     Each Principal Payment
     Date (other than the
     Termination Date)                  $ 1,750,000.00

     Termination Date                   $13,048,871.42


          (d) The Company hereby promises to pay to the Administrative Agent for the account of Bank of America the entire outstanding principal amount of its Tranche C Term Loan, and such Tranche C Term Loan shall mature, on the Termination
Date.

          3.02 Interest. The Company hereby promises to pay to the Administrative Agent for the account of the Lenders interest on the unpaid principal amount of Loans made by the Lenders for the period from and including the date of such Loans to but excluding the date such Loans shall be paid in full, at a rate per annum equal to the Base Rate (as in effect from time to time) plus the Applicable Margin. Notwithstanding the foregoing, the Company hereby promises to pay to the Administrative Agent for the account of the Lenders interest at the applicable Post-Default Rate on (a) any Obligations (including the principal of any Loan) held by the Lenders which shall not be paid in full when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise) for the period from and including the due date of any such Obligation to but excluding the date such Obligations are paid in full and (b) all of the Obligations outstanding upon the occurrence and during the continuance of an Event of Default. Accrued interest on each Loan shall be payable (i) monthly on the Monthly Dates, and (ii) upon the payment or prepayment of such Loan (but only on the principal amount so paid or prepaid), except that interest payable at the Post-Default Rate shall be payable from time to time on demand and otherwise on the Monthly Dates. Promptly after the determination of any interest rate provided for in this Agreement or any change in any such interest rate, the Administrative Agent shall give notice of the same to the Lenders to which such interest is payable and to the Company. Accrued interest shall be allocated to the Lenders as set forth in
Section 4.02.


          Section 4.  Payments; Pro Rata Treatment; Computations;
Etc.

          4.01  Payments.

          (a) Except to the extent otherwise provided in this Agreement, all payments of any Obligations, except to the extent otherwise provided in any other Basic Document, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at account number 144054227 maintained by the Administrative Agent with Chemical Bank at the Principal Office (or such other account as the Administrative Agent shall have designated in writing to the Company), not later than 10:00 a.m. Los Angeles time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

          (b)  Except to the extent otherwise provided in clause
(f) below, all moneys that the Administrative Agent receives from or on behalf of the Company (including moneys received by the Administrative Agent pursuant to the Blocked Account Agreement) shall be deemed to be payments by the Company under this Agreement. The Company shall, at the time of making each payment under this Agreement of any Obligation for the account of any Lender, specify to the Administrative Agent (which shall so notify each intended recipient) to which Obligation such payment is to be applied (and in the event that the Company fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent shall (subject to Section 2.02(d)) distribute such payment to the Lenders for application:
(a) first, to the Revolving Credit Loans outstanding; second, to the Tranche A Term Loan outstanding; and third, as cover for Letter of Credit Liabilities; and (b) otherwise in such manner as it or the Majority Lenders, subject in each case to Section 4.02, may determine to be appropriate).

          (c) Each payment received by the Administrative Agent under this Agreement of any Obligation for the account of any Lender shall (subject to Section 2.02(d)) be paid by the Administrative Agent promptly to such Lender, in immediately available funds, for the account of such Lender's Applicable Lending Office for the Loan or other Obligation in respect of which such payment is made.

          (d) If the due date of any payment of any Obligation would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

          (e) The Company hereby authorizes the Administrative Agent to charge the Company's loan account referred to in
Section 2.08(g) with the amount of all Obligations due hereunder as such payment becomes due. In furtherance of the foregoing, the Administrative Agent shall have the right (but not the obligation) to cause Revolving Credit Loans to be made at any time (subject only to availability of the Revolving Credit Commitments) to pay any such Obligations when due.

          (f)   Moneys in the Blocked Account shall be
transferred to the Administrative Agent to the account specified in paragraph 3 of the Blocked Account Agreement (the "Collection Account") in accordance with the terms of such Blocked Account Agreement. On each Business Day on which no Event of Default of which the Administrative Agent has actual knowledge shall have occurred and be continuing, moneys on deposit in the Collection Account shall be withdrawn by the Administrative Agent and (i) deposited to the Special Collateral Account referred to below in an amount which, when taken together with all other amounts on deposit therein after giving effect to any requested disbursements from such account on such day, does not exceed the lesser of $5,000,000 and the amount specified by the Company for the Special Collateral Account as of the end of such day, and
(ii) to the extent that the amount available for deposit from the Collection Account to the Special Collateral Account on any day would cause the balance therein (after giving effect to any requested disbursements from such account on such day) to exceed such lesser amount, such excess shall be withdrawn by the Administrative Agent and deposited into the account referred to in clause (a) of this Section 4.01 and then applied to the Obligations as set forth in clause (b) of this Section 4.01. If an Event of Default of which the Administrative Agent has actual knowledge shall have occurred and be continuing on any day, no moneys shall be deposited to the Special Collateral Account on such day and any and all moneys received from the Blocked Account on such day, together with any and all moneys then on deposit in the Special Collateral Account, shall be withdrawn by the Administrative Agent and deposited into the account referred to in clause (a) of this Section 4.01 and then applied to the Obligations as set forth in clause (b) of this Section 4.01. The Administrative Agent shall establish an account (the "Special Collateral Account") by and in the name of the Administrative Agent with Chemical Bank at the Principal Office (or such other account as the Administrative Agent shall designate from time to time) for the sole purpose of holding certain cash proceeds of Collateral and earnings thereon in which a security interest has been created under the Security Documents, which Special Collateral Account shall be under the sole and absolute dominion and control of the Administrative Agent for the benefit of the Lenders, the Administrative Agent and the Co-Agent and shall be subject to no Liens other than the Lien of the Security Documents. Amounts on deposit in the Special Collateral Account on any day that are not subject to withdrawal and deposit into the account referred to in clause (a) of this Section 4.01 for application to the Obligations as set forth above shall be made available by the Administrative Agent to the Company upon its request therefor for the same purposes that, and on the same terms and subject to the same conditions on which, Revolving Credit Loans may be borrowed by the Company under this Agreement (including the giving and timing of notices requesting disbursements and satisfaction of the conditions precedent specified in Section 6.02), it being understood and agreed by the Company that amounts on deposit in the Special Collateral Account shall be disbursed only to the extent that the Company would, at the time of any such disbursement, be permitted to make a borrowing of Revolving Credit Loans in the amount of such disbursement. The Special Collateral Account shall be an interest bearing deposit account and amounts on deposit therein shall bear interest at market rates set from time to time by Chemical Bank (or such other financial institution at which the Special Collateral Account shall be held) for like accounts; except as set forth in this sentence, amounts on deposit in the Special Collateral Account shall not be invested.

          4.02 Pro Rata Treatment. Except to the extent otherwise provided in this Agreement: (a) the making of Loans of a particular Class shall be made pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (subject to the right of the Administrative Agent to require the Revolving Credit Lenders to fund their interest in Revolving Credit Loans at a date later than the borrowing date of such Loans as provided in Section 2.02(d)); and (b) each payment on account of any Obligations to or for the account of one or more of the Lenders in respect of any Obligations due on a particular day (or, if such day is not a Business Day, the next succeeding Business Day) shall be entitled to priority over payments in respect of Obligations not then due and shall be allocated among the Lenders entitled to such payments (after appropriate adjustment by the Administrative Agent for Revolving Credit Loans funded by or repaid to the Lenders on a date later than the date such Loans were made available to or repaid by the Company) pro rata in accordance with the respective amounts due and payable to such Lenders on such day (or Business Day) and shall be distributed accordingly. For the purpose of allocating interest and fees among the Lenders under this Agreement, such interest and fees shall be deemed to accrue to each Lender on each day based upon Loans that have actually been funded by such Lender and are outstanding of such day. Nothing in this Section
4.02 shall be deemed to prevent, except in the case of shortfall, the differential indemnity and other amounts owing to or for the account of a particular Lender or Lenders pursuant to any provisions of any Basic Document which, by their terms, require differential payments.

          4.03 Computations. Interest payable in respect of the Loans and all fees provided for in this Agreement shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

          4.04 Minimum Amounts. Subject to the other terms and conditions of this Agreement, borrowings and prepayments are not required to be made in any minimum Dollar amounts.

          4.05 Certain Notices. Notices by the Company to the Administrative Agent of terminations or reductions of the Commitments, of borrowings and optional prepayments of Loans and of Classes of Loans shall be irrevocable and shall be effective only if received by the Administrative Agent not later than 9:30 a.m. Los Angeles time on the same Business Day or the number of Business Days prior to the date of the relevant termination, reduction, borrowing or prepayment as specified below:

                                                   Number of
                                                   Business
          Notice                                  Days Prior

     Termination or reduction
     of Commitments                                    3

     Borrowing of Loans and                        same day
     optional prepayments of
     Revolving Credit Loans

     Optional Prepayment of Loans                      3
     (other than Revolving Credit Loans)

Each such notice of termination or reduction shall specify the amount and the Class of the Commitments to be terminated or reduced. Each such notice of borrowing or optional prepayment shall specify the Class of Loans to be borrowed or prepaid and the amount (subject to Section 4.04) of each Loan to be borrowed or prepaid and the date of borrowing or optional prepayment (which shall be a Business Day). The Administrative Agent shall promptly notify the Lenders of the contents of any such notices received by it except that, at the Administrative Agent's option, notice of the borrowings and optional prepayments of Revolving Credit Loans may be summarized periodically (but no less frequently than weekly).

          4.06 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Company (the "Payor") prior to the date on which the Payor is to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender, or a participation in a Letter of Credit drawing to be acquired by such Lender, under this Agreement or (in the case of the Company) a payment to the Administrative Agent for the account of one or more of the Lenders (the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount of such payment available to the intended recipient on such date; and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient or recipients of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest on such amount in respect of each day during the period commencing on the date (the "Advance Date") such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) if the recipient is the Company, the rate applicable to Revolving Loans on such day and (y) if the recipient is a Lender, the Federal Funds Rate for such day and, if such recipient or recipients shall fail within two Business Days to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest on such amount for each day during the period commencing on the Advance Date until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) if the Payor is the Company, the Post-Default Rate and (ii) if the Payor is a Lender, the Federal Funds Rate for such day plus 2%.

          4.07  Sharing of Payments, Etc.

          (a) The Company agrees that, in addition to (and without limitation of) any right of set-off, banker's lien or counterclaim a Lender may otherwise have, each Lender shall be entitled, at its option but only with the prior consent of the Administrative Agent, to offset balances held by it for the account of the Company at any of its offices, in Dollars or in any other currency, against any Obligations of the Company to such Lender that are not paid when due (regardless of whether such balances are then due to the Company). Any Lender so entitled shall promptly notify the Company and the Administrative Agent of any offset effected by it, provided that such Lender's failure to give such notice shall not affect the validity of such offset.

          (b) If any Lender shall obtain from the Company payment of any Obligation through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise (other than from the Administrative Agent as provided in this Agreement), and, as a result of such payment, such Lender shall have received a greater amount of the Obligations than the amount allocable to such Lender under Section 4.02, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests
in) such Obligations owing to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid Obligations owing to each of the Lenders, provided that if at the time of such payment the outstanding principal amount of the Loans of any Class shall not be held by the Lenders pro rata in accordance with their respective Commitments of such Class in effect at the time such Loans were made (by reason of a failure of a Lender to make a Loan under this Agreement in the circumstances described in the last paragraph of Section 11.04), then such purchases of participations or direct interests shall be made in such manner as will result, as nearly as is practicable, in the outstanding principal amount of the Loans being held by the Lenders pro rata according to the amounts of such Commitments. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.

          (c) The Company agrees that any Lender so purchasing such a participation (or direct interest) may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

          (d) Nothing contained in this Section 4.07 shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Company. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.07 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this
Section 4.07 to share in the benefits of any recovery on such secured claim.


          Section 5.  Yield Protection, Etc.

          5.01  Additional Costs.

          (a) The Company shall pay directly to each Lender from time to time on demand such amounts as such Lender may determine to be necessary to compensate such Lender (or, without duplication, the bank holding company of which such Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by such Lender (or any Applicable Lending Office or such bank holding company), pursuant to any Governmental Rule
(i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply would be unlawful) issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord (including the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System
(12 C.F.R. Part 208, Appendix A; 12 C.F.R. Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendix A)), of capital in respect of its Commitments or Loans (such compensation to include an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such bank holding company) to a level below that which such Lender (or any Applicable Lending Office or such bank holding company) could have achieved but for such Governmental Rule.

          (b) Each Lender shall notify the Company of any event occurring after the date of this Agreement entitling such Lender to compensation under paragraph (a) of this Section 5.01 as promptly as practicable, but in any event within 180 days, after such Lender obtains actual knowledge of such event; provided that if any Lender fails to give such notice within 180 days after it obtains actual knowledge of such event, such Lender shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.01 for costs incurred from and after the date 180 days prior to the date that such Lender does give such notice. Each Lender will furnish to the Company a certificate setting forth the basis and amount of each request by such Lender for compensation under paragraph (a) of this
Section 5.01. Determinations and allocations by any Lender for purposes of this Section 5.01 of the effect of capital maintained pursuant to paragraph (a) of this Section 5.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this
Section 5.01, shall be conclusive absent manifest error, provided that such determinations and allocations are made on a reasonable basis.

          5.02  Certain Protections in Respect of Letters of
Credit.

          (a) Without limiting the obligations of the Company under Section 5.01 (but without duplication), if, as a result of any Regulatory Change or any risk-based capital guideline or other Governmental Rule implementing at the national level the Basle Accord, there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued under this Agreement and the result shall be to increase the cost to the Administrative Agent or any Lender or Lenders of issuing (or purchasing participations in) or maintaining its or their obligation to issue (or purchase participations in or, in the case of the Administrative Agent, becoming a guarantor of) any Letter of Credit or reduce any amount receivable by the Administrative Agent or any Lender in respect of any Letter of Credit (which increases in cost, or reductions in amount receivable, shall be the result of Administrative Agent's or such Lender's or Lenders' reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by the Administrative Agent or such Lender or Lenders (through the Administrative Agent), the Company shall pay immediately to the Administrative Agent for the account of the Administrative Agent or such Lender or Lenders, from time to time as specified by the Administrative Agent or such Lender or Lenders (through the Administrative Agent), such additional amounts as shall be sufficient to compensate the Administrative Agent or such Lender or Lenders (through the Administrative Agent) for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by the Administrative Agent or any such Lender or Lenders, submitted by such Lender or Lenders to the Company, shall be conclusive in the absence of manifest error as to such amount.

          (b) Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful or, by reason of any Regulatory Change, impossible for the Administrative Agent to guarantee or any Lender to issue (or to participate in) any Letter of Credit, then the Administrative Agent or such Lender shall promptly notify the Company of such event (with a copy to the Administrative Agent) and the Administrative Agent's obligation to assist in the issuance by way of guarantee or the Lenders' obligation to issue (or participate in) any Letter of Credit shall be suspended until such time as each Lender may again issue (or participate in) Letters of Credit.

          5.03  Taxes.

          (a) The Company agrees to pay to each Lender such additional amounts as are necessary in order that the net payment of any Obligation due to such Lender after deduction for or withholding in respect of any Tax imposed with respect to such payment (or for payment of such Tax by such Lender), will not be less than the amount of the Obligation then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:

               (i) to any payment to a Lender that is not a U.S. Person unless such Lender is, on the Effective Date (or on the date it becomes a Lender as provided in Section 11.06(b)) and on the date of any change in the Applicable Lending Office of such Lender, either entitled to submit a Form 1001 (relating to such Lender and entitling it to a complete exemption from withholding on all interest to be received by it under this Agreement and the Notes in respect of the Loans) or Form 4224 (relating to all interest to be received by such Lender under this Agreement in respect of the Loans) (and in that regard each such non-U.S. Person shall on such date deliver to the Administrative Agent and the Company duplicate such Forms 1001 or 4224, as appropriate), or

              (ii) to any Tax imposed solely by reason of the failure by such non-U.S. Person to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of America of such non-U.S. Person if such compliance is required by statute or regulation of the United States of America as a precondition to relief or exemption from such Tax.

For the purposes of this Section 5.03(a), (w) "Form 1001" shall mean Form 1001 (Ownership, Exemption, or Reduced Rate Certificate) of the Department of the Treasury of the United States of America, (x) "Form 4224" shall mean Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America (or in relation to either such Form such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim of the kind to which such Form relates), (y) "U.S. Person" shall mean a citizen, national or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America, or any estate or trust that is subject to Federal income taxation regardless of the source of its income and (z) "Taxes" shall mean any present or future tax (including any recurring or nonrecurring intangible personal property taxes that may be payable to the State of Florida), assessment or other charge or levy imposed by or on behalf of any Governmental Person (other than taxes imposed on or measured by the overall net income of any Lender or of its Applicable Lending Office by the jurisdiction in which such Lender has its principal office or any Applicable Lending Office).

          (b) Within 30 days after paying any amount to the Administrative Agent or any Lender from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the Company shall deliver to the Administrative Agent for delivery to such non-U.S. Person evidence satisfactory to such Person of such deduction, withholding or payment (as the case may be).


          Section 6.  Conditions Precedent.

          6.01 Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit under this Agreement (whether by making a Loan or issuing a Letter of Credit) is subject to (i) the condition precedent that such extension of credit shall be made on or before December 31, 1994 and (ii) the receipt by the Administrative Agent (in sufficient copies for each Lender) of the following documents, each of which shall be satisfactory to the Administrative Agent and the Co-Agent (and to the extent specified below, to each Lender) in form and substance:

          (a) Corporate Documents. The following documents, each certified as indicated below:

               (i) a copy of the Company's charter, as amended and in effect, certified as of a recent date, subsequent to the date of the Confirmation Order, by the Secretary of State of its jurisdiction of incorporation, and such evidence from such Governmental Persons as to the good standing of and information regarding such charter filed by the Company as the Administrative Agent may reasonably request;

              (ii)  a certificate of the Secretary or an
Assistant Secretary of the Company, dated the Effective Date and certifying (A) that attached to such certificate is a true and complete copy of the by-laws of the Company as amended and in effect at all times from the date on which the resolutions referred to in clause (B) were adopted to and including the date of such certificate, (B) that attached to such certificate is a true and complete copy of resolutions duly adopted by the board of directors of the Company authorizing the execution, delivery and performance of such of the Basic Documents to which the Company is or is intended to be a party and the extensions of credit under this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter of the Company has not been amended since the date of the certification furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of the Company executing such of the Basic Documents to which the Company is or is intended to be a party and each other document to be delivered by the Company from time to time in connection with any Basic Document (and the Administrative Agent, the Co-Agent and each Lender may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Company ); and

             (iii)  a certificate of another officer of the
Company as to the incumbency and specimen signature of the Secretary or Assistant Secretary, as the case may be, of the Company.

          (b) Officer's Certificate. A certificate of a senior officer of the Company, dated the Effective Date, to the effect set forth in the first sentence of Section 6.02.

          (c)  Borrowing Base Certificate.  A Borrowing Base
Certificate as of a date not more than 5 days prior to the Effective Date.

          (d) Opinions of Counsel to the Company. An opinion, dated the Effective Date, of (i) Kramer, Levin, Naftalis, Nessen, Kamin & Frankel, counsel to the Company, in substantially the form of Exhibit E-1 and (ii) Barnett, Bolt, Kirkwood & Long, special Florida counsel to the Company, in substantially the form of Exhibit E-2; and, in each case, covering such other matters as the Administrative Agent, the Co-Agent or any Lender may reasonably request (and the Company hereby instructs such counsel to deliver such opinions to the Lenders, the Administrative Agent and the Co-Agent).

          (e) Opinion of Special Counsel to the Administrative Agent. An opinion, dated the Effective Date, of (i) Orrick, Herrington & Sutcliffe, special counsel to the Administrative Agent, in substantially the form of Exhibit F-1 and (ii) Coll Davidson Carter Smith Salter & Barkett, P.A., special Florida counsel to the Administrative Agent, in substantially the form of Exhibit F-2.

          (f)  Notes.  The Notes, duly completed and executed.

          (g) Security Agreements. The Security Agreement, the Blocked Account Agreement and the Patent and Trademark Assignments duly executed and delivered by the Company, the Administrative Agent (in the case of the Security Agreement and the Blocked Account Agreement) and Barnett Bank of Tampa (in the case of the Blocked Account Agreement). In addition, the Company shall have (i) taken such other action (including filing appropriately completed and duly executed copies of Uniform Commercial Code financing statements together with payment of all fees in connection therewith) as any such Security Document shall specify or as the Administrative Agent shall have requested in order to create, perfect and establish the priority (subject only to Liens permitted by Section 8.06) of the Liens granted by the Security Agreement (and the Company shall have delivered to the Administrative Agent Uniform Commercial Code searches certified by the appropriate filing officer evidencing the first priority Liens of the Administrative Agent in the Property in which the Administrative Agent has been granted a security interest under the Security Agreement), (ii) to the extent the Company has rights in patents and trademarks, filed the Patent and Trademark Assignments with any appropriate Governmental Person and paid all fees in connection therewith and (iii) delivered to the Administrative Agent (A) estoppel certificates from each landlord of any premises on which the Company conducts its business and that is held under ground lease by the Company and
(B) acknowledgements from each public warehouse in which Inventory is stored consenting to the security interest of the Administrative Agent for the benefit of itself and the Lenders in such Inventory and any related original negotiable warehouseman's receipts duly endorsed by the Company to the order of the Administrative Agent.

          (h) Mortgage and Title Insurance. The Mortgage, duly executed and delivered (and, where appropriate, acknowledged) by the Company, together with:

               (A) evidence that the Mortgage has been duly recorded in the appropriate recorder's office in, respectively, each county in Florida in which the Company owns or leases real property, which Mortgage shall cover the Company's interest in each such property (excluding real properties that may not be encumbered without the express consent of prior mortgagees or landlords, except to the extent such consent has been obtained as of the Effective Date);

               (B) one or more ALTA extended coverage mortgagee policies of title insurance issued by one or more title companies satisfactory to each Lender (the "Title Companies"), insuring the validity and priority of the Liens created under the Mortgage in respect of all real properties owned by the Company in fee simple absolute or held by the Company under ground leases covered by the Mortgage for and in amounts satisfactory to each Lender, subject only to such exceptions as are satisfactory to each Lender and containing such endorsements and direct access reinsurance agreements as each Lender may request and, to the extent necessary under applicable law, evidence of the due filing in the appropriate county land offices of Uniform Commercial Code financing statements covering fixtures;

               (C)  certified copies of permanent and
unconditional certificates of occupancy (or, in the case of leased premises, occupational licenses) permitting the fully functioning operation and occupancy of each premises covered by the Mortgage and of such other permits necessary for the use and operation of each such premises issued by the respective Governmental Persons having jurisdiction over each such premises; and

               (D)  consents from holders of Liens on the
Properties covered by the Mortgage that are permitted pursuant to
Section 8.06(b) acknowledging and consenting to the Liens of the Administrative Agent for the benefit of itself and the Lenders in respect of such Properties.

In addition, the Company shall have paid to the Title Companies all expenses and premiums of the Title Companies in connection with the issuance of such policies and in addition shall have paid to the Title Companies an amount equal to the recording and stamp taxes payable in connection with recording the Mortgage in the appropriate county land offices.

          (i) Financial Statements. Copies of the financial statements of the Company referred to in Section 7.02.

          (j) Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Company pursuant to Section 8.04 and the designation of the Administrative Agent as the loss payee under such policies to the extent required by Section 8.04 in respect of all insurance covering tangible Property, such certificates to be in such form as the Administrative Agent shall require. In addition, the Company shall have delivered (i) a certificate of the chief financial or accounting officer of the Company setting forth the insurance obtained by it in accordance with the requirements of
Section 8.04 and stating that such insurance is in full force and effect and that all premiums then due and payable with respect to such insurance have been paid and (ii) a written report, dated reasonably near the Effective Date, of Alexander & Alexander, or any other firm of independent insurance brokers of nationally recognized standing, as to such insurance in form and substance satisfactory to the Administrative Agent and the Lenders.

          (k) Environmental Survey. An environmental survey and assessment prepared by Clayton Environmental Consultants, as engaged by the Administrative Agent and satisfactory to each Lender, which survey and assessment shall be in form and substance satisfactory to each Lender.

          (l) Additional Secured Obligations. The Agreement Regarding Additional Secured Obligations, in substantially the form attached as Annex 9 to the Security Agreement, duly executed and delivered by the Administrative Agent and Bank of America.

          (m) Appraisals. A written appraisal of one or more independent, impartial and qualified appraisers, engaged by the Administrative Agent and satisfactory to each Lender, setting forth, on a date reasonably near the Effective Date, (i) the market value of the Properties covered by the Mortgage and containing appropriate supporting market data, which appraisal shall reflect a market value (after payment of all Indebtedness, other than the Obligations, secured by Liens on such Properties) of not less than $27,000,000, and otherwise be in form and substance satisfactory to each Lender, and (ii) the orderly liquidation value of the Company's equipment and containing appropriate supporting market data, which appraisal shall reflect the orderly liquidation value (after payment of all Indebtedness, other than the Obligations, secured by Liens on such equipment) of not less than $20,000,000, and otherwise be in form and substance satisfactory to each Lender.

          (n) Senior Notes. Evidence that the Senior Note Documents shall have been duly authorized, executed and delivered, and that the Senior Notes shall have been duly issued at par in exchange for the Old Senior Floating Rate Notes and the Old Senior Fixed Rate Notes (as such terms are defined in the Disclosure Statement), which Senior Note Documents and Senior Notes contain economic terms as set forth in the Disclosure Statement as of the Effective Date and other terms in form and substance satisfactory to each Lender, and the Administrative Agent shall have received copies of each of the Senior Note Documents certified by a senior financial officer of the Company. In addition, the Administrative Agent shall have received a certificate of a senior financial officer of the Company to the effect that the obligations of the Company in respect of the Old Senior Floating Rate Notes, the Old Senior Fixed Rate Notes, and the Old Subordinated Debentures have been satisfied in full and all of such notes and debentures have been cancelled.

          (o) Securities Purchase Agreement. A copy of the Securities Purchase Agreement, certified by the chief financial officer or secretary of the Company, pursuant to which GEI shall purchase certain of the common stock of the Company for a net cash consideration (prior to the payment of any transaction expenses) of not less than $10,000,000. In addition, the Administrative Agent shall have received a certificate of a senior financial or accounting officer of the Company to the effect that the Company shall have received net cash proceeds (prior to the payment of any transaction expenses) from the issuance and sale of the common stock pursuant to the Securities Purchase Agreement in an aggregate amount at least equal to $10,000,000.

          (p) Repayment of Existing Indebtedness. Evidence that the principal of and interest on the Indebtedness, and all other amounts owing (including any contingent or other amounts payable in respect of letters of credit) indicated on Schedule I which is to be repaid upon the making of the initial extension of credit under this Agreement shall have been (or shall be simultaneously) repaid in full and that any Liens securing any such Indebtedness (including Liens securing the Company's obligations in respect of the Existing Letters of Credit) shall have been released (or arrangements for such release satisfactory to the Majority Lenders shall have been made), provided that the Existing Letters of Credit shall become Letters of Credit under this Agreement, as provided in Section 2.03(n); in addition, the Administrative Agent shall have received from any Person holding any Lien securing any such Indebtedness, such Uniform Commercial Code termination statements, reconveyances and other instruments, in each case in proper form for recording, as the Administrative Agent shall have requested to release and terminate of record the Liens securing such Indebtedness (or arrangements for such release and termination satisfactory to the Majority Lenders shall have been made).

          (q) Plan of Reorganization. A copy of (i) the Plan of Reorganization as confirmed pursuant to the Confirmation Order,
(ii) the Disclosure Statement, (iii) the Confirmation Order and a judgment pursuant to Federal Rule of Bankruptcy Procedure 9021 with respect thereto and (iv) such other papers or pleadings filed with the Bankruptcy Court as the Administrative Agent or any Lender may request, all as certified by the Clerk of the Bankruptcy Court.

          (r) Financial Officer's Certificate. A certificate of the chief financial or accounting officer of the Company, dated the Effective Date, to the effect that (i) after giving effect to all extensions of credit under this Agreement on the Effective Date, the aggregate unused amount of the Revolving Credit Commitments (as well as availability under the Borrowing Base) is equal to or greater than an amount equal to the sum of (A) $5,000,000 plus (B) the aggregate amount of all trade payables and Indebtedness of the Company that is then past due (determined taking into account any relevant course of conduct between the Company and its trade creditors to the extent invoice terms differ from such course of conduct, but only to the extent any such trade creditors have not taken any action, or notified the Company that they intend to take any action, to enforce such invoice terms) and (ii) the aggregate amount of professional financial advisory fees incurred by or on behalf of the Company in connection with the transactions contemplated by the Plan do not exceed $2,250,000 on account of financial advisory services rendered to the Company or $1,000,000 on account of financial advisory services rendered to the bondholders' committee (plus, in each such case, the amount of legal and other reimbursable expenses incurred in respect of such financial advisory services).

          (s) Financial Projections. A cash forecast for the 12-month period commencing on January 2, 1995, which forecast shall be satisfactory to the Lenders, certified as a true and correct copy as of the Effective Date by the chief financial or accounting officer of the Company.

          (t) Payment and Disbursement Instructions. Payment and disbursement instructions with respect to the funding of Loans on the Effective Date and disbursement of the proceeds of such Loans, in form and substance satisfactory to the Administrative Agent and the Co-Agent.

          (u) Cash Management. A copy of the Company's cash management procedures and policies (which procedures and policies shall be in form and substance satisfactory to the Lenders), certified as a true and correct copy as of the Effective Date by the chief financial officer of the Company, and evidence that a cash management system incorporating such procedures and policies shall have been established by the Company with Barnett Bank of Tampa.

          (v) Plan of Reorganization Conditions. Evidence of the satisfaction or waiver of the conditions set forth in Article
IX of the Plan of Reorganization.

          (w) Credit Card Receipts. Evidence that the Company shall have taken all action required to be taken by it as of the Effective Date in respect of credit card receipts as provided in
Section 8.22(f) and copies of all agreements with credit card companies and merchant banks in respect thereof.

          (x)  Existing Letters of Credit.  Copies of the
Existing Letters of Credit.

          (y) Other Documents. Such other documents as the Administrative Agent or any Lender or special counsel to the Administrative Agent may reasonably request.

The obligation of any Lender to make its initial extension of credit under this Agreement is also subject to the payment or delivery by the Company of such fees and other consideration as the Company shall have agreed to pay or deliver to any Lender or an affiliate of such Lender, the Administrative Agent or the Co-Agent as of the Effective Date in connection with this Agreement.

          6.02 Initial and Subsequent Extensions of Credit. The obligation of any Lender to make any Loan (including such Lender's initial Loan) or otherwise extend any credit to the Company upon the occasion of each borrowing or other extension of credit under this Agreement is subject to the further conditions precedent that, both immediately prior to the making of such Loan or other extension of credit and also after giving effect to, and to the intended use of, such Loan or other extension: (a) no Default shall have occurred and be continuing; (b) the representations and warranties made by the Company in Section 7, and by the Company in each of the other Basic Documents to which it is a party, shall be true and complete on and as of the date of the making of such Loan or other extension of credit with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
(c) the aggregate principal amount of the Revolving Credit Loans (plus, with respect to borrowings on the Effective Date, the aggregate principal amount of the Tranche A Term Loan) borrowed on such occasion together with the aggregate face amount of all Letters of Credit issued on such occasion shall not (subject to the right of the Administrative Agent to make Discretionary Extensions pursuant to Section 2.02(c)) exceed the availability under the Borrowing Base as reflected in the most recent Borrowing Base Certificate delivered pursuant to Section 8.01(f). Each notice of borrowing or request for the issuance of a Letter of Credit by the Company shall constitute a certification by the Company to the effect set forth in the preceding sentence (both as of the date of such notice or request and, unless the Company otherwise notifies the Administrative Agent prior to the date of such borrowing or issuance, as of the date of such borrowing or issuance.


          Section 7.  Representations and Warranties.  The
Company represents and warrants to the Lenders that:

          7.01 Corporate Existence. The Company: (a) is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;
(b) has all requisite corporate or other power, and has all material Governmental Approvals necessary, to own its assets and to carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could have a Material Adverse Effect.

          7.02 Financial Condition. The Company has previously furnished to each of the Lenders balance sheets of the Company as at July 31, 1994 and the related statements of income, retained earnings and cash flow of the Company for the fiscal year ended on that date, with the opinion (in the case of those balance sheets and statements) of KPMG Peat Marwick, and the unaudited balance sheets of the Company as at October 30, 1994, and the related statements of income and cash flow of the Company for the 13-week period ended on such date. All such financial statements fairly present the financial condition of the Company as at those dates and the results of its operations for the fiscal year and 13-week period ended on those dates (subject, in the case of such financial statements as at October 30, 1994, to normal year-end audit adjustments), all in accordance with GAAP and practices applied on a consistent basis (except that, with respect to the unaudited financial statements as at October 30, 1994, the notes thereto have not been presented in accordance with GAAP). The Company does not have on the Effective Date any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the most recent balance sheet referred to above (or in the notes thereto). Since July 31, 1994, there has been no material adverse change in the financial condition, operations, business or prospects taken as a whole of the Company from that set forth in the financial statements as at July 31, 1994 for the period ending on that date.

          7.03 Litigation. Except as disclosed to the Lenders in Schedule IV there are no legal or arbitral proceedings, or any proceedings by or before any Governmental Person now pending or (to the knowledge of the Company) threatened against the Company which, if adversely determined, could have a Material Adverse Effect.

          7.04 No Breach. None of the execution and delivery of the Basic Documents, the consummation of the transactions contemplated in the Basic Documents or compliance with the terms and provisions of the Basic Documents will conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Company, or any applicable Governmental Rule or any agreement or instrument to which the Company is a party or by which it or its Property is bound or to which it is subject, or constitute a default under, or result in the acceleration or mandatory prepayment of, any indebtedness evidenced by or termination of any such agreement or instrument, or (except for the Liens created pursuant to the Security Documents) result in the creation or imposition of any Lien upon any Property of the Company pursuant to the terms of any such agreement or instrument.

          7.05 Action. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under each of the Basic Documents to which it is a party; the execution, delivery and performance by the Company of each of the Basic Documents to which it is a party have been duly authorized by all necessary corporate action on its part (including any required shareholder approvals); and this Agreement has been duly and validly executed and delivered by the Company and constitutes, and each of the Notes and the other Basic Documents to which it is a party when executed and delivered by the Company will constitute, its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, (a) except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and
(b) except as such enforceability may be limited by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          7.06 Approvals. No Governmental Approvals are necessary for the execution, delivery or performance by the Company of the Basic Documents to which it is a party or for the legality, validity or enforceability of any Basic Document, except for filings and recordings in respect of the Liens created pursuant to the Security Documents.

          7.07 Use of Credit. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit under this Agreement will be used to buy or carry any Margin Stock.

          7.08 ERISA. Each Plan, and, to the knowledge of the Company, each Multiemployer Plan, is in compliance with, and has been administered in compliance with, the applicable provisions of ERISA, the Code and any other Governmental Rule except to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect, and no event or condition has occurred and is continuing as to which the Company would be under an obligation to furnish a report to the Lenders under
Section 8.01(e).

          7.09 Taxes. The Company has filed all Federal income tax returns and all other material tax returns that are required to be filed and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company and all other related penalties and charges, except for any such tax (excluding any Federal tax the nonpayment of which could result in the imposition of a Lien on any Property of the Company) the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP. As of the Effective Date, no such taxes are being contested by the Company. The charges, accruals and reserves on the books of the Company in respect of taxes and other governmental charges are, in the opinion of the Company, adequate. The Company has not given or been requested to give a waiver of the statute of limitations relating to the payment of Federal or other taxes.

          7.10 Certain Regulations. The Company is not (a) an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940; (b) a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935; or
(c) subject to any other Governmental Rule restricting its ability to incur debt or to grant Liens.

          7.11  Material Agreements and Liens.

          (a) Part A of Schedule I is a complete and correct list, as of the Effective Date of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $50,000, and the aggregate principal or face amount outstanding or that may become outstanding under each such arrangement is correctly described in Part A of Schedule I.

          (b) Part B of Schedule I is a complete and correct list, as of the Effective Date, of each Lien securing Indebtedness of any Person the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $50,000 and covering any Property of the Company, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in Part B of Schedule I. Except for (i) Liens granted by the Security Agreement, (ii) in the case of Inventory, Liens arising by operation of law and (iii) in the case of Property of the Company other than Inventory and Receivables, Liens permitted pursuant to Section 8.06, there are no Liens on Inventory, Receivables or other Property of the Company. Except for Liens permitted pursuant to Section 8.06, the Liens of the Security Documents constitute first priority Liens on all or substantially all of the Properties of the Company.

          7.12 Environmental Matters. The Company has obtained all Governmental Approvals required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such Governmental Approvals would not have a Material Adverse Effect. Each of such Governmental Approvals is in full force and effect and the Company is in compliance with the terms and conditions of such Governmental Approvals, and is also in compliance with all other provisions of any applicable Environmental Law or any Governmental Rule issued, entered, promulgated or approved under any Environmental Law, except to the extent failure to comply with such provisions would not have a Material Adverse Effect.

          In addition, except as set forth in Schedule II:

          (a) No notice, notification, demand, request for information, citation, summons or order has been issued and is pending, no complaint has been filed and is pending, no material penalty has been assessed and no investigation or review is pending or threatened by any Governmental Person with respect to any alleged failure by the Company to have any Governmental Approval required under any Environmental Law in connection with the conduct of the business of the Company or with respect to any generation, treatment, storage, recycling, transportation or Release of any Hazardous Materials generated by the Company.

          (b) The Company does not own, operate or lease a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act of 1976 or under any comparable state or local statute; and

               (i) no polychlorinated biphenyls (PCB's) are or have been present at any site, facility or vessel now or previously owned, operated or leased by the Company that could reasonably be expected to have a Material Adverse Effect;

              (ii) no friable asbestos or materials containing friable asbestos are or have been present at any site or facility now or previously owned, operated or leased by the Company that could reasonably be expected to have a Material Adverse Effect;

             (iii) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at any site or facility now or previously owned, operated or leased by the Company;

              (iv) no Hazardous Materials have been Released at, on or under any site or facility now or previously owned, operated or leased by the Company in a quantity established as reportable by statute, ordinance, rule, regulation or order; and

               (v)  no Hazardous Materials have been otherwise
Released at, on or under any site or facility now or previously owned, operated or leased by the Company that could reasonably be expected to have a Material Adverse Effect.

          (c) The Company has not transported or arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List ("NPL") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. 300.5 ("CERCLIS"), or on any similar state or local list or that is the subject of Federal, state or local enforcement actions or other investigations that may lead to Environmental Claims against the Company.

          (d) No Hazardous Material generated by the Company has been recycled, treated, stored, disposed of or Released by the Company at any location other than those listed in Schedule II.

          (e) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of the Company and no site or facility now or previously owned, operated or leased by the Company is listed or proposed for listing on the NPL, CERCLIS or any similar state list of sites requiring investigation or clean-up.

          (f) No Liens have arisen under or pursuant to any Environmental Laws on any site or facility owned, operated or leased by the Company, and no action has been taken or is in process by any Governmental Person that could subject any such site or facility to such Liens and the Company would not be required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it or in any instrument of transfer affecting such site or facility.

          (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Company in relation to any site or facility now or previously owned, operated or leased by the Company which have not been made available to the Lenders.

          7.13 Capitalization. The authorized capital stock of the Company consists, on the Effective Date, of an aggregate of 6,500,000 shares consisting of (i) 5,500,000 shares of common stock, par value $0.01 per share, of which, after giving effect to the transactions contemplated on the Effective Date, 3,100,000 shares will be duly and validly issued and outstanding, each of which shares is fully paid and nonassessable and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share which may be issued in such series and with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and other provisions as may be fixed from time to time by the Board of Directors of the Company (but only to the extent permitted by this Agreement and the other Basic Documents), of which no shares will be issued and outstanding as of the Effective Date. As of the Effective Date, fifteen percent (15%) of the issued and outstanding shares of capital stock of the Company will be held beneficially or of record by GEI and 85% of such common stock will be held beneficially or of record by the holders of the Old Subordinated Debentures. As of the Effective Date there are no outstanding Equity Rights with respect to the Company and there are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any shares of capital stock of the Company nor are there any outstanding obligations of the Company to make payments to any Person, such as "phantom stock" payments, where the amount of the payment is calculated with reference to the fair market value or equity value of the Company.

          7.14  Subsidiaries.  The Company has no Subsidiaries.

          7.15 Title to Assets. The Company owns and has good and marketable title (subject only to Liens permitted by Section 8.06) to the Properties shown to be owned by it in the most recent financial statements referred to in Section 7.02 (other than Properties disposed of in the ordinary course of business or otherwise permitted to be disposed of pursuant to Section 8.05). The Company owns and has good and marketable title to, and enjoys peaceful and undisturbed possession of, all Properties (subject only to Liens permitted by Section 8.06) that are necessary for the operation and conduct of its businesses.

          7.16 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Company to the Administrative Agent, the Co-Agent or any Lender in connection with the negotiation, preparation or delivery of the Basic Documents or included in or delivered pursuant to any Basic Document, when taken as a whole (together with the Disclosure Statement), do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements in the Basic Documents and the Disclosure Statement, in light of the circumstances under which they were made, not misleading. All written information furnished after the Effective Date by the Company to the Administrative Agent, the Co-Agent or the Lenders in connection with the Basic Documents and the transactions contemplated by the Basic Documents will be true, complete and accurate in all material respects, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Company that could have a Material Adverse Effect that has not been disclosed in the Basic Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lenders for use in connection with the transactions contemplated by the Basic Documents.


          Section 8. Covenants of the Company. The Company covenants and agrees with the Lenders, the Administrative Agent and the Co-Agent that, so long as any Commitment, Loan or Letter of Credit Liability is outstanding and until payment in full of all Obligations:

          8.01 Financial Statements, Etc. The Company shall deliver to the Administrative Agent (with sufficient copies for the Co-Agent and each of the Lenders) for delivery to the
Lenders:

          (a) as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Company, statements of income and cash flow of the Company for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related balance sheets of the Company as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Company, which certificate shall state such financial statements fairly present the financial condition and results of operations of the Company in accordance with GAAP, consistently applied (except (i) for the application of fresh start accounting, SOP No. 90-7 and (ii) that the notes to such financial statements shall not be required to be presented in accordance with GAAP), as at the end of, and for, such period (subject to normal year-end audit adjustments);

          (b) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, statements of income, retained earnings and cash flow of the Company for such fiscal year and the related balance sheets of the Company as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied (i) by an unqualified opinion of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements fairly present the financial condition and results of operations of the Company as at the end of, and for, such fiscal year in accordance with GAAP, consistently applied (except for application of fresh start accounting, SOP No. 90-7), and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default, and
(ii) by a certificate of a senior financial officer of the Company, which certificate shall state that such financial statements fairly present the financial condition and results of operations of the Company in accordance with GAAP, consistently applied (except for application of fresh start accounting, SOP No. 90-7), as at the end of, and for, such fiscal year;

          (c) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which the Company shall have filed with the Securities and Exchange Commission or any national securities exchange;

          (d) promptly upon their being mailed or provided to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed or provided;

          (e) as soon as possible, and in any event within ten days after the Company knows or has reason to believe that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Company setting forth details respecting such event or condition and the action, if any, that the Company or its ERISA Affiliate proposes to take with respect to such event or condition (and a copy of any report or notice required to be filed with or given to PBGC by the Company or an ERISA Affiliate with respect to such event or condition):

               (i)  any reportable event, as defined in
Section 4043(b) of ERISA and the regulations issued under that Section, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including the failure to make on or before its due date a required installment under Section 412(m) of the Code or
Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

              (ii) the distribution under Section 4041(a) of ERISA of a notice of intent to terminate any Plan or any action taken by the Company or an ERISA Affiliate to terminate any Plan;

             (iii)  the institution by PBGC of proceedings under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

              (iv) the complete or partial withdrawal from a Multiemployer Plan by the Company or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

               (v)  the institution of a proceeding by a
fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

              (vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Company or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of those Sections;

          (f) as soon as available and in any event by Tuesday of each week, (i) a Borrowing Base Certificate for the weekly accounting period ending on Sunday of the second preceding week (9 days before), (ii) a statement of earnings of the Company for the week ended Wednesday of the immediately preceding week (6 days before), which statement shall include a summary of accounts payable of the Company, and (iii) a sales report of the Company for the week ended Wednesday of the immediately preceding week, in each case in form and substance satisfactory to the Administrative Agent;

          (g) periodically at the request of the Administrative Agent, the Co-Agent or the Majority Lenders (but not more often than once during each fiscal quarter of the Company so long as no Default has occurred and is continuing), a report of an independent collateral auditor (which may be, or be affiliated with, the Administrative Agent or one of the Lenders) with respect to the Receivables and Inventory components included in the Borrowing Base as at the end of any weekly, monthly or quarterly accounting period selected by the Administrative Agent, the Co-Agent or the Majority Lenders, which report shall indicate that, based upon a review by such auditors of the Receivables (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Company) and Inventory (including verification as to the value, location and respective types), the information set forth in the Borrowing Base Certificate delivered by the Company as at the end of such accounting period is accurate and complete in all material respects and (if so requested by the Administrative Agent, the Co-Agent or the Majority Lenders) in addition, as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a like report of KPMG Peat Marwick or other independent public accountants with respect to the Receivables and Inventory components included in the Borrowing Base as at the end of such fiscal year;

          (h) as soon as available and in any event within 30 days after the end of each month, an aging report, in form and substance satisfactory to the Administrative Agent and the Co-Agent, as to the Receivables of the Company showing all customer balances during such month;

          (i) promptly upon request of any Lender, copies of any documents relating to the verification of Receivables and Inventory by the independent certified public accountants referred to in clause (g) above;

          (j) (i) not later than 10 days after the end of each fiscal year of the Company, a copy of the final budget of the Company for the next succeeding fiscal year (broken down by quarter), in form and substance satisfactory to the Majority Lenders, and (ii) not later than 10 days after the end of each fiscal year of the Company, a quarterly business plan of the Company covering the next succeeding fiscal year, in form and substance satisfactory to the Majority Lenders (and, if requested by the Majority Lenders prior to the end of any such fiscal year, an annual business plan for the succeeding 3 fiscal years);

          (k) within 30 days after the end of each annual anniversary of the Effective Date, reports of the independent appraisers updating each of the appraisals delivered pursuant to
Section 6.01(m), which reports shall reflect the then market value of Properties covered by the Mortgage and the then orderly liquidation value of the Company's equipment and contain such other information relating to such Properties and such equipment as shall be requested by the Administrative Agent or the Co-Agent;

          (l) promptly after an officer of the Company knows or has reason to believe that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken or proposes to take with respect to such Default;

          (m) not later than 60 days after the Effective Date, a management succession plan setting forth the Company's plans for the retention and employment of key operation and financial executives of the Company;

          (n) promptly after the amendment of the charter of the Company or the amendment of the Senior Notes or the Senior Note
Documents, copies of such amendments; and

          (o) from time to time such other information regarding the financial condition, operations, business or prospects of the Company (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender, the Administrative Agent or the Co-Agent may reasonably request.

The Company will furnish to the Administrative Agent (with sufficient copies for the Co-Agent and each Lender) for delivery to the Lenders, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Company (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken or proposes to take with respect to such Default) and
(ii) setting forth in reasonable detail the computations necessary to determine Excess Cash Flow and whether the Company is in compliance with Sections 8.07, 8.09, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15 and 8.16 as of the end of the respective quarterly fiscal period or fiscal year (together with, to the extent such financial statements have been prepared on a basis different than the financial statements delivered pursuant to
Section 7.02 as a result of changes in GAAP, an explanation of such changes in order that such determinations may be verified).

          8.02 Litigation. The Company will promptly give to each Lender notice of all legal, arbitral or investigatory proceedings, and of all proceedings by or before any Governmental Person, and any material development in respect of any such proceedings, affecting the Company, except proceedings which, if adversely determined, could not have a Material Adverse Effect. Without limiting the generality of the foregoing, the Company will give to each Lender notice of the assertion of any Environmental Claim by any Person against, or with respect to the activities of, the Company and notice of any alleged violation of or non-compliance with any Environmental Laws or any Governmental Approvals under Environmental Laws other than any Environmental Claim or alleged violation which, if adversely determined, could not have a Material Adverse Effect.

          8.03  Existence, Etc.  The Company will:

          (a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises
(provided that nothing in this Section 8.03 shall prohibit any transaction expressly permitted under Section 8.05);

          (b)  comply with the requirements of all applicable
Governmental Rules, if failure to comply with such requirements could have a Material Adverse Effect;

          (c) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Properties prior to the date on which penalties attach except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

          (d) maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted;

          (e) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; and

          (f) permit representatives of any Lender, the Administrative Agent or the Co-Agent, during normal business hours and upon at least one Business Days' prior notice to the Company so long as no Default has occurred and is continuing, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender, the Administrative Agent or the Co-Agent (as the case may be); and, without limitation of the foregoing, the Company will pay the expenses of the Administrative Agent, Co-Agent and one representative of each Lender to attend periodic meetings of the Administrative Agent, the Co-Agent, the Lenders and the Company, provided that, so long as no Default has occurred and is continuing, the Company shall not be required to pay such expenses for more than one such meeting per calendar quarter.

          8.04 Insurance. The Company will keep insured by financially sound and reputable insurers all Property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations or as otherwise may be requested by the Administrative Agent or the Majority Lenders, provided that in any event, except as provided in the certificates received and approved by the Lenders pursuant to Section 6.01(j), the Company will maintain:

               (1) Casualty Insurance -- insurance against loss or damage covering all of the tangible real and personal Property and improvements of the Company by reason of any Peril (as defined below) in such amounts and subject to such deductibles as shall be satisfactory to the Administrative Agent or the Majority Lenders and sufficient to avoid the named insured from becoming a co-insurer of any loss under such policy but in any event in an amount (i) in the case of fixed assets and equipment (including vehicles), at least equal to 100% of the actual replacement cost of such assets (including foundation, footings and excavation costs), subject to deductibles and (ii) in the case of Inventory, not less than the fair market value of such Inventory, subject to deductibles.

               (2) Automobile Liability Insurance for Bodily Injury and Property Damage -- insurance against liability for bodily injury and property damage in respect of all vehicles (whether owned, hired or rented by the Company) at any time located at, or used in connection with, its Properties or operations in such amounts as are then customary for vehicles used in connection with similar Properties and businesses, but in any event to the extent required by applicable law.

               (3) Comprehensive General Liability Insurance -- insurance against claims for bodily injury, death or Property damage occurring on, in or about the Properties (and adjoining streets, sidewalks and waterways) of the Company, in such amounts as are then customary for Property similar in use in the jurisdictions where such Properties are located.

               (4) Workers' Compensation Insurance -- workers' compensation insurance (including Employers' Liability Insurance) to the extent required by applicable law.

               (5) Product Liability Insurance -- insurance against claims for bodily injury, death or Property damage resulting from the use of products sold by the Company in such amounts as are then customarily maintained by responsible persons engaged in businesses similar to that of the Company.

               (6) Business Interruption Insurance -- insurance against loss of operating income (up to an aggregate amount equal to $70,000,000) by reason of any Peril.

               (7) Other Insurance -- such other insurance, in each case as generally carried by owners of similar Properties in the jurisdictions where such Properties are located, in such amounts and against such risks as are then customary for Property similar in use.

Such insurance shall be written by financially responsible companies selected by the Company and having an A. M. Best rating of "B+" or better (or "A-" or better in the case of any change in the Company's insurers after the Effective Date) and being in a financial size category of XI or larger, or by other companies acceptable to the Majority Lenders, and (other than workers' compensation) shall name the Administrative Agent as additional insured, or loss payee, as its interests may appear. Each policy referred to in this Section 8.04 shall provide that it will not be canceled or reduced, or allowed to lapse without renewal, except after not less than 30 days' notice to the Administrative Agent and shall also provide that the interests of the Administrative Agent and the Lenders shall not be invalidated by any act or negligence of the Company or any Person having an interest in any Property covered by the Mortgage nor by occupancy or use of any such Property for purposes more hazardous than permitted by such policy nor by any foreclosure or other proceedings relating to such Property. The Company will advise the Administrative Agent promptly of any policy cancellation, reduction or amendment.

          On the Effective Date, the Company will deliver to the Administrative Agent certificates of insurance satisfactory to the Administrative Agent evidencing the existence of all insurance required to be maintained by the Company under this
Section 8.04 (or as otherwise approved by Administrative Agent and the Lenders pursuant to Section 6.01(j)) setting forth the respective coverages, limits of liability, carrier, policy number and period of coverage and showing that such insurance will remain in effect through October 31, 1995, subject only to the payment of premiums as they become due (or December 15 in the case of insurance required by subsection (1) above). Thereafter, on each September 30 (or November 15 in the case of insurance required by subsection (1) above) in each year (commencing with
1995), the Company will deliver to the Administrative Agent certificates of insurance evidencing that all insurance required to be maintained by the Company under this Section 8.04 will be in effect through the October 31 (or December 15 in the case of insurance required by subsection (1) above) of the calendar year following the calendar year of the current September 30, subject only to the payment of premiums as they become due. In addition, the Company will not modify any of the provisions of any policy with respect to casualty insurance without delivering the original copy of the endorsement reflecting such modification to the Administrative Agent accompanied by a written report of Alexander & Alexander, or any other firm of independent insurance brokers of nationally recognized standing, stating that, in their opinion, such policy (as so modified) adequately protects the interests of the Lenders and the Administrative Agent, is in compliance with the provisions of this Section 8.04, and is comparable in all respects with insurance carried by responsible owners and operators of Properties similar to those covered by the Mortgage. The Company will not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 8.04 unless such insurance names the Administrative Agent as additional insured or loss payee as provided in this Section 8.04. The Company will immediately notify the Administrative Agent whenever any such separate insurance is obtained and shall deliver to the Administrative Agent the certificates evidencing the same.

          Without limiting the obligations of the Company under the foregoing provisions of this Section 8.04, in the event the Company shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section 8.04, then the Administrative Agent may, but shall have no obligation to, procure insurance covering the interests of the Lenders and the Administrative Agent in such amounts and against such risks as the Administrative Agent (or the Majority Lenders) shall deem appropriate, and the Company shall reimburse the Administrative Agent in respect of any premiums paid by the Administrative Agent in respect of such insurance.

          For purposes of this Section 8.04, the term "Peril" shall mean, collectively, fire, lightning, flood (but, unless otherwise required by the Administrative Agent or the Majority Lenders, only to the maximum amount available under federal programs), windstorm, hail, earthquake, explosion, riot and civil commotion, vandalism and malicious mischief, damage from aircraft, vehicles and smoke and all other perils covered by the "all-risk" endorsement then in use in the jurisdictions where the Properties of the Company are located.

          8.05 Prohibition of Fundamental Changes. The Company will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Company will not issue any shares of preferred stock or make any Equity Issuance as to which the Company is or may become obligated to repurchase, redeem or otherwise acquire such shares or Equity Rights at the election of the holder or otherwise on any date prior to February 1, 2003. The Company will not acquire any business or Property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of inventory and other Property to be sold or used in the ordinary course of business, Investments permitted under Section 8.08 and Capital Expenditures permitted under
Section 8.14. The Company will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or Property, whether now owned or hereafter acquired (including receivables and leasehold interests, but excluding (i) obsolete or worn-out Property, tools or equipment no longer used or useful in its business so long as the amount so sold in any single fiscal year by the Company shall not have a fair market value in excess of $250,000; (ii) any inventory sold or disposed of in the ordinary course of business and on ordinary business terms; (iii) assets with a fair value of not more than $500,000 relating to the Company's management information system operations in connection with the outsourcing of such operations to a third party (provided that (A) the Company shall have (1) notified the Administrative Agent in writing of the terms of such Disposition not later than 30 days prior to the date on which such Disposition is proposed to be made and (2) provided copies of all agreements relating to such Disposition to the Administrative Agent, (B) the arrangements relating to such Disposition shall in all respects be satisfactory to the Administrative Agent and (C) such Disposition shall be subject to such conditions as the Administrative Agent may reasonably request (including the execution and delivery of consents to assignment in form and substance satisfactory to the Administrative Agent)); and (iv) other Property of the Company so long as the amount so sold in any single fiscal year shall not have a fair market value in excess of $250,000).

          8.06 Limitation on Liens. The Company will not create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except:

          (a)  Liens created pursuant to the Security Documents;

          (b) Liens in existence on the Effective Date and listed in Part B of Schedule I or Liens securing Indebtedness referred to in Section 8.07(c) (excluding, however, (i) following the making of the initial Loans, Liens securing Indebtedness to be repaid with the proceeds of such Loans, as indicated on
Schedule I and (ii) Liens on Inventory and Receivables of the Company other than those arising by operation of law);

          (c) Liens (other than Federal tax Liens and Liens imposed under ERISA) imposed by any Governmental Person for taxes, assessments or charges not yet due or which are being contested in good faith and by proper proceedings if adequate reserves with respect to such Liens are being maintained in accordance with GAAP, but only to the extent such Governmental Person shall not have filed a notice of Lien in the public records;

          (d) carriers', mechanics', warehousemen's, artisans', service, suppliers', depositaries', or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days;

          (e) pledges or deposits in respect of workers' compensation, unemployment insurance and other social security legislation;

          (f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of the Company's business;

          (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of the Company's business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the Property subject to such Lien or interfere with the ordinary conduct of the business of the Company;

          (h) Liens upon real or tangible personal Property (excluding Liens on Inventory and Receivables) acquired after the Effective Date (by purchase, construction or otherwise) by the Company, each of which Liens either (A) existed on such Property before the time of its acquisition and was not created in anticipation of such event, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property; provided that no such Lien shall extend to or cover any Property of the Company other than the Property so acquired and improvements on such Property; and provided, further, that the principal amount of Indebtedness secured by any such Lien shall at no time exceed 80% of the fair market value (as determined in good faith by a senior financial officer of the Company) of such Property (or 100% in the case of equipment) at the time it was acquired (by purchase, construction or otherwise); and

          (i) any extension, renewal or replacement of the foregoing, provided, however, that the Liens permitted under this clause (i) shall not be spread to cover any additional
Indebtedness or Property (other than a substitution of like
Property).

          8.07 Indebtedness. The Company will not create, incur or suffer to exist any Indebtedness except:

          (a)  Indebtedness under the Basic Documents;

          (b) Indebtedness outstanding on the Effective Date and listed in Part A of Schedule I (excluding, however, (i)
Indebtedness referred to in subsection (d) below and (ii) following the making of the initial Loans, the Indebtedness to be repaid with the proceeds of such Loans, as indicated on
Schedule I);

          (c) additional Indebtedness outstanding on the Effective Date and not listed in Part A of Schedule I pursuant to
Section 7.11(a) provided that the aggregate amount thereof shall not exceed $150,000;

          (d) Indebtedness of the Company under the Indentures listed in numbered paragraphs 6 and 7 in Part A of Schedule I either (i) as of the Effective Date or (ii) after the Effective Date as payments in kind permitted pursuant to the terms of the Senior Note Documents as in effect on the Effective Date (for clarification purposes only, fees and expenses under, and indemnities payable pursuant to Sections 408 and 607(3) of, the Senior Note Documents as in effect on the Effective Date are not Indebtedness under this Agreement);

          (e)  Indebtedness consisting of Capital Lease
Obligations of the Company relating to Capital Expenditures permitted by Section 8.14; and

          (f) additional Indebtedness of the Company up to but not exceeding $10,000,000 at any one time outstanding.

          8.08 Investments. The Company will not make or permit to remain outstanding any Investments except:

          (a)  operating deposit accounts with banks;

          (b)  Permitted Investments;

          (c)  the Existing Interest Rate Protection Agreement
(but only to the extent of any transactions entered into as of the Effective Date);

          (d) other Interest Rate Protection Agreements so long as (i) the aggregate notional principal amount under all such Interest Rate Protection Agreements calculated at the time any such Interest Rate Protection Agreement is entered into does not exceed the aggregate amount of floating rate Indebtedness of the Company and the aggregate amount of unfunded commitments to lend floating rate Indebtedness to the Company, and (ii) the obligations of the Company under such Interest Rate Protection Agreements are not secured by any Property of the Company;

          (e) repurchase obligations of the Company permitted pursuant to Section 8.09; and

          (f)  additional Investments up to but not exceeding
$50,000 in the aggregate.

          8.09 Dividend Payments. The Company will not declare or make any Dividend Payment at any time (other than Dividend Payments in respect of the Company's obligations to repurchase capital stock or Equity Rights of the Company of retired, terminated or deceased directors, officers or employees of the Company, provided that (a) the aggregate amount of such payments in any fiscal year of the Company shall not exceed the sum of
(i) $500,000 plus (ii) for each fiscal year of the Company beginning after the Effective Date, an amount equal to the excess (if any) of $500,000 over the amount of such payments made by the Company in its immediately preceding fiscal year and (b) no such Dividend Payments may be made after the occurrence and during the continuance of any Default).

          8.10  Leverage Ratio.  The Company will not permit the
Leverage Ratio (determined as of each Quarterly Date) to exceed the following respective amounts at any time during the following respective periods:

          Period                               Ratio

     From the Effective Date
       through October 29, 1995              8.0 to 1

     From October 30, 1995
      through February 2, 1997               7.0 to 1

     From February 3, 1997
      and at all times thereafter            6.0 to 1

           8.11  Net Worth.  The Company will not permit its Net
Worth (determined as of each Quarterly Date) to be less than the following respective amounts at any time during the following respective periods:

          Period                               Amount

     From the Effective Date
      through October 29, 1995               $40,000,000

     From October 30, 1995
      through February 2, 1997               $42,500,000

     From February 3, 1997
      and at all times thereafter            $50,000,000

          8.12  Working Capital.  The Company will not permit
Working Capital (determined as of each Quarterly Date) to be less than the following respective amounts at any time during the following respective periods:

          Period                             Amount

     From the Effective Date
      through January 29, 1995             $14,500,000

     From January 30, 1995
      through April 30, 1995               $11,500,000

     From May 1, 1995
       through July 30, 1995               $ 9,750,000

     From July 31, 1995
      through April 28, 1996               $19,250,000

     From April 29, 1996
      through July 28, 1996                $12,500,000

     From July 29, 1996
      through February 2, 1997             $20,750,000

     From February 3, 1997
      through May 4, 1997                  $20,250,000

     From May 5, 1997
      through August 3, 1997               $13,750,000

     From August 4, 1997
      through November 2, 1997             $21,750,000

     From November 3, 1997
      and thereafter                       $20,500,000


          8.13 Fixed Charges Ratio. The Company will not permit the Fixed Charges Ratio (determined as of each Quarterly Date occurring at the end of each period specified below) to be less than the following respective amounts at any time during the following respective periods:

          Period                                  Ratio

     From January 30, 1995 through
      April 30, 1995                              0.850 to 1

     From January 30, 1995 through
      July 30, 1995                               0.850 to 1

     From January 30, 1995 through
      October 29, 1995                            0.800 to 1

     From January 30, 1995 through
      January 28, 1996                            0.750 to 1

     From May 1, 1995 through
      April 28, 1996                              0.700 to 1

     From July 31, 1995 through
      July 28, 1996                               0.700 to 1

     From October 30, 1995 through
      November 3, 1996                            0.700 to 1

     From January 29, 1996 through
      February 2, 1997                            0.725 to 1

     From April 29, 1996 through
      May 4, 1997                                 0.750 to 1

     From July 29, 1996 through
      August 3, 1997                              0.775 to 1

     From November 4, 1996 through
      November 2, 1997                            0.775 to 1


          8.14 Capital Expenditures. The Company will not permit the aggregate amount of Capital Expenditures by the Company to exceed the following respective amounts for the following respective periods (provided that the following limitations shall not apply to (a) Capital Expenditures made for the purpose of restoring, repairing or replacing assets subject to a Casualty Event to the extent permitted by this Agreement and provided such expenditures are made within twelve (12) months of the occurrence of such Casualty Event or (b) Capital Expenditures made for the purpose of replacing assets subject to a Disposition to the extent not exceeding an aggregate amount equal to $500,000 in any fiscal year of the Company):

          Period                             Amount

     For the seven fiscal month
      period from the Effective Date
      through July 30, 1995                   $6,000,000

     For each period of two fiscal
      quarters of the Company from
      and after July 31, 1995                $15,000,000

     For each fiscal year of the
      Company from and after
      July 31, 1995                          $22,000,000


          8.15 Funded Debt to Operating Cash Flow Ratio. The Company will not permit the Funded Debt to Operating Cash Flow Ratio (determined as of each Quarterly Date occurring at the end of each period specified below) to be more than the following respective amounts at any time during the following respective periods:

          Period                               Ratio

     From January 30, 1995
      through April 30, 1995                 20.00 to 1

     From January 30, 1995
      through July 30, 1995                  12.00 to 1

     From January 30, 1995
      through October 29, 1995                8.00 to 1

     From January 30, 1995
      through January 28, 1996                5.75 to 1

     From May 1, 1995
      through April 28, 1996                  5.25 to 1

     From July 31, 1995
      through July 28, 1996                   5.00 to 1

     From October 30, 1995
      through November 3, 1996                4.75 to 1

     From January 29, 1996
      through February 2, 1997                4.75 to 1

     From April 29, 1996
      through May 4, 1997                     4.50 to 1

     From July 29, 1996
      through August 3, 1997                  4.25 to 1

     From November 4, 1996
      through November 2, 1997                4.25 to 1



          8.16 Lease Obligations. The aggregate obligations of the Company for the payment of rent for any Property under operating leases or agreements to lease shall not exceed
$25,000,000 during any fiscal year of the Company.

          8.17 Lines of Business. The Company shall not engage to any substantial extent in any line or lines of business activity other than the business of distributing merchandise to and operating retail food and liquor stores in the State of Florida which offer for sale groceries, meats, fresh produce, dairy products, delicatessen and bakery products, health and beauty aids, pharmacies, wine, beer, liquor and selected general merchandise.

          8.18 Transactions with Affiliates. Except as expressly permitted by this Agreement, the Company will not, directly or indirectly: (a) make any Investment in an Affiliate;
(b) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate; (c) merge into or consolidate with or purchase or acquire Property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate); provided that (x) any Affiliate who is an individual may serve as a director, officer or employee of the Company and receive reasonable compensation for his or her services in such capacity and (y) the Company may enter into transactions (other than extensions of credit by the Company to an Affiliate) (i) in the ordinary course of business if the monetary or business consideration arising from such activity would be substantially as advantageous to the Company as the monetary or business consideration which would obtain in a comparable transaction with a Person not an Affiliate and (ii) in which an Affiliate participates as a holder of stock of the Company which is also held by Persons not Affiliates of the Company on terms no more favorable than terms on which such other Persons may participate.

          8.19 Use of Proceeds. The Company will use the proceeds of the (a) Revolving Credit Loans and the Tranche A Term Loan for general corporate purposes (provided that the proceeds of such Loans shall not be used to make any payments in respect of the Senior Notes if (i) the Company shall have the option under the Senior Notes to make payments in kind and the average, for the 60 days immediately preceding the date on which such payment is proposed to be made, of the excess of (A) the Borrowing Base (calculated, solely for purposes of this Section 8.19, without deduction for any amount referred to in clause (c) of the definition of "Borrowing Base") over (B) the aggregate principal amount of Revolving Credit Loans and Tranche A Term Loan outstanding, together with the aggregate amount of Letter of Credit Liabilities outstanding, shall be less than $15,000,000, or (ii) either before or after giving effect to such payment, a Default shall have occurred and be continuing), (b) the Tranche B Term Loan solely to repay in full the Indebtedness of the Company identified in numbered paragraph 1 of Part A of
Schedule I and (c) the Tranche C Term Loan solely to repay a portion of the Additional Term Loan made by Bank of America under the Existing Senior Credit Agreement (in each case in compliance with all applicable Governmental Rules); provided that none of the Administrative Agent nor the Co-Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

          8.20 Modifications of Certain Documents. The Company will not amend its charter in a manner which could be adverse to the Lenders or the Administrative Agent nor consent to any modification, supplement or waiver of any of the provisions of the Senior Notes or the Senior Note Documents the effect of which would change the terms thereof in any manner which could be adverse to the Company, the Lenders, the Administrative Agent or the Co-Agent, in either case without the prior consent of the Administrative Agent (with the approval of the Majority Lenders).

          8.21 After Acquired Real Property. If the Company acquires or leases any real property after the Effective Date (or if, at any time after the Effective Date, the Company shall not be prohibited from encumbering any real property interest of the Company which was not encumbered by the Mortgage as of the Effective Date), the Company shall (a) promptly notify the Administrative Agent in writing of such acquisition or ability to encumber, as the case may be, and (b) promptly execute a mortgage (substantially in the form of the Mortgage) or an amendment to the Mortgage (as the Administrative Agent or the Co-Agent may reasonably require) covering such property in favor of the Administrative Agent for the benefit of the Administrative Agent, the Co-Agent and the Lenders, together with such surveys, title insurance policies and endorsements, certificates of occupancy and such other agreements, estoppels and consents (including agreements with lessors) as the Administrative Agent or the Co-Agent may reasonably require. The Company shall use its reasonable best efforts to obtain, within 60 days after the Effective Date, the consent (which shall be reasonably satisfactory to the Majority Lenders) of Sun Life Insurance Company of America on the Company's warehouse facility in Hillsborough County, Florida (commonly known as 6422 Harney Road, Tampa, Florida), and shall promptly cause such facility to be encumbered by the Mortgage (and covered by title insurance) as set forth above in this Section 8.21.

          8.22 Inventory and Receivables. The Company agrees that:

          (a) all sales of Inventory shall be bona fide sales in the ordinary course of the Company's business;

          (b) all invoices representing Receivables shall be in the name of the Company;

          (c)  all credit memoranda shall be issued promptly;

          (d) it will, consistent with its existing business practices, promptly enforce, collect and receive all amounts owing in respect of the Receivables;

          (e) except for Retained Cash in an amount not to exceed $6,000,000 at any time, all cash and checks received by the Company in respect of the sale of Inventory or services rendered by the Company shall be deposited promptly to the Blocked Account;

          (f) all amounts owing to the Company in respect of credit card sales shall be paid directly by the relevant credit card companies (or, if applicable, the bank or banks at which the Company has merchant agreements with respect to such credit cards) directly to the Blocked Account (and the Company shall, on or before the Effective Date, direct the credit card companies or such banks to make such payments directly to the Blocked Account); and

          (g) it will otherwise comply in all material respects with its cash management procedures and policies in effect as of the Effective Date (as the same may be amended from time to time with the consent of the Majority Lenders).

          8.23 Subsidiaries. The Company will not directly or indirectly organize or acquire any Subsidiary.

          8.24 Statutory Notice. The Company will not file or record any instrument of record pursuant to Section 697.04(1)(b) of the Florida Statutes that would limit the maximum amount that may be secured by any of the Security Documents.

          8.25 Intangible Personal Property Taxes. Within 30 days after the Effective Date, the Company will file an application (which application shall be reasonably acceptable to the Administrative Agent) for a ruling from the Department of Revenue of the State of Florida to the effect that the Company is not liable to the State of Florida for the payment of nonrecurring intangible personal property taxes pursuant to Chapter 199 of the Florida Statutes in connection with the transactions contemplated by the Basic Documents. Within 180 days after the Effective Date, the Company will either (a) obtain and deliver to the Administrative Agent the formal ruling referred to in the immediately preceding sentence (which ruling shall be in all respects satisfactory to the Majority Lenders) or
(b) if such ruling has not been so obtained and delivered to the Administrative Agent within such period or if the Department of Revenue has issued a ruling at any time within such period to the effect that the Company is required to pay such taxes, the Company will (subject to its right to contest such taxes pursuant to Section 8.03(c) and to pursue all rights to seek review of any such unfavorable ruling) as promptly as possible thereafter pay such taxes to the extent required to be paid by it (or, in the case of an unfavorable ruling, to the extent required by such ruling) to the State of Florida. In addition, after the occurrence and during the continuance of an Event of Default, the Company agrees that it will (unless the Department of Revenue has issued a ruling as set forth above to the effect that no such nonrecurring intangible personal property taxes are due), upon the written request of the Majority Lenders, promptly pay all such nonrecurring intangible personal property taxes (whether or not being contested) and, if not so paid, the Majority Lenders shall have the right (but not the obligation) to cause Revolving Credit Loans to be made for the purpose of paying such taxes.

          Section 9. Events of Default. If one or more of the following events ("Events of Default") shall occur and be continuing:

          (a) The Company shall: (i) default in the payment of any principal of any Loan or any Reimbursement Obligation when due (whether at stated maturity or at mandatory or optional prepayment); or (ii) default in the payment of any interest on any Loan or any other Obligation when due and such default shall have continued unremedied for 2 or more days; or

          (b) The Company shall default (after the passage of any applicable grace period, without giving effect to any extensions thereof after default) in the payment when due of any principal of or interest on any of its other Indebtedness the aggregate outstanding principal amount of which exceeds $250,000, or in the payment when due of any amount under any Interest Rate Protection Agreement for an amount exceeding $250,000; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness or any event specified in any Interest Rate Protection Agreement shall occur if the effect of such event is to cause, or (with or without the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (other than, in the case of a Capitalized Lease Obligation, as a result of a default occurring on the Effective Date in respect of such Capitalized Lease Obligation caused solely by the creation of the Liens intended to be created by the Security Documents on the Property to which such Capitalized Lease Obligation relates), such Indebtedness to become due, or to be prepaid in full or to be purchased by the Company or one of its Affiliates (whether by redemption, purchase, repurchase, offer to purchase or repurchase, exercise of a put or call option or otherwise), prior to its stated maturity or to have the interest rate on such Indebtedness reset to a level so that securities evidencing such Indebtedness trade at a level specified in relation to its par value or, in the case of an Interest Rate Protection Agreement, to permit the payments owing under such Interest Rate Protection Agreement to be liquidated; or the holder of any Lien on any Property of the Company having a fair market value in excess of $250,000 shall have commenced foreclosure of such Lien; or

          (c) Any representation, warranty or certification made or deemed made by the Company in any Basic Document or any certificate furnished to any Lender, the Administrative Agent or the Co-Agent pursuant to the provisions of any Basic Document shall prove to have been false or misleading as of the time made or furnished or deemed made or furnished in any material respect; or

          (d) The Company shall default in the performance of any of its obligations under any of Section 8.01(l), 8.05, 8.06, 8.07, 8.08, 8.09, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16, 8.18,
8.24 or 8.25, or Section 5 of the Security Agreement or any provisions of the Mortgage; or the Company shall default in the performance of any of its obligations under Section 8.01(f) and such default shall continue unremedied for a period of 1 Business Day after notice of such default shall have been given to the Company by the Administrative Agent or any Lender (through the Administrative Agent); or the Company shall default in the performance of any of its other obligations in this Agreement or any other Basic Document and such default shall continue unremedied for a period of 30 days after notice of such default shall have been given to the Company by the Administrative Agent or any Lender (through the Administrative Agent); or

          (e) The Company shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

          (f) The Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

          (g) A proceeding or case shall be commenced, without the application or consent of the Company in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Company or of all or any substantial part of its Property, or (iii) similar relief in respect of the Company under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Company shall be entered in an involuntary case under the Bankruptcy Code; or

          (h) A final judgment or judgments (including any arbitration award) for the payment of money in excess of $100,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has admitted in writing liability in respect of such judgment) or in excess of $250,000 in the aggregate (regardless of insurance coverage) shall be rendered by a one or more Governmental Persons (or, in the case of an arbitration award, one or more arbitrators) having jurisdiction against the Company and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution of the relevant judgment shall not be procured, within 60 days from the date of entry of such judgment and the Company shall not, within that sixty-day period, or such longer period during which execution of the same shall have been stayed, appeal from and cause the execution of such judgment to be stayed during such appeal; or

          (i) An event or condition specified in Section 8.01(e) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall incur or shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which would constitute a Material Adverse Effect; or

          (j) A reasonable basis shall exist for the assertion against the Company of (or there shall have been asserted against the Company) claims or liabilities, whether accrued, absolute or contingent, based on or arising from the generation, storage, transport, handling or Release of Hazardous Materials by the Company or Affiliates, or any predecessor in interest of the Company or Affiliates, or relating to any site, facility or vessel owned, operated or leased by the Company or Affiliates, which claims or liabilities (insofar as they are payable by the Company but after deducting any portion which is reasonably expected to be paid by other creditworthy Persons jointly and severally liable for such portion), in the judgment of the Majority Lenders are reasonably likely to be determined adversely to the Company, and the amount of such claims or liabilities is, singly or in the aggregate, reasonably likely to have a Material Adverse Effect; or

          (k) Any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date of this Agreement), other than GEI (or one or more of its affiliates) or members of the bondholders committee in the Chapter 11 Case (or a group which includes any one or more of the foregoing), shall acquire beneficially more than 35% (by number of votes) of the voting stock of the Company; or any Person or group (other than GEI (or its affiliates) or any member of the bondholders committee in the Chapter 11 case (or a group which includes any one or more of the foregoing)) shall succeed in having a sufficient number of its nominees elected to the Board of Directors of the Company to constitute a majority of the Board of Directors of the Company; or

          (l) Except for expiration in accordance with its terms, any of the Security Documents shall be terminated or shall cease to be in full force and effect, or any Lien intended to be created by the Security Documents shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason; or

          (m) The Company shall make any payment or prepayment (whether in cash or other Property) of the principal of or interest on, or any other amount owing in respect of the principal of or interest on, the Senior Notes (including any redemption, retirement, purchase or defeasance of, or sinking fund or similar payment with respect to, the Senior Notes), except for regularly scheduled payments of interest in respect of such Senior Notes required pursuant to the Senior Notes and Senior Note Documents;

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Section 9, (A) the Administrative Agent may and, upon the request of the Majority Lenders, shall, by notice to the Company, terminate the Commitments and they shall thereupon terminate and (B) the Administrative Agent may and, upon the request of the Majority Lenders, shall, by notice to the Company, declare the principal amount then outstanding of, and the accrued interest on, the Loans, the Reimbursement Obligations and all other Obligations to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Section 9, the Commitments shall automatically be terminated and the principal amount then outstanding of, and the accrued interest on, the Loans, the Reimbursement Obligations and all other Obligations shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company. The Majority Lenders shall have the right (in their sole and absolute discretion) to rescind any declaration of termination or acceleration made by the Administrative Agent under this Section 9. Nothing in this Section 9 shall affect the rights of the Administrative Agent to make Discretionary Extensions in accordance with Section 2.02(c) (or the obligations of the Company and the Lenders with respect thereto) prior to any termination of the Commitments or acceleration of the Obligations as set forth above.

          In addition, upon the occurrence and during the continuance of any Event of Default (if the Administrative Agent has declared the principal amount then outstanding of, and accrued interest on, the Revolving Credit Loans and all other Obligations to be due and payable), the Company agrees that it shall, if requested by the Administrative Agent or the Majority Lenders through the Administrative Agent (and, in the case of any Event of Default referred to in clause (f) or (g) of this
Section 9, forthwith, without any demand or the taking of any other action by the Administrative Agent or such Lenders) provide cover for the Letter of Credit Liabilities by paying to the Administrative Agent immediately available funds in an amount equal to the then aggregate undrawn face amount of all Letters of Credit, which funds shall be held by the Administrative Agent in the Collateral Account as collateral security in the first instance for the Letter of Credit Liabilities and be subject to withdrawal only as provided in the Security Documents with respect to the Collateral Account.


          Section 10.  The Administrative Agent.

          10.01 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent under this Agreement and the other Basic Documents with such powers as are specifically delegated to the Administrative Agent by the terms of the Basic Documents, together with such other powers as are reasonably incidental to such powers. The Administrative Agent (which term as used in this sentence and in Section 11.05 and the first sentence of
Section 11.06 shall include reference to its affiliates and its own and its affiliates' officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in the Basic Documents, and shall not by reason of any Basic Document be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in any Basic Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Basic Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Basic Document or any other document referred to or provided for in any Basic Document or for any failure by the Company or any other Person to perform any of its obligations under any Basic Document; (c) shall not be required to initiate or conduct any litigation or collection proceedings under any Basic Document;
(d) shall not be responsible for any action taken or omitted to be taken by it under any Basic Document or under any other document or instrument referred to or provided for in any Basic Document or in connection with any Basic Document, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may deem and treat the payee of any Note as the holder of such Note for all purposes of the Basic Documents unless and until a notice of the assignment or transfer of such Note shall have been filed with the Administrative Agent, together with the consent of the Company to such assignment or transfer (to the extent provided in Section 11.06(b)).

          10.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any made by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by any Basic Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Basic Document in accordance with instructions given by the Majority Lenders or, if provided in this Agreement, in accordance with the instructions given by all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.

          10.03 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than the nonpayment of principal of or interest on Loans or Reimbursement Obligations or of commitment fees) unless the Administrative Agent has received notice from a Lender or the Company specifying such Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice of such receipt to the Lenders (and shall give each Lender prompt notice of each such nonpayment). The Administrative Agent shall (subject to
Section 11.07) take such action with respect to such Default as shall be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders (including the making of discretionary Revolving Credit Loans pursuant to Section 2.02) except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders, or all of the Lenders.

          10.04 Rights as a Lender. With respect to its Commitments and the Loans made by it, CITBC (and any successor acting as Administrative Agent) in its capacity as a Lender under the Basic Documents shall have the same rights, privileges and powers under the Basic Documents as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. CITBC (and any successor acting as Administrative Agent) and its affiliates may (without having to account for the same to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Company (and any of its Affiliates) as if it were not acting as the Administrative Agent, and CITBC and its affiliates may accept fees and other consideration from the Company for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

          10.05 Indemnification. The Lenders agree to indemnify each of the Administrative Agent and the Co-Agent (in their respective capacities as administrative agent and co-agent for the Lenders under the Basic Documents) and their respective affiliates, directors, officers, employees, attorneys and agents (to the extent not reimbursed under Section 11.03, but without limiting the obligations of the Company under Section 11.03) ratably in accordance with their respective Commitments or, if the Commitments shall have terminated, in accordance with the principal outstanding amount of the Loans held by the Lenders, for any and all losses, liabilities, damages or expenses (a) incurred by any of them in connection with or by reason of any actual or threatened investigation, litigation or other proceedings (including any such investigation, litigation or other proceedings between the Administrative Agent, the Co-Agent and any Lender) relating to the extensions of credit under, and the transactions contemplated by, the Basic Documents or any actual or proposed use by the Company of the proceeds of any such extensions of credit (or arising under any Environmental Law as provided in the last sentence of Section 11.03), including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings and (b) payable or reimbursable to the Administrative Agent or the Co-Agent pursuant to clause (a), (b) or (c) of
Section 11.03 but not paid or reimbursed by or on behalf of the Company when due (but excluding in any such case any such losses, liabilities, damages or expenses to the extent, but only to the extent, incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

          10.06 Nonreliance on Administrative Agent, Co-Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent, the Co-Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent, the Co-Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. Neither the Administrative Agent nor the Co-Agent shall be required to keep itself informed as to the performance or observance by the Company of any Basic Document or any other document referred to or provided for in any Basic Document or to inspect the Properties or books of the Company. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement, neither the Administrative Agent nor the Co-Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company (or any of its Affiliates) that may come into the possession of the Administrative Agent, the Co-Agent or any of their respective affiliates.

          10.07 Failure to Act. Except for action expressly required of the Administrative Agent under the Basic Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act under any Basic Document unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 11.05 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

          10.08 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notice to the Lenders and the Company, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, that shall be a financial institution which has an office in New York City, New York or Los Angeles, California. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations, under the Basic Documents.
After any retiring Administrative Agent's resignation or removal as Administrative Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

          10.09 Agency Fees. So long as the Commitments are in effect and until payment in full of the principal of and interest on the Loans and all other Obligations, the Company will pay to
(a) the Administrative Agent agency fees of (i) $600,000 on the Effective Date and (ii) $100,000 on each anniversary of the Effective Date (excluding the Termination Date) and (b) the Co-Agent a co-agency fee of $25,000 per annum, payable annually in advance commencing on the Effective Date and on each anniversary of the Effective Date (excluding the Termination Date). Such fees, once paid, shall be non-refundable.

          10.10 Authorization of the Co-Agent. Each of the Lenders hereby irrevocably appoints and authorizes Bank of America to act as the Co-Agent under this Agreement. Except as expressly set forth in this Agreement and as otherwise may be agreed by the Administrative Agent and the Majority Lenders, Bank of America shall have no duties as Co-Agent under this Agreement.

          10.11 Collateral Sub-Agent. Each Lender by its execution and delivery of this Agreement agrees, as contemplated by Section 3.03 of the Security Agreement, that, in the event it shall hold any Permitted Investments referred to in that Section 3.03, such Permitted Investments shall be held in the name and under the control of such Lender, and such Lender shall hold such Permitted Investments as a collateral sub-agent for the Administrative Agent under the Security Agreement. In addition, a Lender in possession of any property subject to the Lien of the Security Documents shall hold the same as a collateral sub-agent for the Administrative Agent for the benefit of the Lenders, the Administrative Agent and the Co-Agent as provided for in the Security Documents. Any such property held or recovered at any time by any Lender or any realization on account of any such property shall inure to the ratable benefit of the Lenders, the Administrative Agent and the Co-Agent as provided in the Security Agreement. The Company by its execution and delivery of this Agreement hereby consents to the foregoing.

          Section 11.  Miscellaneous.

          11.01 Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement or any Note shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement and the Notes are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          11.02 Notices. All notices, requests and other communications provided for in this Agreement and under the Basic Documents making reference to this Section 11.02 (including any modifications of, or waivers or consents under, this Agreement) shall be given or made in writing, delivered to the intended recipient at the "Address for Notices" specified below its name on Annex 1 or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in any Basic Document, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as set forth above (provided that, if the day on which any such communication shall be deemed to have been duly given as set forth above is not a Business Day, such communication shall be deemed to have been duly given on the next succeeding Business
Day).

          11.03 Expenses, Etc. The Company agrees to pay or reimburse each of the Lenders, the Administrative Agent and the Co-Agent, as the case may be, for paying: (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Co-Agent (including, upon delivery of statements therefor, the reasonable fees and expenses of Orrick, Herrington & Sutcliffe, special counsel to the Administrative Agent, and of Sidley & Austin, special counsel to the Co-Agent), in connection with (i) the negotiation, preparation, execution, delivery and administration of the Basic Documents and the extension of credit under this Agreement and (ii) any modification, supplement or waiver of any of the terms of any Basic Document; (b) all reasonable costs and expenses of the Lenders, the Administrative Agent and the Co-Agent (including, upon delivery of statements therefor, reasonable counsels' fees and expenses) in connection with (i) any Default and any enforcement or collection proceedings (including any bankruptcy, reorganization, workout or other similar proceeding) resulting from such Default or in connection with the negotiation of any restructuring or "work-out" (whether or not consummated) of the obligations of the Company under the Basic Documents and (ii) the enforcement of this Section 11.03; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges (including intangible personal property taxes) levied by any governmental or revenue authority in respect of any Basic Document or any other document referred to in any Basic Document and all costs, expenses, taxes, assessments and other charges (including intangible personal property taxes) incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Basic Document or any other document referred to in any Basic Document (including recurring and nonrecurring intangible personal property taxes payable under Chapters 199 and 201 of the Florida Statutes).

          The Company hereby agrees (i) to indemnify the Administrative Agent, the Co-Agent and each Lender and their respective affiliates, directors, officers, employees, attorneys, agents, accountants and consultants from, and hold each of them harmless against, any and all losses, liabilities, damages or expenses incurred by any of them in connection with or by reason of any actual or threatened investigation, litigation or other proceedings (including, in respect of the Administrative Agent, any such investigation, litigation or other proceedings between the Administrative Agent and any Lender or the Co-Agent) relating to the extensions of credit under, and the transactions contemplated by, the Basic Documents or any actual or proposed use by the Company of the proceeds of any such extensions of credit, including, upon delivery of statements therefor, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings (but excluding any such losses, liabilities, damages or expenses to the extent, but only to the extent, incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified) and (ii) not to assert any claim against the Administrative Agent, the Co-Agent any Lender or any of their respective affiliates, directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated in any Basic Document. It shall not be a condition to any such indemnification that the Administrative Agent, the Co-Agent or any Lender be a party to any such investigation, litigation or other proceeding. Without limiting the generality of the foregoing, the Company will indemnify the Administrative Agent, the Co-Agent and each Lender and their respective affiliates, directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any losses, liabilities, damages or expenses described in the preceding provisions (but excluding, as provided in the preceding provisions, any loss, liability, damage or expense incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified) arising under any Environmental Law as a result of the past, present or future operations of the Company (or any predecessor in interest to the Company), or the past, present or future condition of any site, facility or vessel owned, operated or leased by the Company (or any such predecessor in interest), or any Release or threatened Release of any Hazardous Materials from any such site or facility, including any such Release or threatened Release which shall occur during any period when the Administrative Agent, the Co-Agent or any Lender shall be in possession of any such site, facility or vessel following the exercise by the Administrative Agent, the Co-Agent or any Lender of any of its rights and remedies under any Basic Document.

          11.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and the other Basic Documents may be modified or supplemented only by an instrument in writing signed by the Company, the Administrative Agent and the Majority Lenders, or by the Company and the Administrative Agent acting with the written consent of the Majority Lenders, and any provision of this Agreement and the other Basic Documents may be waived by the Majority Lenders or by the Administrative Agent acting with the written consent of the Majority Lenders; provided that: (a) no modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders that will be adversely affected thereby or by the Administrative Agent acting with the written consent of such
Lenders: (i) increase, or extend the term of, any of the Commitments, or extend the time or waive any requirement for the reduction or termination of any of the Commitments, (ii) extend the date fixed for the payment of any principal, interest or fees under this Agreement or the Notes, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest or any fee is payable under this Agreement or alter the basis for calculating any other Obligation (provided that the Majority Lenders shall have the right to waive compliance with the requirement in Section 3.02 that the Obligations shall bear interest at the Post-Default Rate upon the occurrence and during the continuance of an Event of Default, other than under the circumstances in which an Event of Default specified in Section 9(a) shall have occurred and is continuing), (v) alter the terms of this Section 11.04, (vi) modify the definition of the term "Majority Lenders," or modify in any other manner the number or percentage of the Lenders required to make any determinations or to waive any rights under, or to modify any provision of, this Agreement, (vii) modify the definition of the term "Borrowing Base" or (viii) release any collateral or otherwise terminate any Lien under any Basic Document providing for collateral security or agree to additional obligations (other than the Obligations) being secured by such collateral security (except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering Property (A) which is the subject of a permitted Disposition under this Agreement, (B) leased by the Company to the extent (1) the creation of such Lien violates the terms of any applicable lease in effect as of the Effective Date and (2) the lessor under such lease has notified the Company that it intends to terminate such lease unless such Lien is released, or (C) which is the subject of a Disposition as to which (1) Net Available Proceeds in respect of such Disposition of such Property in an amount equal to the greater of the fair market value of such Property at the Effective Date and the date of such Disposition shall have been received by the Company and applied to the prepayment of the Loans as set forth in Section 2.10(f) and (2) the Majority Lenders shall have given their prior written consent (and, upon the written request of the Company, the Administrative Agent shall execute such reconveyances and other instruments as shall be reasonably necessary to evidence any such release); and (b) any modification, supplement or waiver of Section 10 (or any increase in the duties of the Administrative Agent or the Co-Agent) shall require the consent of the Administrative Agent and (if affected thereby) the Co-Agent. Any modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon the Administrative Agent, the Co-Agent, the Lenders and the Company, and any such waiver shall be effective only in the specific instance and for the purpose for which given. A copy of each such amendment shall be delivered to the Co-Agent.

          Notwithstanding any other provision of this Agreement, if:

          (a) any Lender shall fail to fulfill its obligations to make a Loan as set forth in this Agreement, or

          (b) any Revolving Credit Lender shall fail to pay to the Administrative Agent the amount of such Lender's Revolving
Credit Commitment Percentage of any payment under a Letter of Credit pursuant to Section 2.03,

then, for so long as such failure shall continue, such Lender shall (unless the Majority Lenders, determined as if such Lender were not a "Lender" under the Basic Documents, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under any of the Basic Documents (including under this Section 11.04) to have no Loans, Letter of Credit Liabilities or Commitments.

          11.05 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of its parties and their respective successors and permitted assigns.

          11.06  Assignments and Participations.

          (a) The Company may not assign any of its rights or obligations under this Agreement or under the Notes without the prior consent of all of the Lenders, the Administrative Agent and the Co-Agent. Any attempted or purported assignment in contravention of the preceding sentence shall be null and void.

          (b) Each Lender may assign all or any part of its Loans, its Notes, its Commitments (except that Bank of America may not assign the Tranche C Term Loan, related Note and Tranche C Term Loan Commitment other than in connection with an assignment of all of Bank of America's rights and obligations as a Lender hereunder) and its Letter of Credit Interest (but only with the consent of the Administrative Agent and, in the case of an outstanding Commitment, the Company (provided that the Company's consent shall not be required at any time during which a Default shall have occurred and be continuing), which consents shall not be unreasonably withheld or delayed), together with, in any such case, its related rights, remedies, powers and privileges under the Basic Documents; provided that (i) no such consent by the Company or the Administrative Agent shall be required in the case of any assignment to another Lender or (in the case of consent by the Company) to an affiliate of a Lender;
(ii) any such partial assignment shall be in an amount at least equal to $5,000,000 and the assigning Lender (other than CITBC) shall have a retained interest at least equal to $5,000,000 after giving effect to such partial assignment; (iii) CITBC shall not make any assignment unless, after giving effect to such assignment, it shall have a retained interest at least equal to twenty percent (20%) of the outstanding Obligations (or, if no such Obligations are outstanding, of the Commitments) at such time; (iv) each such assignment by a Lender of its Loans, Notes, Commitments and Letter of Credit Interest shall be made in such manner so that the same portion of its Loans, Notes, Commitments and Letter of Credit Interest is assigned to the respective assignee; and (v) the assigning Lender or the respective assignee shall have paid to the Administrative Agent an assignment fee of $5,000. Upon execution and delivery by the assignee to the Company and the Administrative Agent of an instrument in writing (a copy of which shall be delivered to the Co-Agent) pursuant to which such assignee agrees to become a "Lender" under this Agreement (if not already a Lender) having the Commitment or Commitments, Loans, and Letter of Credit Interest specified in such instrument, and upon the consent of the Company and the Administrative Agent, to the extent required above, the assignee shall have, to the extent of such assignment (unless otherwise provided in such assignment with the consent of the Company and the Administrative Agent), the obligations, rights and benefits of a Lender under the Basic Documents holding the Commitment or Commitments, Loans and Letter of Credit Interest assigned to it (in addition to the Commitment or Commitments, Loans and Letter of Credit Interest, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Commitment or Commitments so assigned.

          (c) A Lender may sell or agree to sell to one or more other Persons a participation in all or any part of its Loans, its Notes, its Commitments, its Letter of Credit Interest and its related rights, remedies, powers and privileges under the Basic Documents, in which event each purchaser of a participation (a "Participant") shall be entitled to the rights and benefits of the provisions of Section 8.01(o) with respect to such participation as if (and the Company shall be directly obligated to such Participant under such provisions as if) such Participant were a "Lender" for purposes of Section 8.01(o), but, except as otherwise provided in Section 4.07(c), shall not have any other rights, remedies, powers or privileges under any Basic Document (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreements executed by such Lender in favor of the Participant). All amounts payable by the Company to any Lender under Section 5 in respect of such Lender's Loans, Notes, Letter of Credit Interest, and Commitments shall be determined as if such Lender had not sold or agreed to sell any participations in such Loans, Letter of Credit Interest and Commitments, and as if such Lender were funding each of such Loans, Notes, Letter of Credit Interest and Commitments in the same way that it is funding the portion of such Loans, Notes, Letter of Credit Interest and Commitments in which no participations have been sold. In no event shall a Lender that sells a participation agree with the Participant to take or to refrain from taking any action under any Basic Document except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of such Lender's related Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loan or Loans, Reimbursement Obligations or any portion of any fee under this Agreement payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest or any fee under this Agreement in which such Lender has sold an interest is payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee under its agreements with such Lender, (v) alter the rights or obligations of the Company to prepay the related Loans or (vi) consent to any modification, supplement or waiver of any Basic Document to the extent that the same, under
Section 11.04, requires the consent of each Lender.

          (d) In addition to the assignments and participations permitted under the foregoing provisions of this Section 11.06, any Lender may assign and pledge all or any portion of its Loans and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations under the Basic Documents.

          (e) A Lender may furnish any information concerning the Company in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of
Section 11.12.

          (f) Notwithstanding anything in this Section 11.06 to the contrary, no Lender may assign or participate any interest in any Obligation or Commitment (or any related rights, remedies, powers or privileges) to the Company or any of its Affiliates without the prior written consent of each Lender.

          11.07 Survival. The obligations of the Company under Sections 2.03(l), 2.03(o), 5.01, 5.02, 5.03 and 11.03 and the
obligations of the Lenders under Section 10.05 shall survive the repayment of the Obligations and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made by a notice of any extension of credit (whether by means of a Loan or a Letter of Credit), in or pursuant to any Basic Document to which the Company is a party shall survive the making or deemed making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any extension of credit (whether by means of a Loan or a Letter of Credit), any Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender, the Administrative Agent or the Co-Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

          11.08  Agreements Superseded.  This Agreement
supersedes all prior agreements and understandings (including the Disclosure Statement and any and all commitment letters and term sheets), written or oral, among the parties with respect to the subject matter of this Agreement.

          11.09 Severability. Any provision of this Agreement or the Notes that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or the Notes, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11.10 Captions. The table of contents and captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

          11.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties to this Agreement may execute this Agreement by signing any such counterpart.

          11.12  Treatment of Certain Information;
Confidentiality. Each of the Lenders, the Administrative Agent and the Co-Agent agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, any nonpublic information supplied to it by the Company pursuant to this Agreement which is identified by the Company as being confidential at the time the same is delivered to the Lenders, the Administrative Agent or the Co-Agent, provided that nothing in this Agreement shall limit the disclosure of any such information (i) to the extent required by Governmental Rule, (ii) to counsel for any of the Lenders, the Administrative Agent or the Co-Agent, (iii) to bank examiners, auditors or accountants, (iv) to the Administrative Agent, the Co-Agent or any other Lender or their affiliates, directors, officers, employees, accountants, consultants and representatives, (v) in connection with any litigation to which any one or more of the Lenders, the Administrative Agent or the Co-Agent is a party, (vi) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Lender a Confidentiality Agreement substantially in the form of Exhibit G.

          11.13 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE COMPANY HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          11.14 WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT, THE CO-AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                              KASH N' KARRY FOOD STORES, INC.


                              By: /s/ R.P. Springer
                              Title:


                              LENDERS

                              THE CIT GROUP/BUSINESS CREDIT, INC.


                              By: /s/ Judd S. Fischer
                              Title:  Vice President


                              BANK OF AMERICA NATIONAL TRUST AND
                              SAVINGS ASSOCIATION


                              By: /s/ H.G. Wheelock
                              Title: V.P.


                              WELLS FARGO BANK, N.A.


                              By: /s/ Jeffrey P. Rose
                              Title: Vice President


                              BARNETT BANK OF TAMPA, BY BARNETT
                              BANKS, INC., as Attorney-in-Fact
                              for Barnett Bank of Tampa


                              By: /s/ Julie M. Smith
                              Title:  Julie M. Smith, Workout Officer


                              NATIONSBANK OF FLORIDA, N.A.


                              By: /s/ Samuel P. McNeil
                              Title:  V.P.


                              ADMINISTRATIVE AGENT

                              THE CIT GROUP/BUSINESS CREDIT,
                              INC., as Administrative Agent



                              By: /s/ Judd S. Fischer
                              Title:  Vice President



                              CO-AGENT

                              BANK OF AMERICA NATIONAL TRUST AND
                              SAVINGS ASSOCIATION, as Co-Agent


                              By: /s/ Laura Knight
                              Title:  Laura Knight Vice President
                                                          Annex 1


      Addresses for Notices and Commitments of the Lenders

THE COMPANY

KASH N' KARRY FOOD STORES, INC.
6422 Harney Road
Tampa, Florida 33610
Attention:  Executive Vice President, Administration
Telephone No.:  (813) 621-0200
Telecopier No.: (813) 626-9550



THE LENDERS
(Lending Offices and Addresses for Notices)

THE CIT GROUP/BUSINESS CREDIT, INC.
300 South Grand Avenue
Third Floor
Los Angeles, California 90071
Attention:  Regional Credit Manager
Telephone No.:   (213) 613-2575
Telecopier No.:  (213) 613-2588
Revolving Credit Commitment
                                           $29,744,599.28

                                           Tranche A
Term Loan Commitment
          0

                                           Tranche B
Term Loan Commitment
                                           $20,255,400.72

                                           Tranche C
Term Loan Commitment
          0

BANK OF AMERICA NATIONAL
TRUST AND SAVINGS ASSOCIATION
1850 Gateway Blvd.
Concord, California  94520
Attention:  Pat Simmons
            Global Payments
            Service Account
            Administration
Telephone No.:  (510) 675-7760
Telecopier No.: (510) 675-7531
Revolving Credit Commitment
                                           $7,150,048.14

                                           Tranche A
Term Loan Commitment
          0

                                           Tranche B
Term Loan Commitment
                                           $4,869,021.40

                                           Tranche C
Term Loan Commitment
                                           $951,128.58
WELLS FARGO BANK, N.A.
Suite #940
333 South Grand Avenue
Los Angeles, California 90071-1504
Attention:  Lorna Dauglash
Telephone No.:  (213) 253-3547
Telecopier No.: (213) 627-2442
Revolving Credit Commitment
                                           $6,905,250.24

                                           Tranche A
Term Loan Commitment
          0

                                           Tranche B
Term Loan Commitment
                                           $4,702,319.56

                                           Tranche C
Term Loan Commitment
                                                0

BARNETT BANK OF TAMPA
Commercial Loan Accounting
900 Southside Blvd., Building 600
Jacksonville, Florida  32256
Attention:  Stacy Flye
Telephone No.:  (904) 464-5050
Telecopier No.: (904) 464-5552
Revolving Credit Commitment
                                           $4,570,321.58

                                           Tranche A
Term Loan Commitment
          0

                                           Tranche B
Term Loan Commitment
                                           $3,112,285.83

                                           Tranche C
Term Loan Commitment
                                                0

NATIONSBANK OF FLORIDA, N.A.
T18-7
1 NationsBank Plaza
Charlotte, North Carolina  28255
Attention:  Patricia Turner
Telephone No.:  (704) 386-9875
Telecopier No.: (704) 386-8694
Revolving Credit Commitment
                                           $1,629,780.76

                                           Tranche A
Term Loan Commitment
          0

                                           Tranche B
Term Loan Commitment
                                           $1,109,843.91

                                           Tranche C
Term Loan Commitment
                                                0

THE ADMINISTRATIVE AGENT

THE CIT GROUP/BUSINESS CREDIT, INC.
300 South Grand Avenue
Third Floor
Los Angeles, California 90071
Attention:  Regional Credit Manager
Telephone No.:  (213) 613-2575
Telecopier No.: (213) 613-2588


THE CO-AGENT

BANK OF AMERICA NATIONAL
TRUST AND SAVINGS ASSOCIATION
Agency Management Services
Department 5596
1455 Market St., 12th Fl.
San Francisco, California  94103
Attention:  Laura J. Knight
Telephone No.:  (415) 622-4935
Telecopier No.: (415) 622-4894
                                                             SCHEDULE I



                  Material Agreements and Liens

PART A

     1. Credit Agreement, dated as of October 12, 1988, and amended and restated as of September 14, 1989, as amended, among the Company, the Senior Lenders referred to therein and Bank of America National Trust and Savings Association* (Note: This Agreement is secured by substantially all of the Company's assets and is incorporated in Part B hereof.)

     2. Loan and Security Agreement, dated as of November 9, 1994, among the Company, the Lenders referred to therein, Wells Fargo Bank, N.A., as Co-Agent, and Bank America Business Credit, Inc., as Agent**

     3. Indenture dated as of January 29, 1992 between the Company and Ameritrust Texas N.A., as Trustee, relating to Senior Notes due 1999*

     4. Indenture dated as of September 14, 1989 between the Company and NCNB National Bank of Florida, as Trustee (NationsBank of Florida, National Association, successor Trustee), relating to Senior Floating Rate Notes due 1996*

     5. Indenture dated as of February 8, 1989 between the Company and First Florida Bank N.A., as Trustee
               (the Bank of New York, successor Trustee), relating to 14% Subordinated Debentures due 2001*

     6. Indenture dated as of December 28, 1994 between the Company and Shawmut Bank Connecticut, N.A., as
               Trustee, relating to 11.5% Senior Floating Rate
               Notes due 2003

     7. Indenture dated as of December 28, 1994 between the Company and IBJ Schroder Bank & Trust Company, as
               Trustee, relating to Senior Floating Rate Notes due 2003

     8.   See Schedule I, Part B.

___________________________
*To be terminated upon the Effective Date.

**Note: This is debtor in possession financing secured by
substantially all of the Company's assets and is incorporated in
Part B hereof.
PART B                                                 Schedule I

Kash n' Karry Food Stores, Inc.
Debts over $50,000 subject to liens
Ending October 30, 1995

                                        Obligation
Property DescriptionLocation            Balance   Holder
Store Fixtures & Equipment#207 Charlotte Harbor$   247,882GE Capital
Store Fixtures & Equipment#209 Bonita Springs$   386,383GE Capital
Store Fixtures & Equipment#214 Sarasota $   979,815GE Capital
Store Fixtures & Equipment#703 Temple Terrace$   215,839GE Capital
Store Fixtures & Equipment#711 Orange City$   239,539GE Capital
Store Fixtures & Equipment#716 Spring Hill$   609,131GE Capital
Store Fixtures & Equipment#854 Palmetto $   443,869GE Capital
Building Capital Lease#128 Zephryhills  $    73,222Grand Central
Building Capital Lease#129 Lakeland     $    82,918Grand Central
Building Capital Lease#130 Ocala        $    80,258Grand Central
Building Capital Lease#134 Holiday      $    69,251Grand Central
Building Capital Lease#140 Seminole     $    94,450Grand Central
Building Capital Lease#144 Tampa        $   115,257Grand Central
Building Capital Lease#203 St. Petersburg$   594,963Grand Central
Building Capital Lease#826 Plant City   $   137,027Grand Central
Building Capital Lease#827 Tampa        $   167,527Grand Central
Building Capital Lease#842 Winter Haven $    85,681Grand Central
Building Capital Lease#848 Ruskin       $   176,206Grand Central
Building Capital Lease#851 Inverness    $   160,357Grand Central
Building Capital Lease#852 St. Petersburg$   140,075Grand Central
4683 Front End Equip.23 locations       $   305,997IBMCC
Store Fixtures & Equipment#715 Bradenton$   445,490MDFC
Store Fixtures & Equipment#717 New Port Richey$   471,545MDFC
Building Capital Lease#216 Sarasota     $   631,049Palm Plaza Assoc.
Building Capital Lease#892 Tampa        $   953,608Prime Plus Realty
Store Fixtures & Equipment#215 Sarasota $ 1,008,728Sanwa GEL
Store Fixtures & Equipment#723 Plant City$   813,839Sanwa GEL
EAS Camera System   #401 & #403         $    87,782Sensormatic
Store Fixture & Equipment#719 Sarasota  $   363,704US Leasing
IBM Front End FinancingVarious          $   780,969IBMCC
Building & Equipment#651 Ocala          $ 1,883,700Goodings
Save n' Pack Building#401 Tampa         $ 2,017,536Supervalu, Inc.
Save n' Pack Equipment#401 & #403       $ 1,399,744Supervalu, Inc.
NCR Scanner Scales  Various             $   522,659AT&T (NCC Leasing)
EAS Systems         Various             $   558,218Sensormatic
Tractor Trailer LeaseWarehouse          $    78,378GE Capital
Store Fixtures & Equipment#718 Tampa    $   376,111CIT Equip Financing
Store Fixtures & Equipment#712 Tampa    $   343,438CIT Equip Financing
Sakurai Color Press Admin               $   265,370CIT Equip Financing
Unix Hardware/SoftwareAdmin             $   688,219Sanwa GEL
Trucks & Trailers   Warehouse           $   455,283Sanwa GEL
Store Fixtures & Equipment#722, #725 & #728$   671,809Heller Financial
Building Lease      6401 Harney Road    $   415,054Ferris Funk
Meat Scales Unix HardwareAdmin/Various Stores$   395,973Sun Financial
Mortgage            Store #722          $ 3,500,000H P Financial (T.G. Lee)
Mortgage            #726 Beverly Hills  $   387,500Kellner Construction
Mortgage            #702 Crystal River  $ 1,902,346Aegon USA Mortgage
Mortgage            #709 Port Charlotte $ 2,033,041Aegon USA Mortgage
Mortgage            #717 New Port Richey$ 1,524,781Aegon USA Mortgage
Mortgage            #878 Tampa          $ 1,706,302Aegon USA Mortgage
Mortgage            #886 Spring Hill    $ 2,033,041Aegon USA Mortgage
Mortgage            #887 Tampa          $ 1,561,085Aegon USA Mortgage
Mortgage            #891 Seebring       $ 1,977,375Aegon USA Mortgage
Mortgage            #896 Belleview      $ 1,996,737Aegon USA Mortgage
Mortgage            Warehouse 6422 Harney Road$15,292,389Sunlife Mortgage
Mortgage            #875 Palm Harbor    $ 1,470,971CALPERS (Pers ABKB)
Mortgage            #876 Gainesville    $   740,453CALPERS (Pers ABKB)
Mortgage            #878 Seffner        $   724,287CALPERS (Pers ABKB)
Mortgage            #880 Sarasota       $   807,173CALPERS (Pers ABKB)
Store Fixtures & Equipment#720 GainesvilleOperating LeaseDana Commercial Credit


                       Hazardous Materials
                         [Section 7.12]

                    GASOLINE SERVICE STATIONS

     At the time of the Lucky acquisition, Kash n' Karry acquired 12 sites containing operating gasoline service stations ("sublet locations") operated by third parties under sublease agreements and sites which contained closed gasoline service stations ("former locations"). As part of the acquisition agreement, as amended by that certain Agreement Respecting Service Stations and Former Service Stations dated November 14, 1989 (the "Agreement"), Lucky was obligated to perform tests for the presence of underground tank hazardous materials at the former locations and to use its best efforts to perform tests at the sublet locations. In the event the tests revealed the presence of hazardous materials, Lucky agreed to take all actions reasonably necessary to eliminate such hazardous materials from the former locations and to use its best efforts to cause such action to be taken with respect to the sublet locations. All costs and expenses incurred by Lucky were to be borne solely by Lucky.

     Subsequent to the acquisition date, subleases with Devco Petroleum on 8 of the 12 sublet locations were terminated ("Devco sites"). Consequently, the Devco sites were treated as former locations and all underground tanks and other service station improvements were removed and disposed of by Lucky on the 8 former locations and the 8 Devco sites.

     Of the 20 sites, 3 sites have been approved by the Florida
DER for no further action and Kash n' Karry has released Lucky from any further obligations.

     The 4 sublet locations have been certified as eligible for the state Early Detection Incentive ("EDI") program and the sublessee is waiting for state clean-up.

     The remaining 13 sites are the responsibility of Lucky.
They have chosen to do site rehabilitation on certain sites and wait for state clean-up under the EDI program on others. If they choose to perform the work themselves, they can apply to the state for reimbursement. If the state does not commence clean-up within 8 years of the Agreement or has not completed the clean-up within 11 years of the Agreement, Lucky must complete the work. The attached summarizes the work at each site as of June 15, 1992. [The following table was intentionally omitted for purposes of this electronic filing. The Company will provide a paper copy upon request.]


                           STORE #722


The site is approximately four acres in area and supports the Kash n' Karry retail food store, 722, which is approximately 47,000 square feet in area. The remainder of the site is dominantly covered by asphalt and concrete parking area.


On July 31, 1992, during demolition of a former fabric store building located on the subject property, an underground concrete tank and rusted drum in the tank were encountered and crushed by a backhoe. An unidentified blue liquid residue present in the drum subsequently spilled onto portions of the concrete tank walls and soil in the vicinity of the former tank location. The area around the tank location was then over-excavated and the excavated soil, concrete debris and drum were stockpiled on site and covered with plastic, pending soil debris waste characterization and removal.

In August and September 1992, Law, authorized by Kash n' Karry, conducted a preliminary assessment of ground-water and soil quality in the area where the tank was previously located. A Preliminary Contamination Assessment Report (PCAR) which summarized the assessment activities and results was submitted to the Florida Department of Environmental Protection (FDEP) by Kash n' Karry in October 1992 (Law, 1992). According to the report, soil and ground water assessed did not appear to have been adversely impacted by the constituents of interest (volatile and semi-volatile organic compounds and eight RCRA metals).

In September 1992, soil samples were collected from the soil pile for analyses for disposal method determination. Analytical results on samples indicated that concentrations of seven metals were detected in the samples above method detection limits: arsenic, barium, cadmium, chromium, lead, selenium and silver. The concentration of only one of the metals, lead, exceeded the maximum concentration standard established for a waste. The soil debris was subsequently removed and transported to the Chemical Waste Management, Inc. facility in Emelle, Alabama for disposal and the clean concrete debris was sent to a Woodruff & Sons, Inc. facility for disposal.

Based on their review of the PCAR, the FDEP requested by letter (October and December 1993) that assessment of ground water and soil quality be conducted in the area of the former soil pile location. In March 1994, the FDEP approved a supplemental preliminary contamination assessment plan. In April 1994, Law, on behalf of Kash n' Karry, implemented the plan which included collection and analysis of soil and ground-water samples for the constituents of interest: volatile organic compounds and semi-volatile organic compounds, excluding pesticides and PCBs, and eight RCRA metals.







Data obtained as part of the supplemental preliminary contamination assessment indicated the following:

     1. Ground-water flow direction in the southwestern portion of the site is toward the northeast;

     2. Concentrations of five metals, arsenic, barium, chromium, lead and mercury, detected in soil samples were below the toxicity characteristic leachate standards established in Chapter 40 of the Code of Federal Regulation Part 261.24, Table 1, for these metals in a waste and there were no toxicity standards established for the constituents acetone and di-n-butylphthalate which were also detected in these samples;

     3. Concentrations of total chromium and barium detected in ground-water samples did not exceed the maximum contaminant levels established in Florida
          Administrative Code 17-550.310 for these metals in drinking water.

These data indicate that there does not appear to be a concern with regard to soil and ground-water quality related to the volatile and semi-volatile compounds and the metals for which these matrices were analyzed. No further assessment of soil and ground water in the areas of interest is recommended.





Chemical Waste Management, Inc.

Emelle Facility
PO Box 55
Emelle, Alabama 35459-0055
205/652-9721

FEDERAL EPA ID NUMBER:          ALD000622464
MANIFEST DOCUMENT NUMBER:       33553


KASH N' KARRY FOOD STORES
P O BOX 11675
TAMPA, FL 33680


                     CERTIFICATE OF DISPOSAL

Chemical Waste Management, Inc. has received waste material from KASH N' KARRY FOOD STORES, described on Alabama Hazardous Waste Manifest number CWMA 684030. Chemical Waste Management, Inc., hereby certifies waste material received on the 4th day of December, 1992 was disposed of in compliance with State and Federal Regulations.

____________________________________________________
Carol Weldon, Recordkeeping &  Reporting Supervisor

Date 11/08/93

PROFILE   QUANT.    DESCRIPTION
- - - - -   - - -     - - - - - -
K01169    1         Dump












                    UNDERGROUND STORAGE TANKS

     Location: Warehouse and Distribution Center
               6422 Harney Road, Tampa

               4  12,000 gallon fiber glass-coated diesel tanks
               1  2,000 gallon steel waste oil tank
               1  550 gallon fiber glass-coated diesel tank
                                                        SCHEDULE III

                   Existing Letters of Credit



KASH N' KARRY FOOD STORES, INC.
LETTER OF CREDIT BALANCES: BANK OF AMERICA AND
(TO THE EXTENT NOTED BELOW) BARNETT BANK

                                           DATE OF
LC#       BENEFICIARY                      EXPIRY           AMOUNT

133426   AEGON USA REALTY                         12-01-95         $320,000.00

133418   CIT EQUIPMENT GROUP FINANCING            12-14-95         $260,254.04

139019   CIT EQUIPMENT GROUP FINANCING            10-15-95         $125,000.00

133414   G.E. (CHRYSLER) CAPITAL CORPORATION      11-23-98         $691,104.00

133409   G.E. (CHRYSLER) CAPITAL CORPORATION      09-24-95         $453,900.00

133422   DANA COMMERCIAL CREDIT CORPORATION       06-24-95         $487,600.00

133424   FIDELITY & DEPOSIT COMPANY OF MD         10-13-95         $722,183.00

133395   FLORIDA POWER CORPORATION                03-22-95         $880,400.00

133399   FLORIDA POWER & LIGHT (ALL)              11-09-95         $430,320.00

133397   GAINESVILLE REGIONAL UTILITIES           11-01-95          $86,600.00

133428   HOME INSURANCE COMPANY                   10-31-95      $10,633,000.00

133389   KISSIMMEE UTILITY                        11-01-95          $30,200.00

133391   LAKELAND ELECTRIC                        11-01-95          $40,000.00

133434   NCC LEASING, INC.                        12-31-94         $356,073.08

133420   PEOPLES GAS COMPANY                      01-08-95          $19,050.00

133432   SUN LIFE INSURANCE CO. OF AMERICA        11-30-99         $450,000.00

133407   TAMPA ELECTRIC COMPANY                   11-01-95       $1,006,645.00

133393   WITHLACOOCHEE RIVER ELECTRIC             11-09-95         $160,000.00

4554     GE CAPITAL (LC ISSUED BY BARNETT)        02-03-95         $361,588.00

                                                                ______________

                                                                $17,513,908.12

                                                      SCHEDULE IV

                           Litigation


                       [See Section 7.03]


SCHEDULE 8.13
LITIGATION

     The Borrower's former chief executive officer has notified the Borrower that he believes he has certain monetary entitlements in connection with his severance from the Borrower. Through counsel, this former officer has indicated that he has contractual claims alleged to aggregate less than $2,000,000. Through counsel, the Borrower has notified this former officer's counsel that the Borrower disagrees with the entitlements asserted.
                                                      EXHIBIT A-1


                 [Form of Revolving Credit Note]

                         PROMISSORY NOTE


$[_______________]                              December __, 1994


          FOR VALUE RECEIVED, KASH N' KARRY FOOD STORES, INC., a Delaware corporation (the "Company"), hereby promises to pay to [__________________] (the "Lender"), for the account of its Applicable Lending Office provided for by the Credit Agreement referred to below, at the principal office of Chemical Bank, 270 Park Avenue, New York, New York 10017, the principal sum of [_______________] Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to the Company under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Revolving Credit Loan, at such office, in like money and funds, for the period commencing on the date of such Revolving Credit Loan until such Revolving Credit Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

          The date and amount of each Revolving Credit Loan made by the Lender to the Company, and each payment made on account of the principal of such Loan, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached to this Note or any continuation of such schedule, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or under this Note in respect of the Revolving Credit Loans made by the Lender.

          This Note is one of the Revolving Credit Notes referred to in the Credit Agreement dated as of December 29, 1994 (as modified and supplemented and in effect from time to time, the "Credit Agreement") among the Company, the Lenders (including the Lender), The CIT Group/Business Credit, Inc., as Administrative Agent, and Bank of America National Trust and Savings Association, as Co-Agent, and evidences Revolving Credit Loans made by the Lender under the Credit Agreement. Capitalized terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

          The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified in the Credit Agreement. This Note is secured by and entitled to the benefits of the Security Documents.

          Except as permitted by Section 11.06(b) of the Credit
Agreement, this Note may not be assigned by the Lender to any other Person.

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO
CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK.


                         KASH N' KARRY FOOD STORES, INC.


                         By:  _______________________
                              Title:



               SCHEDULE OF REVOLVING CREDIT LOANS

          This Note evidences Revolving Credit Loans made under the Credit Agreement to the Company, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:


           Principal       Amount
Date        Amount          Paid          Unpaid
 of           of             or          Principal      Notation
Loan         Loan         Prepaid         Amount        Made by


                                                      EXHIBIT A-2


               [Form of Tranche A Term Loan Note]

                         PROMISSORY NOTE


$[_______________]                            December ____, 1994


          FOR VALUE RECEIVED, KASH N' KARRY FOOD STORES, INC., a Delaware corporation (the "Company"), hereby promises to pay to [__________________] (the "Lender"), for the account of its Applicable Lending Office provided for by the Credit Agreement referred to below, at the principal office of Chemical Bank, 270 Park Avenue, New York, New York 10017, the principal sum of [_______________] Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche A Term Loan made by the Lender to the Company under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of the Tranche A Term Loan, at such office, in like money and funds, for the period commencing on the date of the Tranche A Term Loan until the Tranche A Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

          The date and amount of the Tranche A Term Loan made by the Lender to the Company, and each payment made on account of the principal of such Loan, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached to this Note or any continuation of such schedule, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or under this Note in respect of the Tranche A Term Loan made by the Lender.

          This Note is one of the Term Loan Notes referred to in the Credit Agreement dated as of December 29, 1994 (as modified and supplemented and in effect from time to time, the "Credit Agreement") among the Company, the Lenders (including the Lender), The CIT Group/Business Credit, Inc., as Administrative Agent, and Bank of America National Trust and Savings Association, as Co-Agent, and evidences the Tranche A Term Loan made by the Lender under the Credit Agreement. Capitalized terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

          The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of the Tranche A Term Loan upon the terms and conditions specified in the Credit Agreement. This Note is secured by and entitled to the benefits of the Security Documents.

          Except as permitted by Section 11.06(b) of the Credit
Agreement, this Note may not be assigned by the Lender to any other Person.

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO
CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK.


                         KASH N' KARRY FOOD STORES, INC.


                         By:  _______________________
                              Title:



                 SCHEDULE OF TRANCHE A TERM LOAN

          This Note evidences the Tranche A Term Loan made under the Credit Agreement to the Company, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:



           Principal       Amount
Date        Amount          Paid          Unpaid
 of           of             or          Principal      Notation
Loan         Loan         Prepaid         Amount        Made by




                                                      EXHIBIT A-3


               [Form of Tranche B Term Loan Note]

                         PROMISSORY NOTE


$[_______________]                            December ____, 1994


          FOR VALUE RECEIVED, KASH N' KARRY FOOD STORES, INC., a Delaware corporation (the "Company"), hereby promises to pay to [__________________] (the "Lender"), for the account of its Applicable Lending Office provided for by the Credit Agreement referred to below, at the principal office of Chemical Bank, 270 Park Avenue, New York, New York 10017, the principal sum of [_______________] Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche B Term Loan made by the Lender to the Company under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of the Tranche B Term Loan, at such office, in like money and funds, for the period commencing on the date of the Tranche B Term Loan until the Tranche B Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

          The date and amount of the Tranche B Term Loan made by the Lender to the Company, and each payment made on account of the principal of such Loan, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached to this Note or any continuation of such schedule, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or under this Note in respect of the Tranche B Term Loan made by the Lender.

          This Note is one of the Term Loan Notes referred to in the Credit Agreement dated as of December 29, 1994 (as modified and supplemented and in effect from time to time, the "Credit Agreement") among the Company, the Lenders (including the Lender), The CIT Group/Business Credit, Inc., as Administrative Agent, and Bank of America National Trust and Savings Association, as Co-Agent, and evidences the Tranche B Term Loan made by the Lender under the Credit Agreement. Capitalized terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

          The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of the Tranche B Term Loan upon the terms and conditions specified in the Credit Agreement. This Note is secured by and entitled to the benefits of the Security Documents.

          Except as permitted by Section 11.06(b) of the Credit
Agreement, this Note may not be assigned by the Lender to any other Person.

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO
CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK.


                         KASH N' KARRY FOOD STORES, INC.


                         By:  _______________________
                              Title:



                 SCHEDULE OF TRANCHE B TERM LOAN

          This Note evidences the Tranche B Term Loan made under the Credit Agreement to the Company, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:



           Principal       Amount
Date        Amount          Paid          Unpaid
 of           of             or          Principal      Notation
Loan         Loan         Prepaid         Amount        Made by

                                                      EXHIBIT A-4


               [Form of Tranche C Term Loan Note]

                         PROMISSORY NOTE


$[_______________]                            December ____, 1994


          FOR VALUE RECEIVED, KASH N' KARRY FOOD STORES, INC., a Delaware corporation (the "Company"), hereby promises to pay to BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Lender"), for the account of its Applicable Lending Office provided for by the Credit Agreement referred to below, at the principal office of Chemical Bank, 270 Park Avenue, New York, New York 10017, the principal sum of [_______________] Dollars (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche C Term Loan made by the Lender to the Company under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of the Tranche C Term Loan, at such office, in like money and funds, for the period commencing on the date of the Tranche C Term Loan until the Tranche C Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

          The date and amount of the Tranche C Term Loan made by the Lender to the Company, and each payment made on account of the principal of such Loan, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached to this Note or any continuation of such schedule, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Company to make a payment when due of any amount owing under the Credit Agreement or under this Note in respect of the Tranche C Term Loan made by the Lender.

          This Note is one of the Term Loan Notes referred to in the Credit Agreement dated as of December 29, 1994 (as modified and supplemented and in effect from time to time, the "Credit Agreement") among the Company, the Lenders (including the Lender), The CIT Group/Business Credit, Inc., as Administrative Agent, and Bank of America National Trust and Savings Association, as Co-Agent, and evidences the Tranche C Term Loan made by the Lender under the Credit Agreement. Capitalized terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

          The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of the Tranche C Term Loan upon the terms and conditions specified in the Credit Agreement. This Note is secured by and entitled to the benefits of the Security Documents.

          Except as permitted by Section 11.06(b) of the Credit
Agreement, this Note may not be assigned by the Lender to any other Person.

          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO
CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK.


                         KASH N' KARRY FOOD STORES, INC.


                         By:  _______________________
                              Title:



                 SCHEDULE OF TRANCHE C TERM LOAN

          This Note evidences the Tranche C Term Loan made under the Credit Agreement to the Company, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:



           Principal       Amount
Date        Amount          Paid          Unpaid
 of           of             or          Principal      Notation
Loan         Loan         Prepaid         Amount        Made by




                                                        EXHIBIT B


               [Form of Borrowing Base Certificate]

                    BORROWING BASE CERTIFICATE

     Weekly accounting period ended [__________ _____, ____]


          Reference is made to the Credit Agreement dated as of December 29, 1994 (as modified and supplemented and in effect from time to time, the "Credit Agreement"), among Kash n' Karry Food Stores, Inc. (the "Company"), the Lenders, The CIT Group/Business Credit, Inc., as Administrative Agent, and Bank of America National Trust and Savings Association, as Co-Agent. Capitalized terms used in this Certificate have the respective meanings assigned to them in the Credit Agreement.

          Pursuant to Section 8.01(f) of the Credit Agreement, the undersigned, the Chief [Financial/Accounting] Officer of the Company, hereby certifies that, to the best of [his][her] knowledge, attached as Annex 1 is a true and accurate calculation of the Borrowing Base as at the end of the weekly accounting period ended [__________ _____, ____] determined in accordance with the requirements of the Credit Agreement.

          All Inventory covered by this Certificate has been produced in compliance with all applicable laws, including (to the extent applicable) the minimum wage and overtime requirements of the Fair Labor Standards Act of 1938.

          IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of the [__________] day of [____________, ____].


                              [____________________________]
                              Title:  Chief [Financial/
                              Accounting] Officer
                                                          Annex 1

                 KASH N' KARRY FOOD STORES, INC.
                   Borrowing Base Certificate
                         (000's omitted)

  ************************************************************

Receivables (determined net of credits)
  -- beginning balance period ended
[_________ _____, _____]                     ______

Plus:  total sales for period                ______
Less:  total cash receipts for period        ______
       total other adjustments
         for period (+/-) (details
         attached) including rebates,
         offsets and commissions             ______

Receivables (determined net of credits)
  -- ending balance period ended
[__________ ____, _____]                                ______

Less:  ineligible Receivables at period end
         (determined without duplication):

Receivables not payable in Dollars
  or convertible currency                    ______
Receivables over 60 days original terms      ______
Receivables due from Affiliates              ______
Export Receivables                           ______
Receivables from creditors with
  unsatisfactory credit standing (as
  determined by the Administrative Agent)    ______
Receivables over 90 days past due            ______
Receivables with excess of 25% of
  balances past 30 days past due             ______
Receivables exceeding concentration of
  15% of aggregate Receivables                          ______
Receivables subject to dispute               ______
Contras                                      ______
Receivables arising out of sale or
  return transactions                        ______
Receivables otherwise determined by
  Administrative Agent to be ineligible      ______

Total ineligible Receivables                 ______

Total Eligible Receivables                              ______

  ************************************************************

Inventory at average cost
  covered by appropriate filings
  with first lien priority:

Beginning period Inventory balance
  [____________ ____, ____]                  ______
Ending period Inventory balance
  [____________ ____, ____]                  ______

Less:  ineligible Inventory at period end
          (determined without duplication)

Perishable Inventory                         ______
Inventory exceeding shelf life               ______
Inventory held more than 300 days            ______
Inventory to be returned to suppliers        ______
Inventory in transit to or from third        ______
  parties
Supplies                                     ______
Shrinkage                                    ______

Total ineligible Inventory                   ______

Less:  Required Reserves                     ______

Total Eligible Inventory                                ______

  ************************************************************

Borrowing Base:

85% of Eligible Receivables                             ______

Plus:  80% of Eligible Inventory                        ______

Subtotal                                                ______

Less 105% of Other Pari Passu Obligations              (______)

Less Reserves for Intangible Personal Property
Taxes that may become payable as contemplated
in Section 8.25 of Credit Agreement                    (______)

Less Reserves for Liens or trusts created in
favor of suppliers and other statutory Liens           (______)

Plus Cover for Letter of Credit Liabilities            (______)

Plus Amount on Deposit in Special Collateral Account   (______)

Borrowing Base (before deduction of outstandings):      ______

  ************************************************************

Less:

Revolving Credit and Tranche A Term
Loan Balance Period beginning
  [____________ ____, _____]                 ______
                advances for period          ______
                reductions for period        ______
                other adjustments (+/-)      ______
Revolving Credit and Tranche A Term
Loan Balance Period ending
  [___________, ____, _____]                 ______

Letter of Credit Liabilities                 ______

Total outstandings                                      ______

  ************************************************************

Borrowing Base
Availability (overadvance)                              ______

  ************************************************************
                                                        EXHIBIT C


                   FORM OF SECURITY AGREEMENT















SECURITY AGREEMENT


Dated as of December 28, 1994


between


KASH N' KARRY FOOD STORES, INC.


and


THE CIT GROUP/BUSINESS CREDIT, INC.,

as the Administrative Agent





                        TABLE OF CONTENTS

                                                             Page


Section 1.  Definitions and Interpretation . . . . . . . . . .  1
     1.01  Certain Defined Terms . . . . . . . . . . . . . . .  1
     1.02  Interpretation. . . . . . . . . . . . . . . . . . .  4

Section 2.  Collateral . . . . . . . . . . . . . . . . . . . .  5
     2.01  Grant . . . . . . . . . . . . . . . . . . . . . . .  5
     2.02  Intellectual Property . . . . . . . . . . . . . . .  6
     2.03  Perfection. . . . . . . . . . . . . . . . . . . . .  6
     2.04  Preservation and Protection of Security
          Interests. . . . . . . . . . . . . . . . . . . . . .  7
     2.05  Attorney-in-Fact. . . . . . . . . . . . . . . . . .  8
     2.06  Use of Intellectual Property. . . . . . . . . . . .  9
     2.07  Instruments . . . . . . . . . . . . . . . . . . . . 10
     2.08  Use or Sale of Collateral . . . . . . . . . . . . . 10
     2.09  Rights and Obligations. . . . . . . . . . . . . . . 10
     2.10  Release of Motor Vehicles . . . . . . . . . . . . . 11
     2.11  Termination . . . . . . . . . . . . . . . . . . . . 11

Section 3.  Cash Proceeds of Collateral. . . . . . . . . . . . 12
     3.01  Collateral Account. . . . . . . . . . . . . . . . . 12
     3.02  Certain Proceeds. . . . . . . . . . . . . . . . . . 12
     3.03  Investment of Balance in Collateral Account . . . . 13
     3.04  Cover for Letter of Credit Liabilities. . . . . . . 13

Section 4.  Representations and Warranties . . . . . . . . . . 13
     4.01  Title . . . . . . . . . . . . . . . . . . . . . . . 14
     4.02  Intellectual Property . . . . . . . . . . . . . . . 14

Section 5.  Covenants. . . . . . . . . . . . . . . . . . . . . 15
     5.01  Books and Records . . . . . . . . . . . . . . . . . 15
     5.02  Removals, Etc.. . . . . . . . . . . . . . . . . . . 15
     5.03  Sales and Other Liens . . . . . . . . . . . . . . . 15
     5.04  Intellectual Property . . . . . . . . . . . . . . . 16
     5.05  Further Assurances. . . . . . . . . . . . . . . . . 17

Section 6.  Remedies . . . . . . . . . . . . . . . . . . . . . 17
     6.01  Events of Default, Etc. . . . . . . . . . . . . . . 17
     6.02  Deficiency. . . . . . . . . . . . . . . . . . . . . 18
     6.03  Manner of Disposition . . . . . . . . . . . . . . . 18
     6.04  Application of Proceeds . . . . . . . . . . . . . . 19

Section 7.  Miscellaneous. . . . . . . . . . . . . . . . . . . 20
     7.01  The Administrative Agent. . . . . . . . . . . . . . 20
     7.02  Waiver. . . . . . . . . . . . . . . . . . . . . . . 20
     7.03  Notices . . . . . . . . . . . . . . . . . . . . . . 20
     7.04  Expenses, Etc.. . . . . . . . . . . . . . . . . . . 21
     7.05  Amendments, Etc.. . . . . . . . . . . . . . . . . . 21
     7.06  Successors and Assigns. . . . . . . . . . . . . . . 22
     7.07  Survival. . . . . . . . . . . . . . . . . . . . . . 22
     7.08  Agreements Superseded . . . . . . . . . . . . . . . 22
     7.09  Severability. . . . . . . . . . . . . . . . . . . . 22
     7.10  Captions. . . . . . . . . . . . . . . . . . . . . . 22
     7.11  Counterparts. . . . . . . . . . . . . . . . . . . . 22
     7.12  GOVERNING LAW; SUBMISSION TO JURISDICTION . . . . . 22
     7.13  WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . 23


ANNEX 1   LIST OF COPYRIGHTS, COPYRIGHT REGISTRATIONS AND
          APPLICATIONS FOR COPYRIGHT REGISTRATIONS

ANNEX 2   LIST OF PATENTS AND PATENT APPLICATIONS

ANNEX 3   LIST OF TRADE NAMES, TRADEMARKS, SERVICES MARKS,
          TRADEMARK AND SERVICE MARK REGISTRATIONS AND
          APPLICATIONS FOR TRADEMARK AND SERVICE MARK
          REGISTRATIONS

ANNEX 4   LIST OF CONTRACTS, LICENSES AND OTHER AGREEMENTS

ANNEX 5   LIST OF LOCATIONS

ANNEX 6   ASSIGNMENT FOR SECURITY (PATENTS)

ANNEX 7   ASSIGNMENT FOR SECURITY (TRADEMARKS)

ANNEX 8   FORM OF BLOCKED ACCOUNT AGREEMENT

ANNEX 9   AGREEMENT REGARDING ADDITIONAL SECURED OBLIGATIONS


                       SECURITY AGREEMENT


          This SECURITY AGREEMENT (this "Agreement") dated as of December 28, 1994 is made between KASH N' KARRY FOOD STORES, INC. (the "Company") and THE CIT GROUP/BUSINESS CREDIT, INC., as the administrative agent (in such capacity, the "Administrative Agent") for the holders, from time to time, of the Secured Obligations (as defined below).

          The Credit Agreement dated as of December 29, 1994 (the "Credit Agreement") among KASH N' KARRY FOOD STORES, INC., the lenders identified in the Credit Agreement (the "Lenders"), the Administrative Agent and Bank of America National Trust and Savings Association, as Co-Agent, provides, subject to its terms and conditions, for certain extensions of credit to the Company. It is a condition to the obligations of the Administrative Agent and the Lenders under the Credit Agreement that the Company shall have executed and delivered, and granted the Liens provided for in, this Agreement.

          To induce the Administrative Agent and the Lenders to enter into, and to extend credit under, the Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company has agreed to pledge and grant a security interest in the Collateral as security for the Secured Obligations. Accordingly, the Company agrees with the Administrative Agent as follows:


          Section 1.  Definitions and Interpretation.

          1.01 Certain Defined Terms. Unless otherwise defined, all capitalized terms used in this Agreement that are defined in the Credit Agreement (including those terms incorporated by reference) shall have the respective meanings assigned to them in the Credit Agreement. In addition, the following terms shall have the following meanings under this Agreement:

          "Account" shall have the meaning assigned to that term in Section 9-106 of the Uniform Commercial Code as in effect on the date of this Agreement, without regard to any subsequent amendments .

          "Chattel Paper" shall have the meaning assigned to that term in Section 9-105 of the Uniform Commercial Code, as in effect on the date of this Agreement, without regard to any subsequent amendments.

          "Collateral" shall have the meaning assigned to that term in Section 2.01.

          "Collateral Account" shall have the meaning assigned to that term in Section 3.01.

          "Copyright Collateral" shall mean all Copyrights, whether now owned or hereafter acquired by the Company, including each Copyright identified in Annex 1.

          "Copyrights" shall mean, collectively, (a) all copyrights, copyright registrations and applications for copyright registrations, (b) all renewals and extensions of all copyrights, copyright registrations and applications for copyright registration and (c) all rights, now existing or hereafter coming into existence, (i) to all income, royalties, damages and other payments (including in respect of all past, present or future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past, present and future infringements with respect to any of the foregoing and (iii) otherwise accruing under or pertaining to any of the foregoing throughout the world.

          "Deposit Account" shall have the meaning assigned to that term in Section 9-105 of the Uniform Commercial Code as in effect on the date of this Agreement, without regard to any subsequent amendments.

          "Document" shall have the meaning assigned to that term in Section 9-105 of the Uniform Commercial Code as in effect on the date of this Agreement, without regard to any subsequent amendments.

          "Equipment" shall have the meaning assigned to that term in Section 9-109 of the Uniform Commercial Code as in effect on the date of this Agreement, without regard to any subsequent amendments.

          "General Intangibles" shall have the meaning assigned to that term in Section 9-106 of the Uniform Commercial Code as in effect on the date of this Agreement, without regard to any subsequent amendments.

          "Instrument" shall have the meaning assigned to that term in Section 9-105 of the Uniform Commercial Code as in effect on the date of this Agreement, without regard to any subsequent amendments.

          "Intellectual Property" shall mean all Copyright Collateral, all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to the Company with respect to any of the foregoing, in each case whether now or hereafter owned or used, including the licenses or other agreements with respect to the Copyright Collateral, the Patent Collateral or the Trademark Collateral listed in Annex 4; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs;
(d) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; (e) all Governmental Approvals now held or hereafter obtained by the Company in respect of any of the foregoing; and (f) all causes of action, claims and warranties now owned or hereafter acquired by the Company in respect of any of the foregoing. It is understood that Intellectual Property shall include all of the foregoing owned or acquired by the Company on a worldwide basis.

          "Inventory" shall have the meaning assigned to that term in Section 9-109 of the Uniform Commercial Code as in effect on the date of this Agreement, without regard to any subsequent amendments.

          "Motor Vehicles" shall mean motor vehicles, tractors, trailers and other like property, whether or not the title to any such property is governed by a certificate of title or ownership.

          "Patent Collateral" shall mean all Patents, whether now owned or hereafter acquired by the Company, including each Patent identified in Annex 2.

          "Patents" shall mean, collectively, (a) all patents and patent applications, (b) all reissues, divisions, continuations, renewals, extensions and continuations-in-part of all patents or patent applications and (c) all rights, now existing or hereafter coming into existence, (i) to all income, royalties, damages, and other payments (including in respect of all past, present and future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past, present and future infringements with respect to any of the foregoing and (iii) otherwise accruing under or pertaining to any of the foregoing throughout the world, including all inventions and improvements described or discussed in all such patents and patent applications.

          "Proceeds" shall have the meaning assigned to that term in Section 9-306 of the Uniform Commercial.

          "Secured Obligations" shall mean (a) any and all Obligations, (b) any and all other obligations of the Company for the performance of its agreements, covenants and undertakings under or in respect of the Basic Documents, and (c) if Bank of America National Trust and Savings Association and the Administrative Agent enter into an agreement in the form of Annex 9, the obligations of the Company to the Swap Counterparty under the Existing Interest Rate Protection Agreement.

          "Swap Counterparty" shall mean Bank of America in its capacity as a party to the Existing Interest Rate Protection
Agreement.

          "Trademark Collateral" shall mean all Trademarks, whether now owned or hereafter acquired by the Company, including each Trademark identified in Annex 3. Notwithstanding the foregoing, the Trademark Collateral shall not include any Trademark which would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

          "Trademarks" shall mean, collectively, (a) all trade names, trademarks and service marks, logos, trademark and service mark registrations and applications for trademark and service mark registrations, (b) all renewals and extensions of any of the foregoing and (c) all rights, now existing or hereafter coming into existence, (i) to all income, royalties, damages and other payments (including in respect of all past, present and future infringements) now or hereafter due or payable under or with respect to any of the foregoing, (ii) to sue for all past, present and future infringements with respect to any of the foregoing and (iii) otherwise accruing under or pertaining to any of the foregoing throughout the world, together, in each case, with the product lines and goodwill of the business connected with the use of, or otherwise symbolized by, each such trade name, trademark and service mark.

          "Uniform Commercial Code" shall mean the Uniform
Commercial Code as in effect in the State of New York.

          Section 1.02 Interpretation. In this Agreement, unless otherwise indicated: the singular includes the plural and plural the singular; words importing either gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of any Basic Document); and references to Persons include their respective permitted successors and assigns and, in the case of Governmental Persons, Persons succeeding to their respective functions and capacities.


          Section 2.  Collateral.

          2.01 Grant. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of the Secured Obligations, the Company hereby pledges and grants to the Administrative Agent, for the benefit of the Administrative Agent, the Lenders, and, if an agreement in the form of Annex 9 is fully executed, the Swap Counterparty, a security interest in all of the Company's right, title and interest in and to the following property, whether now owned or hereafter acquired by the Company and whether now existing or hereafter coming into existence (collectively, the "Collateral"):

          (a) all Accounts and General Intangibles, including all rights to the payment of money, whether or not earned by performance, including all moneys due and to become due to the Company in repayment of any loans or advances, in payment for goods (including Inventory and Equipment) sold or leased or for services rendered, in payment of tax refunds and in payment of any guarantee of any of the foregoing;

          (b) all Documents, Instruments, and Chattel Paper and, without limiting the generality of the foregoing, letters of credit, including any such writing evidencing, representing, arising from or existing in respect of, relating to, covering, evidencing, securing or supporting the payment of, any of the Accounts, General Intangibles, Inventory or Equipment;

     all Inventory, including all goods of the Company that are held by the Company for sale, lease or furnishing under a contract of service that are so leased or furnished, and including all spare parts and related supplies, all goods obtained by the Company in exchange for any such goods, all products made or processed from any such goods and all substances, if any, commingled with or added to any such goods;

          (d) all Equipment, including all goods (including Motor Vehicles) of the Company that are used or bought for use primarily in its business, including all spare parts and related supplies, all goods obtained by the Company in exchange for any such goods, all substances, if any, commingled with or added to such goods and all upgrades and other improvements to such goods;

          (e) all Deposit Accounts and the balances thereof from time to time, including the Collateral Account, the Special
Collateral Account and the balance thereof from time to time;

          (f) without limiting the generality of the foregoing, all Intellectual Property;

          (g) without limiting the generality of the foregoing, all contracts and other agreements relating to the sale or other disposition of all or any part of the Collateral and all rights, warranties, claims and benefits against any Person arising out of, relating to or in connection with all or any part of the Collateral, including any such rights, warranties, claims or benefits against any Person storing or transporting any Inventory or Equipment or issuing any Documents or other writings;

          (h) without limiting the generality of the foregoing, to the extent related to all or any part of the other Collateral, all books, correspondence, credit files, records, invoices, tapes, cards, computer runs and other papers and documents in the possession or under the control of the Company or any computer bureau or service company from time to time acting for the Company;

          (i) without limiting the generality of the foregoing, all liquor licenses;

          (j) without limiting the generality of the foregoing, all property that is or may become fixtures under applicable law;

          (k) all other tangible and intangible property of the Company; and

          (l) all Proceeds and products in whatever form of all or any part of the other Collateral including all insurance payments in respect of the Collateral and all condemnation awards and all other compensation for any Casualty Event with respect to all or any part of the other Collateral, together with all rights to recover and proceed with respect to the same, and all accessions to, substitutions for and replacements of all or any part of the Collateral.

          2.02 Intellectual Property. For the purpose of enabling the Administrative Agent to exercise its rights, remedies, powers and privileges under Section 6 at such time or times as the Administrative Agent shall be lawfully entitled to exercise such rights, remedies, powers and privileges, and for no other purpose, the Company hereby grants to the Administrative Agent, to the extent assignable, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Company) to use, assign, license or sublicense any of the Intellectual Property, together with reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout of such items.

          2.03 Perfection. Concurrently with the execution and delivery of this Agreement, the Company shall (i) execute such financing statements and other documents as the Administrative Agent may request with respect to the Liens granted hereby,
(ii) deliver and pledge to the Administrative Agent any and all Instruments, endorsed or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may request, (iii) cause the Administrative Agent (to the extent requested by the Administrative Agent) to be listed as the lienholder on all certificates of title or ownership relating to Motor Vehicles owned by the Company and deliver to the Administrative Agent originals of all such certificates of title or ownership for the Motor Vehicles together with the odometer statements for each respective Motor Vehicle, (iv) deliver to the Administrative Agent and file with each relevant Governmental Person, each of the assignments in the form of Annex 6 (in the case of any Patent Collateral) and Annex 7 (in the case of any Trademark Collateral), (v) give appropriate notice to the relevant depository institution or financial intermediary with respect to all Deposit Accounts or uncertificated Securities, and (vi) take all such other actions as the Administrative Agent may request to perfect or establish the priority of the Liens granted by this Agreement.

          2.04  Preservation and Protection of Security
Interests.  The Company shall:

          (a) upon the acquisition after the Effective Date, by the Company of any Instrument (so long as no Default shall have occurred and be continuing, excluding any checks received by the Company for the payment of goods or services in the ordinary course of business), promptly deliver and pledge to the Administrative Agent all such Instruments, endorsed or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may request;

          (b) upon the acquisition after the Effective Date by the Company of any Motor Vehicle, promptly deliver to the Administrative Agent originals of the certificates of title or ownership for such Motor Vehicles with the Administrative Agent listed as lienholder, together with the manufacturer's statement of origin and odometer statements; provided, however, if the Motor Vehicle to be acquired is subject to a purchase money security interest permitted by the Credit Agreement, the Administrative Agent shall be listed as a junior lienholder to the Person holding such purchase money security interest;

          (c) without limiting the obligations of the Company under Section 2.04(b), upon the acquisition after the Effective Date by the Company of any Equipment covered by a certificate of title or ownership, promptly cause the Administrative Agent to be listed as the lienholder on such certificate of title and within 120 days of the acquisition of such Equipment deliver evidence of the same to the Administrative Agent;

          (d) upon the Company's acquiring, or otherwise becoming entitled to the benefits of, any Copyright (or copyrightable material), Patent (or patentable invention), Trademark (or associated goodwill) or other Intellectual Property or upon or prior to the Company's filing, either directly or through any agent, licensee or other designee, of any application with any Governmental Person for any Copyright, Patent, Trademark, or other Intellectual Property, in each case after the Effective Date, execute and deliver such contracts, agreements and other instruments (including assignments in the form of Annexes 6 and 7, as applicable) as the Administrative Agent may request to evidence, validate, perfect and establish the priority (subject only to Liens permitted under the Credit Agreement) of the Liens granted by this Agreement in such and any related Intellectual Property and, if requested by the Administrative Agent, amend Annex 1, 2 or 3 (as the case may be) to reflect the inclusion of any such Intellectual Property as part of the Collateral (it being understood that the failure to amend any such Annex shall not affect the Liens granted by this Agreement on any such Intellectual Property); and

          (e) give, execute, deliver, file or record any and all financing statements, notices, contracts, agreements or other instruments, obtain any and all Governmental Approvals and take any and all steps that may be necessary or as the Administrative Agent may request to create, perfect, establish the priority of, or to preserve the validity, perfection or priority of, the Liens granted by this Agreement or to enable the Administrative Agent to exercise and enforce its rights, remedies, powers and privileges under this Agreement with respect to such Liens, provided that notices to account debtors in respect of any Accounts or Instruments shall be subject to the provisions of
Section 3.02(b).

          2.05  Attorney-in-Fact.

          (a) Subject to the rights of the Company under Sections 2.06, 2.07, 2.08 and 2.09, the Administrative Agent is hereby appointed the attorney-in-fact of the Company for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments which the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement, to preserve the validity, perfection or priority of the Liens granted by this Agreement, including the execution and filing of financing statements, continuation statements and the like, and to exercise its rights, remedies, powers and privileges under this Agreement. This appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall be entitled under this Agreement upon the occurrence and during the continuance of any Event of Default or, in respect of Section 3.02(b), any Default,
(i) to ask, demand, collect, sue for, recover, receive and give receipt and discharge for amounts due and to become due under and in respect of all or any part of the Collateral; (ii) to receive, endorse and collect any Instruments or other drafts, instruments, documents and chattel paper in connection with clause (i) above (including any draft or check representing the proceeds of insurance or the return of unearned premiums); (iii) to file any claims or take any action or proceeding that the Administrative Agent may deem necessary or advisable for the collection of all or any part of the Collateral, including the collection of any compensation due and to become due under any contract or agreement with respect to all or any part of the Collateral; and
(iv) to execute, in connection with any sale or disposition of the Collateral under Section 6, any endorsements, assignments, bills of sale or other instruments of conveyance or transfer with respect to all or any part of the Collateral.

          (b) Without limiting the rights and powers of the Administrative Agent under Section 2.05(a), the Company hereby appoints the Administrative Agent as its attorney-in-fact, effective the Effective Date and terminating upon the termination of this Agreement and upon satisfaction in full of the Secured Obligations, for the purpose of (i) executing on behalf of the Company title or ownership applications for filing with appropriate state agencies to enable Motor Vehicles now owned or hereafter acquired by the Company to be retitled and the Administrative Agent to be listed as lienholder as to such Motor Vehicles, (ii) filing such applications with such state agencies and (iii) executing such other documents and instruments on behalf of, and taking such other action in the name of, the Company as the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement (including the purpose of creating in favor of the Administrative Agent a perfected lien on the Motor Vehicles and exercising the rights and remedies of the Administrative Agent under Section 6). This appointment as attorney-in-fact is irrevocable and coupled with an interest.

          (c) Without limiting the rights and powers of the Administrative Agent under Section 2.05(a), the Company hereby appoints the Administrative Agent as its attorney-in-fact, effective the Effective Date and terminating upon the termination of this Agreement and upon satisfaction in full of the Secured Obligations, for the purpose of executing and filing all such contracts, agreements and other documents as are contemplated by
Section 2.04(d). This appointment as attorney-in-fact is irrevocable and coupled with an interest.

          2.06 Use of Intellectual Property. Subject to such action not otherwise constituting a Default and so long as no Event of Default shall have occurred and be continuing, the Company will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Company. In furtherance of the foregoing, so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall from time to time, upon the request of the Company, execute and deliver any instruments, certificates or other documents, in the form so requested, which the Company shall have certified are appropriate (in its judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to Section 2.02 as to any specific Intellectual Property). The exercise of rights, remedies, powers and privileges under
Section 6 by the Administrative Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Company in accordance with the first sentence of this Section 2.06.

          2.07 Instruments. So long as no Default shall have occurred and be continuing, the Company may retain for collection in the ordinary course of business any checks received by the Company for the payment of goods and services in the ordinary course of business, and the Administrative Agent shall, promptly upon the request, and at the expense, of the Company, make appropriate arrangements for making any other Instruments pledged by the Company available to the Company for purposes of presentation, collection or renewal. Any such arrangement shall be effected, to the extent deemed appropriate by the Administrative Agent, against trust receipt or like document.

          2.08  Use or Sale of Collateral.   So long as no Event
of Default shall have occurred and be continuing, the Company shall, in addition to its rights under Sections 2.06 and 2.07 in respect of the Collateral contemplated in those sections, be entitled to use and possess the other Collateral and to exercise its rights, title and interest in all contracts, agreements, licenses and Governmental Approvals, subject to the rights, remedies, powers and privileges of the Administrative Agent under Sections 3 and 6 and to such use, possession or exercise not otherwise constituting a Default. With respect to any of the Collateral that the Company has the right to sell under
Section 8.05 of the Credit Agreement, such sale shall be deemed to be an authorized disposition of such Collateral for purposes of Section 9-306(2) of the Uniform Commercial Code and the security interest granted by this Agreement in such Collateral shall be deemed released so long as the cash Proceeds of such sale are applied in accordance with the Credit Agreement and the other Basic Documents.

          2.09  Rights and Obligations.

          (a) The Company shall remain liable to perform its duties and obligations under the contracts and agreements included in the Collateral in accordance with their respective terms to the same extent as if this Agreement had not been executed and delivered. The exercise by the Administrative Agent or any Lender of any right, remedy, power or privilege in respect of this Agreement shall not release the Company from any of its duties and obligations under such contracts and agreements. Neither the Administrative Agent nor any Lender shall have any duty, obligation or liability under such contracts and agreements or in respect to any Governmental Approval included in the Collateral by reason of this Agreement or any other Basic Document, nor shall the Administrative Agent or any Lender be obligated to perform any of the duties or obligations of the Company under any such contract or agreement or any such Governmental Approval or to take any action to collect or enforce any claim (for payment) under any such contract or agreement or Governmental Approval.

          (b) No Lien granted by this Agreement in the Company's right, title and interest in any contract, agreement or Governmental Approval shall be deemed to be a consent by the Administrative Agent or any Lender to any such contract, agreement or Governmental Approval.

          (c) No reference in this Agreement to Proceeds or to the sale or other disposition of Collateral shall authorize the Company to sell or otherwise dispose of any Collateral except to the extent otherwise expressly permitted by the terms of any Basic Document.

          (d) Neither the Administrative Agent nor any Lender shall be required to take steps necessary to preserve any rights against prior parties to any part of the Collateral.

          2.10 Release of Motor Vehicles. So long as no Default shall have occurred and be continuing, upon the request of, and as the expense of, the Company, the Administrative Agent shall execute and deliver to the Company such instruments as the Company shall reasonably request to remove the notation of the Administrative Agent as lienholder on any certificate of title for any Motor Vehicle; provided that any such instruments shall be delivered, and the release shall be effective, only upon receipt by the Administrative Agent of a certificate from the Company stating that the Motor Vehicle the Lien on which is to be released is to be sold or has suffered a casualty loss (with title passing to the appropriate casualty insurance company in settlement of the claim for such loss).

          2.11 Termination. When all Secured Obligations shall have been fully paid or otherwise fully performed and the Commitments and all Letter of Credit Liabilities shall have expired or been terminated, this Agreement shall terminate, and the Administrative Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect of the Collateral, to or on the order of the Company and to be released, canceled and granted back all licenses and rights referred to in Section 2.02. The Administrative Agent shall also execute and deliver to the Company upon such termination such Uniform Commercial Code termination statements, certificates for terminating the Liens on the Motor Vehicles and such other documentation as shall be reasonably requested by the Company to effect the termination and release of the Liens granted by this Agreement on the Collateral.

          Section 3.  Cash Proceeds of Collateral.

          3.01 Collateral Account. The Administrative Agent shall establish with Chemical Bank at the Principal Office a cash collateral account (the "Collateral Account") in the name and under the control of the Administrative Agent into which there shall be deposited from time to time (i) the cash Proceeds of any of the Collateral required to be deposited in the Collateral Account pursuant to the Credit Agreement, (ii) prior to their disbursement, cash Proceeds required to be disbursed by the Administrative Agent pursuant to Section 6.04, and (iii) any additional amounts which the Company wishes (subject to Section 4.01(b) of the Credit Agreement) to pledge as additional collateral security under this Agreement or which, as provided in the Credit Agreement, are required to be pledged as additional collateral security under this Agreement. The balance from time to time in the Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Secured Obligations until applied as provided in this Agreement. Except as expressly provided in the next sentence, the Administrative Agent shall remit the collected balance outstanding to the credit of the Collateral Account to or upon the order of the Company as the Company shall from time to time instruct. However, if any Event of Default shall have occurred and be continuing, the Administrative Agent may (and, if instructed by the Lenders as specified in Section 9 of the Credit Agreement, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Secured Obligations in the manner specified in Section 6. The balance from time to time in the Collateral Account shall be subject to withdrawal only as provided in this Agreement.

          3.02  Certain Proceeds.

          (a) If any Event of Default shall have occurred and be continuing, Company shall, upon request of the Administrative Agent, instruct all account debtors and other Persons obligated in respect of all Accounts and General Intangibles to make all payments in respect of the Accounts and General Intangibles directly to Barnett Bank of Tampa (by instructing that such payments shall be made to such bank for deposit into the Blocked Account) under and pursuant to a blocked account agreement, in substantially the form of Annex 8, or to such other Persons or under other arrangements in form and substance satisfactory to the Administrative Agent.

          (b) If any Event of Default shall have occurred and be continuing, the Company shall, upon request of the Administrative Agent, promptly notify (and the Company hereby authorizes the Administrative Agent so to notify) each account debtor in respect of any Instruments that such Collateral has been assigned to the Administrative Agent under this Agreement and that any payments due or to become due in respect of such Collateral are to be made directly to the Administrative Agent. All such payments made to the Administrative Agent shall be immediately deposited in the Collateral Account.

          (c) The Company agrees that if the Proceeds of any Collateral required to be deposited in the Collateral Account shall be received by the Company, the Company shall as promptly as possible deposit such Proceeds into the Collateral Account or, if the Proceeds are of a type that cannot be so deposited, deliver such Proceeds to the Administrative Agent in kind. Until so deposited or delivered, all such Proceeds shall be held in trust by the Company for the Administrative Agent and shall not be commingled with any other funds or property of the Company.

          3.03 Investment of Balance in Collateral Account. Amounts on deposit in the Collateral Account shall be invested from time to time in such Permitted Investments as the Company (or, if any Default shall have occurred and be continuing, the Administrative Agent) shall determine. All such Permitted Investments shall be held in the name and be under the control of the Administrative Agent, provided that, if requested by the Company, such Permitted Investments may be held in the name and under the control of one or more of the Lenders (and in that connection each Lender, pursuant to Section 10.11 of the Credit Agreement, has agreed that such Permitted Investments shall be held by such Lender as a collateral subagent for the Administrative Agent under this Agreement). At any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent may (and, if instructed by the Lenders as specified in Section 9 of the Credit Agreement, shall) in its (or their) discretion at any time and from time to time elect to liquidate, or direct any such Lender acting as a collateral subagent to liquidate, any such Permitted Investments and to apply or cause to be applied the proceeds of such action to the payment of the Secured Obligations in the manner specified in
Section 6.

          3.04 Cover for Letter of Credit Liabilities. Amounts deposited into the Collateral Account as cover for Letter of Credit Liabilities pursuant to Sections 2.10(h) or 9 of the Credit Agreement shall be held by the Administrative Agent in a separate sub-account (designated "Letter of Credit Liabilities Sub-Account") of the Collateral Account, and all amounts held in such sub-account shall constitute collateral security first for the Letter of Credit Liabilities outstanding from time to time and second as collateral security for the other Secured Obligations.


          Section 4.  Representations and Warranties.  As of the
Effective Date and as of the date of each extension of credit by the Lenders, the Company represents and warrants to the Lenders and the Administrative Agent as follows:

          4.01 Title. The Company is the sole beneficial owner of the Collateral in which it purports to grant a Lien pursuant to this Agreement, and such Collateral is free and clear of all Liens, except for Liens permitted under Section 8.06 of the Credit Agreement. The Liens granted by this Agreement in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders have attached and constitute a perfected security interest in all of such Collateral (other than Intellectual Property registered or otherwise located outside of the United States of America) prior to all other Liens (except such permitted Liens). Notwithstanding the foregoing, nothing contained in this Section 4.01 shall derogate the grant of a security interest under Section 2.01 with respect to any property not owned by the Company but with respect to which the Company has sufficient rights to confer a security interest.

          4.02  Intellectual Property.

          (a) Annexes 1, 2 and 3 set forth completely and correctly all Copyrights, Patents and Trademarks owned by the Company on the Effective Date; except pursuant to licenses and other user agreements entered into by the Company in the ordinary course of business and listed in Annex 4, the Company owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any Copyright, Patent or Trademark listed in Annex 1, 2 or 3; all registrations listed in Annexes 1, 2 and 3 are valid and in full force and effect; and, except as may be set forth in Annex 4, the Company owns and possesses the right to use all Copyrights, Patents and Trademarks listed in Annexes 1, 2 and 3.

          (b) Annex 4 sets forth completely and correctly all licenses and other user agreements included in the Intellectual
Property on the Effective Date.

          (c) To the Company's knowledge, (i) except as set forth in Annex 4, there is no violation by others of any right of the Company with respect to any Copyright, Patent or Trademark listed in Annex 1, 2 or 3 and (ii) the Company is not infringing in any respect upon any Copyright, Patent or Trademark of any other Person; and no proceedings have been instituted, are pending against the Company or, to the Company's knowledge, have been threatened against, and no claim has been received by, the Company, alleging any such violation, except as may be set forth in Annex 4.

          (d) The Company does not own any Trademarks registered in the United States of America to which the last sentence of the definition of Trademark Collateral applies.


          Section 5.  Covenants.

          5.01  Books and Records.  The Company shall:

          (a) keep full and accurate books and records relating to the Collateral and stamp or otherwise mark such books and records in such manner as the Administrative Agent may reasonably require in order to reflect the Liens granted by this Agreement;

          (b) furnish to the Administrative Agent on the last business day of the months of March, June, September and December (or at such other times as the Administrative Agent may designate) statements and schedules further identifying and describing the Copyright Collateral, the Patent Collateral and the Trademark Collateral and such other reports in connection with the Copyright Collateral, the Patent Collateral and the Trademark Collateral, as the Administrative Agent may reasonably request, all in reasonable detail;

          (c) prior to filing, either directly or through an agent, licensee or other designee, any application for any Copyright, Patent or Trademark, furnish to the Administrative
Agent prompt notice of such proposed filing; and

          (d) permit representatives of the Administrative Agent, upon reasonable notice, at any time during normal business hours, to inspect and make abstracts from its books and records pertaining to the Collateral, permit representatives of the Administrative Agent to be present at the Company's place of business to receive copies of all communications and remittances relating to the Collateral and forward copies of any notices or communications received by the Company with respect to the Collateral, all in such manner as the Administrative Agent may reasonably request.

          5.02 Removals, Etc. Without at least 30 days' prior written notice to the Administrative Agent, the Company shall not
(i) maintain any of its books and records with respect to the Collateral at any office or maintain its principal place of business at any place, or permit any Inventory or Equipment to be located anywhere, other than at the address initially indicated for notices to it under Section 7 or at one of the locations identified in Annex 5 or in transit from one of such locations to another or (ii) change its corporate name, or the name under which it does business, from the name shown on the signature pages to this Agreement.

          5.03 Sales and Other Liens. Except as otherwise permitted under Section 8 of the Credit Agreement, without the prior written consent of the Administrative Agent (granted with the authorization of the Lenders as specified in Section 11.04 of the Credit Agreement), the Company shall not dispose of any Collateral, create, incur, assume or suffer to exist any Lien upon any Collateral or file or suffer to be on file or authorize to be filed, in any jurisdiction, any financing statement or like instrument with respect to all or any part of the Collateral in which the Administrative Agent is not named as the sole secured party for the benefit of the Lenders and, if an agreement in the form of Annex 9 has been fully executed, the Swap Counterparty.

          5.04  Intellectual Property.

          (a) The Company (either itself or through licensees) will, for each Trademark, (i) to the extent consistent with past practice and good business judgment, continue to use such Trademark on each and every trademark class of goods in order to maintain such Trademark in full force and effect free from any claim of abandonment for nonuse, (ii) maintain as in the past the quality of products and services offered under such Trademark,
(iii) employ such Trademark with the appropriate notice of registration and (iv) not (and not permit any licensee or sublicensee to) do any act or knowingly omit to do any act whereby any Trademark material to the conduct of its business may become invalidated.

          (b) The Company (either itself or through licensees) will not do any act or knowingly omit to do any act whereby any Patent material to the conduct of its business may become abandoned or dedicated.

          (c) The Company shall notify the Administrative Agent immediately if it knows or has reason to know that any Intellectual Property material to the conduct of its business may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding before any Governmental Person) regarding the Company's ownership of any Intellectual Property material to its business, its right to copyright, patent or register the same (as the case may be), or its right to keep, use and maintain the same.

          (d) The Company will take all necessary steps that are consistent with good business practices in any proceeding before any appropriate Governmental Person to maintain and pursue each application relating to any Intellectual Property (and to obtain the relevant registrations) and to maintain each registration material to the conduct of its business, including payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings.

          (e) In the event that any Intellectual Property material to the conduct of its business is infringed, misappropriated or diluted by a third party, the Company shall notify the Administrative Agent within (10) days after it learns of such event and shall, if consistent with good business practice, promptly sue for infringement, misappropriation or dilution, seek temporary restraints and preliminary injunctive relief to the extent practicable, seek to recover any and all damages for such infringement, misappropriation or dilution and take such other actions as are appropriate under the circumstances to protect such Collateral.

          (f) The Company shall, through counsel acceptable to the Administrative Agent, prosecute diligently any application for any Intellectual Property pending as of the date of this Agreement or thereafter made until the termination of this Agreement, make application on uncopyrighted but copyrightable material, unpatented but patentable inventions and unregistered but registerable Trademarks and preserve and maintain all rights in applications for any Intellectual Property; provided, however, that the Company shall have no obligation to make any such application if making such application would be unnecessary or imprudent in the good faith business judgment of the Company.
Any expenses incurred in connection with such an application shall be borne by the Company. The Company shall not abandon any right to file an application for any Intellectual Property or any pending such application in the United States without the consent of the Administrative Agent, which consent shall not be unreasonably withheld.

          (g) The Administrative Agent shall have the right but shall in no way be obligated to bring suit in its own name to enforce the Copyrights, Patents and Trademarks and any license under such Intellectual Property, in which event the Company shall, at the request of the Administrative Agent, do any and all lawful acts and execute and deliver any and all proper documents required by the Administrative Agent in aid of such enforcement action.

          5.05 Further Assurances. The Company agrees that, from time to time upon the request of the Administrative Agent, the Company will execute and deliver such further writings and do such other acts and things as the Administrative Agent may reasonably request in order fully to effect the purposes of this Agreement.


          Section 6.  Remedies.

          6.01 Events of Default, Etc. If any Event of Default shall have occurred and be continuing:

          (a) The Administrative Agent in its discretion may require the Company to, and the Company shall, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Administrative Agent and the Company, designated in the Administrative Agent's request.

          (b) The Administrative Agent in its discretion may make any reasonable compromise or settlement it deems desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, all or any part of the Collateral.

          (c) The Administrative Agent in its discretion may, in its name or in the name of the Company or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for all or any part of the Collateral, but shall be under no obligation to do so.

          (d) In the event of any sale, license or other disposition of any of the Trademark Collateral, the goodwill connected with and symbolized by the Trademark Collateral subject to such disposition shall be included, and the Company shall supply to the Administrative Agent or its designee, for inclusion in such sale, assignment or other disposition, all Intellectual Property relating to such Trademark Collateral.

          (e) In addition to any rights conferred by this Agreement, the Administrative Agent shall have, and in its discretion may exercise, all of the rights, remedies, powers and privileges with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not a version of the Official Text of the Uniform Commercial Code is in effect in the jurisdiction where such rights, remedies, powers and privileges are asserted) and such additional rights, remedies, powers and privileges to which a secured party is entitled under the laws in effect in any jurisdiction where any rights, remedies, powers and privileges in respect of this Agreement or the Collateral may be asserted, including the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner of the Collateral (and the Company agrees to take all such action as may be appropriate to give effect to such right).

The Proceeds of, and other realization upon, the Collateral by virtue of the exercise of remedies under this Section 6.01 and of the exercise of the license granted to the Administrative Agent in Section 2.02 shall be applied in accordance with Section 6.04.

          6.02 Deficiency. If the Proceeds of, or other realization upon, the Collateral by virtue of the exercise of remedies under Section 6.01 and of the exercise of the license granted by the Administrative Agent in Section 2.02 are insufficient to cover the costs and expenses of such exercise and the payment in full of the other Secured Obligations, the Company shall remain liable for any deficiency.

          6.03  Manner of Disposition.

          (a) The Administrative Agent and the Lenders shall incur no liability as a result of the sale, lease or other disposition of all or any part of the Collateral conducted in any commercially reasonable manner. The Company hereby waives any claims against the Administrative Agent or any Lender arising by reason of the fact that the price at which the Collateral may have been sold, leased, or otherwise disposed of was less than the price which might have been obtained by some other manner of sale, lease or other disposition or was less than the aggregate amount of the Secured Obligations, even if, in connection with a private sale or other non-public disposition, the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

          (b) With respect to any Collateral that may from time to time be pledged to secure the Secured Obligations the disposition of which is subject to certain prohibitions contained in the Securities Act of 1933 and applicable state securities laws, the Company recognizes that the Administrative Agent may be compelled, with respect to any sale of all or any part of such Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to distribution or resale.
The Company acknowledges that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the respective issuer of such Collateral to register it for public sale.

          6.04 Application of Proceeds. Except as otherwise expressly provided in this Agreement and except as provided below in this Section 6.04, the proceeds of, or other realization upon, all or any part of the Collateral by virtue of the exercise of remedies under Section 6.01 or of the exercise of the license granted in Section 2.02, and any other cash at the time held by the Administrative Agent under Section 3 or this Section 6, shall be applied by the Administrative Agent:

          First, to the reasonable expenses of retaking, holding, preparing for sale or lease, selling, or leasing or other disposition of the Collateral, including reasonable out-of-pocket costs and expenses of the Administrative Agent, and the reasonable fees and expenses of its agents, as well as reasonable attorneys' fees and legal expenses incurred by the Administrative Agent in that connection;

          Next, to satisfaction of the Secured Obligations equally and ratably in accordance with their respective amounts then due and owing or as the Lenders may otherwise agree;

          Next, to any Persons entitled to such amounts pursuant to Section 9-504(1)(c) of the Uniform Commercial Code; and

          Finally, to the Company, or its respective successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

Notwithstanding the foregoing, the proceeds of any cash or other amounts held in the Letter of Credit Liabilities Sub-Account of the Collateral Account pursuant to Section 3.04 shall be applied first to the Letter of Credit Liabilities outstanding from time to time and second to the other Secured Obligations in the manner provided above in this Section 6.04.


          Section 7.  Miscellaneous.

          7.01  The Administrative Agent.  As provided in
Section 10.01 of the Credit Agreement, each of the Lenders and, if it executes an agreement in the form of Annex 9, the Swap Counterparty has appointed The CIT Group/Business Credit, Inc. as its Administrative Agent for purposes of this Agreement. In such capacity, The CIT Group/Business Credit, Inc. shall be entitled to all of the rights and benefits accorded the Administrative Agent by Section 10 of the Credit Agreement. Following the payment in full of all Secured Obligations and the termination or expiration of the Commitments of the Lenders and Letter of Credit Liabilities, the provisions of Section 11.03 of the Credit Agreement shall be deemed to continue in full force and effect for the benefit of the Administrative Agent under this Agreement.

          7.02  Waiver.  No failure on the part of the
Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          7.03 Notices. All notices and communications to be given under this Agreement shall be given or made in writing to the intended recipient at the address specified below or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier, or personally delivered or, in the case of a mailed notice, upon receipt, in each case, given or addressed as provided in this Section 7.03:

          To the Company:

               Kash n' Karry Food Stores, Inc.
               6422 Harney Road
               Tampa, Florida  33610
               Attention:  Executive Vice President,
                           Administration
               Telecopier No.:  (813) 626-9550

          To the Administrative Agent:

               The CIT Group/Business Credit, Inc.
               300 South Grand Avenue
               Third Floor
               Los Angeles, California  90071
               Attention:  Regional Credit Manager
               Telecopier No.:  (213) 613-2588

          Notwithstanding the foregoing, if a notice is transmitted by telex, telecopier or personal delivery or, in the case of a mailed notice, is received on a day that is not a Business Day, then such notice shall be deemed to have been duly given on the first Business Day after such transmission or, in the case of a mailed notice, receipt.

          7.04 Expenses, Etc. The Company agrees to pay or to reimburse the Administrative Agent and the Lenders for all costs and expenses (including reasonable attorney's fees and expenses) that may be incurred by the Administrative Agent or the Lenders in any effort to enforce any of the provisions of Section 6 or any of the obligations of the Company in respect of the Collateral or in connection with (a) the preservation of the Lien of, or the rights of, the Administrative Agent and the Lenders under this Agreement, (b) any actual or attempted sale, lease, disposition, exchange, collection, compromise, settlement or other realization in respect of, or care of, the Collateral, or
(c) all such costs and expenses and any other costs and expenses, including reasonable attorney's fees and expenses incurred in any bankruptcy, reorganization, workout or other similar proceeding, including costs, expenses and reasonable attorneys' fees and expenses relating to any proceeding concerning relief from stay, cash collateral, appointment of a trustee, disclosure statement approval, or plan confirmation.

          7.05 Amendments, Etc. Any provision of this Agreement may be modified, supplemented or waived only by an instrument in writing duly executed by the Company and the Administrative Agent (with the consent of the Lenders as specified in Section 11.04 of the Credit Agreement). Any such modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon the Administrative Agent and each Lender, each holder of any of the Secured Obligations and the Company, and any such waiver shall be effective only in the specific instance and for the purposes for which given.

          7.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, the Administrative Agent, the Lenders and each holder of any of the Secured Obligations and their respective successors and permitted assigns. The Company shall not assign or transfer its rights under this Agreement without the prior written consent of the Administrative Agent (with the further consent of the Lenders as specified in Section 10.10 of the Credit Agreement).

          7.07 Survival. All representations and warranties made in this Agreement or in any certificate or other document delivered pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement or such certificate or other document (as the case may be) or any deemed repetition of any such representation or warranty.

          7.08 Agreements Superseded. This Agreement supersedes all prior agreements and understandings (including the Disclosure Statement and any and all commitment letters and term sheets), written or oral, between or among the parties with respect to the subject matter of this Agreement.

          7.09 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          7.10 Captions. The table of contents and captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

          7.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties to this Agreement may execute this Agreement by signing any such counterpart.

          7.12 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE COMPANY HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, COUNTY OF NEW YORK, NEW YORK FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          7.13 WAIVER OF JURY TRIAL. THE COMPANY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                             KASH N' KARRY FOOD STORES, INC.



                             By:________________________________
                                Title:


                             THE CIT GROUP/BUSINESS CREDIT, INC.,
                             as Administrative Agent



                             By:________________________________
                                Title:
                                                                   ANNEX 1




         LIST OF COPYRIGHTS, COPYRIGHT REGISTRATIONS AND
            APPLICATIONS FOR COPYRIGHT REGISTRATIONS




KASH N' KARRY FOOD STORES, INC.

Title      Date Filed      Registration No.      Effective Date

                             -None-
                                                                 ANNEX 2




             LIST OF PATENTS AND PATENT APPLICATIONS




KASH N' KARRY FOOD STORES, INC.

File      Patent      Country      Registration No.      Date

                             -None-
                                                                  ANNEX 3




        LIST OF TRADE NAMES, TRADEMARKS, SERVICES MARKS,
          TRADEMARK AND SERVICE MARK REGISTRATIONS AND
    APPLICATIONS FOR TRADEMARK AND SERVICE MARK REGISTRATIONS



                         U.S. Trademarks




KASH N' KARRY FOOD STORES, INC.


I. Federal Registrations


     No.  Reg. No.  Serial No.Reg. Date Mark

     1.   1,830,625 74-352,02101/25/93  Pro's Choice

     2.   1,804,488 74-281,86511/16/93  Nature Friendly and design

     3.   1,534,618 73-721,53404/11/89  Round Up

     4.   1,533,699 73-639,90204/04/89  Florida Choice

     5.   1,500,764 73-672,96608/16/88  EZ Checkout and design

     6.   1,351,939 73-515,16307/30/85  Five Star Meats and design

     7.   1,297,925 73-447,90009/25/84  Hi-Class

     8.   1,279,112 73-407,48705/22/84  Harvest Day block letters

     9.   1,214,443 73-321,44510/26/82  Key Buy

     10.  1,169,786 73-157,48509/22/81  Lady Lee

     11.  1,000,911 73-004,69201/07/75  Medi-Guard and design

     12.    965,934 72-428,45608/14/73  Medi-Guard and design

     13.    875,507 72-298,94508/26/69  Medi-Guard and design

     14.    839,887 72-255,52212/05/67  Medi-Guard and design

II. Federal Registrations - pending status


     No.  Reg. No.  Serial No.Reg. Date Mark

     15.            74-457,11511/12/93  Fresh American Royal Ban anddesign

     16.            74-281,86406/05/92  Nature Friendly (Published for Opp
                                        Request for Extension File Opposition)
                                                        ANNEX 3


LIST OF TRADE NAMES, TRADEMARKS, SERVICES MARKS,
TRADEMARK AND SERVICE MARK REGISTRATIONS AND
    APPLICATIONS FOR TRADEMARK AND SERVICE MARK REGISTRATIONS


                         U.S. Trademarks



KASH N' KARRY FOOD STORES, INC.


III. Florida Registrations


     No.  Reg. No.  Reg. Date Mark

     17.  T9400000010001/20/94Florida Preferred and design

     18.  T16172    07/22/92  Kash $aver

     19.  T15518    02/10/92  Kash $aver

     20.  T15161    10/29/91  Kash $aver

     21.  T14932    08/28/91  $ave and Pack and design

     22.  T14214    03/08/91  Pro's Choice and design

     23.  T14071    01/28/91  $mart Buy and design

     24.  T13496    09/19/90  Nature Friendly and design

     25.  T13370    08/27/90  Kash n' Karry Food Stores and design

     26.  T13369    08/27/90  So Much More to Pay Less for!

     27.  T13368    08/27/91  Kash n' Karry and design

     28.  T12501    02/21/90  The Pharmacy With TLC
                              (Touch Link Computers)

     29.  T09931    11/29/88  Kash n' Karry Hollywood at Home

     30.  T02593    12/31/84  Five Star Meats and design

     31.  T08543    10/20/83  Kash N Karry (for carts)

     32.  925816    12/31/81  Kash n' Karry Discount Centers

     33.  925815    12/31/81  Kash n' Karry Discount Supermarkets

     34.  923973    02/19/81  We Make Savings Simple

     35.  922717    07/24/80  Tell a Friend

     36.  922401    05/19/80  Kash n' Karry K

     37.  922400    05/19/80  Kash n' Karry k

     38.  922399    05/19/80  K Kash n' Karry

     39.  922398    05/19/80  K Kash n' Karry
                                                              ANNEX 3


LIST OF TRADE NAMES, TRADEMARKS, SERVICES MARKS,
TRADEMARK AND SERVICE MARK REGISTRATIONS AND
    APPLICATIONS FOR TRADEMARK AND SERVICE MARK REGISTRATIONS


                         U.S. Trademarks



KASH N' KARRY FOOD STORES, INC.


IV.  Registered Fictitious Names

     No.  Reg. No.       File Date Name

     40.  G92323900024   11/18/92  Save 'n Pack

V.   Unregistered Trade Marks

          The Bakery

          The Corner Deli

          Farm Fresh Produce

          Fresh n' Easy Salads

          Kash n' Karry

          Kash n' Karry Food Centers

          K Kash n' Karry Food Centers and design

          Silken Care

          Smart Lane

          So Much More to Pay Less For

          Captain's Choice and design

          Smart Buy











                       Foreign Trademarks



KASH N' KARRY FOOD STORES, INC.


               Application (A)                  Registration or
Mark           Registration (R)     Country     Filing Date (F)

                             -None-
                                                                 ANNEX 4




        LIST OF CONTRACTS, LICENSES AND OTHER AGREEMENTS




KASH N' KARRY FOOD STORES, INC.

                             -None-
                                                          ANNEX 5




                        LIST OF LOCATIONS


KASH N' KARRY FOOD STORES, INC.

NOTES     OPEN-1   STORE#    ADDRESS         CITY      COUNTY

2         LIQUOR    584  2002 SW 34th St. (Liquor)GainesvilleAlachua
1           1       720  N.W. 13th Street & 23rd Blvd.GainesvilleAlachua
3           1       876  4120 NW 16th Blvd.  GainesvilleAlachua
2           1       884  2002 SW 36th St.    GainesvilleAlachua
2           1       207  4200 S. Tamiami TrailPt. CharlotteCharlotte
1           1       709  Forrest Nelson Blvd & U.S. 41Pt. CharlotteCharlotte
1           1       702  1651 SE Hwy. 19     Crystal RiverCitrus
4         LAND      726  Beverly Hills       Beverly HillsCitrus
2           1       851  W. Main Street & MontgomeryInvernessCitrus
2           1       871  4500 S. Suncoast Blvd (US 19)HomosassaCitrus
2           1       880  1133 U.S. Hwy. 17 S.Wauchula  Hardee
2           1       716  Spring Hill Dr. & Mariner Bd.Spring HillHernando
2           1       868  Hwy 41 & S.R. 577   BrooksvilleHernando
1           1       886  2384 Commercial Way Spring HillHernando
1           1       891  3250 U.S. 27 S.     Sebring   Highlands
2         ASSIGNED  106  305 W. Hillsborough Ave.Tampa Hillsborough
2           1       113  Kennedy & Westshore Blvd.TampaHillsborough
2         CLOSED    144  7325 W. Hillsborough Ave.TampaHillsborough
1           1       146  Florida & Ida       Tampa     Hillsborough
3           1       401  2525 N. Dale Mabry  Tampa     Hillsborough
2           1       403  11612-B N. Nebraska Tampa     Hillsborough
2         LIQUOR    587  Fowler & 30th St. (Liquor)TampaHillsborough
2         LIQUOR    592  West Village Dr. (Liquor)TampaHillsborough
2           1       617  Northdale & Dale MabryTampa   Hillsborough
2           1       619  Florida & Fletcher  Tampa     Hillsborough
2           1       621  Hillsborough & ArmeniaTampa   Hillsborough
2           1       623  Gandy Blvd. & ManhattanTampa  Hillsborough
2           1       703  David Blvd. &TempleTerr.HwyTempleTerraceHillsborough
2           1       718  Waters Avenue & Hanley Rd.TampaHillsborough
3           1       722  2100 W. Swann       Tampa     Hillsborough
2           1       723  205 W. Alexander St.Plant CityHillsborough
1         LAND      734  Dale Mabry & LambrightTampa   Hillsborough
1         LAND      736  Martin Luther King and NebraskaTampaHillsborough
2           1       743  Busch Blvd & 56th   Temple TerraceHillsborough
2           1       824  50th St. & 10th Ave Tampa     Hillsborough
2           1       826  507 Wheeler St.     Plant CityHillsborough
2           1       827  Florida Ave. & WatersTampa    Hillsborough
2           1       848  1023 N. Tamiami TrailRuskin   Hillsborough
2           1       855  U.S. 301 & Hannaway Dr.RiverviewHillsborough
2           1       858  Armenia & Tampa Bay Tampa     Hillsborough
2         ASSIGNED  866  Dale Mabry & EhrlichTampa     Hillsborough
2           1       869  Lithia Rd & Lumsden Dr.BrandonHillsborough
2           1       870  Hillsborough & MemorialTampa  Hillsborough

                                                          ANNEX 5

                        LIST OF LOCATIONS


KASH N' KARRY FOOD STORES, INC.

NOTES     OPEN-1    STOREADDRESS             CITY      COUNTY
                           #

3           1       877  Parsons Ave. & BuffaloSeffner Hillsborough
1           1       878  Gunn Hwy. & Casey Rd.Tampa    Hillsborough
1           1       887  Fowler & 30th St.   Tampa     Hillsborough
2           1       892  West Village Dr. & EhrlichTampaHillsborough
2         SUBLEASE  206  1801 N. Tamiami TrailFt. MyersLee
2           1       209  8951 Bonita Bch. Rd.Bonita SpringsLee
2         CLOSED    217  6257 McGregor Blvd. Ft. Myers Lee
2           1       309  College Pkwy. & WinderFt. MyersLee
2           1       311  McGregor Blvd.      Ft. Myers Lee
2           1       313  Bayshore Rd. & Post N. Ft. MyersLee
2           1       315  1530 Del Prado Blvd.Cape CoralLee
2           1       629  U.S. 41 & Hancock Pkwy.Cape CoralLee
2           1       882  4820 Leonard St.    Cape CoralLee
1         LAND      882  Cape Coral          Cape CoralLee
2           1       211  Manatee Ave. & 58th St.BradentonManatee
2           1       627  Cortez & 22nd St.   Bradenton Manatee
2           1       715  5201 33rd Street    Bradenton Manatee
2           1       854  7th Street & 5th Ave.Palmetto Manatee
2           1       867  U.S. 41 & 58th Ave. Bradenton Manatee
2         CLOSED    130  2957 NW Pine Avenue Ocala     Marion
2           1       301  SR 200 & NW 27th Ave.Ocala    Marion
2         CLOSED    601  NE 38th Ave. & Hwy 40Ocala    Marion
2           1       651  2720 E. Silver Springs Blvd.OcalaMarion
1           1       725  U.S. 441 & C.R. 326 Ocala     Marion
2           1       894  833 U.S. 41 N.      Dunnellon Marion
1           1       896  11310 S.E. U.S. 301 Belleview Marion
2         CLOSED    898  3233 S.E. Maricamp Rd.Ocala   Marion
2           1       701  3183 W. Vine Street Kissimmee Osceola
2         CLOSED    128  U.S. 301 & 1st St.  ZephyrhillsPasco
2         CLOSED    134  2607 U.S. 19        Holiday   Pasco
2         CLOSED    141  U.S. 92 Bypass      Dade City Pasco
2           1       204  U.S. 19 N. & Moog Rd.New Port RicheyPasco
2         SUBLEASE  205  U.S. 19 & Embassy Blvd.Port RicheyPasco
2           1       603  Fivey & Hwy. 52     Hudson    Pasco
2           1       605  Seven Springs & Hwy. 54Seven SpringsPasco
2           1       704  C.R. 584 & 586      Land O'LakesPasco
1           1       717  Congress & MassachusettsNew Port RicheyPasco
2           1       728  U.S. 301 North      ZephyrhillsPasco
2           1       874  S.R. 585 & Trouble CreekNew Port RicheyPasco
2           1       885  Little Rd. & EmbassyNew Port RicheyPasco
2           1       897  U.S. 301 S. & Morningside Dr.Dade CityPasco
2           1       133  Blind Pass Rd. & 76thSt. Pete BeachPinellas

                                                          ANNEX 5

                        LIST OF LOCATIONS


KASH N' KARRY FOOD STORES, INC.

NOTES     OPEN-1    STORE    ADDRESS         CITY      COUNTY

2         CLOSED    140  10884 74th Ave. N.  Seminole  Pinellas
2         CLOSED    201  Gandy Blvd. & 9th St. N.St. PetersburgPinellas
2         SUBLEASE  202  Park Blvd. & Starkey Rd.Largo Pinellas
2         SUBLEASE  203  34th St. & 30th Ave. St. PetersburgPinellas
2         ASSIGNED  405  3533 U.S. Hwy 19    Palm HarborPinellas
2         SUBLEASE  607  2465 U.S. 19        ClearwaterPinellas
2           1       609  Ulmerton & Ridge Rd.Largo     Pinellas
2           1       611  66th St. & 46th Ave. N.Kenneth CityPinellas
2           1       613  34th St. & 22nd Ave. N.St. PetersburgPinellas
2           1       615  Gulfport & Pasadena Gulfport  Pinellas
2           1       705  3110 S.R. 584 West  Oldsmar   Pinellas
2           1       707  C. R. 1 & 584       Palm HarborPinellas
2           1       710  Indian Rocks & WalsinghamLargoPinellas
1           1       765  3327 9th Street NorthSt. PetersburgPinellas
2           1       831  9th Ave. & 60th St. N.St. PetersburgPinellas
2           1       849  U.S. 19 N. & Drew   ClearwaterPinellas
2           1       852  4th St. & 74th Ave. N.St. PetersburgPinellas
2         CLOSED    853  34th St. & 39th Ave. S.St. PetersburgPinellas
2           1       857  9th St. & 62nd Ave. S.St. PetersburgPinellas
2           1       864  Main Street & King ArthurDunedinPinellas
2           1       873  McMullen Booth & C.R. 102ClearwaterPinellas
3           1       875  U.S. 19 & Alderman Rd.Palm HarborPinellas
1           1       879  Ulmerton & 66th St. Largo     Pinellas
2           1       881  Keene & East Bay    Largo     Pinellas
2           1       883  Highland & Sunset PointClearwaterPinellas
2         CLOSED    888  1068 Ulmerton Rd.   Largo     Pinellas
2           1       129  Bartow Rd. & New JerseyLakelandPolk
1           1       733  Havendale Blvd      AuburndalePolk
2           1       842  3rd St. & Ave. O. S.W.Winter HavenPolk
2           1       889  S.R. 60 & S.R. 17A  Lake WalesPolk
2           1       893  Florida & Highland  Lakeland  Polk
2           1       895  1176 U.S. 27 N.     Haines CityPolk
2           1       899  Hwy. 98 & Daughtery Rd.LakelandPolk
2           1       139  U.S. 41 & Albee Farm Rd.VeniceSarasota
2         SUBLEASE  212  8199 S. Tamiami TrailSarasota Sarasota
2           1       214  Fruitville & Beneva Rd.SarasotaSarasota
2           1       215  Tamiami Trail & Prospect St.SarasotaSarasota
2           1       216  Bee Ridge & McintoshSarasota  Sarasota
2         CLOSED    305  Hwy. 41 & Alligator Dr.Venice Sarasota
2         CLOSED    319  15 Beneva Rd.       Sarasota  Sarasota
2           1       712  1254 Jacaranda Blvd.Venice    Sarasota
2           1       719  University & Lockwood RidgeSarasotaSarasota
3           1       880  Cattlemen & Bee Ridge Rd.SarasotaSarasota
2           1       711  858 Saxon           Orange CityVolusia



NOTES:
1 Fee Properties
2 Leased Properties
3 Ground Leased/Improvements Owned
4 Balloon Payment due 1/14/95










                                                          ANNEX 6


                     ASSIGNMENT FOR SECURITY

                            (PATENTS)


          WHEREAS, Kash n' Karry Food Stores, Inc., a Delaware corporation (herein referred to as "Assignor"), owns the letters patent, and/or applications for letters patent, of the United States, more particularly described on Schedule 1 annexed hereto as part hereof (the "Patents");

          WHEREAS, Assignor has executed and delivered to The CIT Group/Business Credit, Inc., a New York corporation, as administrative agent (herein referred to as "Assignee") for the ratable benefit of Assignee and the lenders (the "Lenders") under the Credit Agreement dated as of December 29, 1994 (as amended, supplemented, restated or otherwise modified from time to time, the "Credit Agreement"), a Security Agreement of even date herewith (the "Agreement", terms defined therein and not otherwise defined herein being used herein as therein defined) in favor of Assignee; and

          WHEREAS, pursuant to the Agreement, Assignor has assigned to Assignee, and granted to Assignee a security interest in, and mortgage on, all right, title and interest of Assignor in and to the Patents, together with any reissue, continuation, continuation-in-part or extension thereof, and all proceeds thereof, including, without limitation, any and all causes of action which may exist by reason of infringement thereof for the full term of the Patents (the "Intellectual Property Collateral"), to secure the prompt payment, performance and observance of the Secured Obligations;

          NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Assignor does hereby further assign unto Assignee and grant to Assignee a security interest in, and mortgage on, the Intellectual Property Collateral to secure the prompt payment, performance and observance of the Secured Obligations.

          Assignor does hereby further acknowledge and affirm that the rights and remedies of Assignee with respect to the assignment of, security interest in and mortgage on the Intellectual Property Collateral made and granted hereby are more fully set forth in the Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

          Assignee's address is 300 South Grand Avenue, 3rd Floor, Los Angeles, California 90071.

          IN WITNESS WHEREOF, Assignor has caused this Assignment
to be duly executed by its officer thereunto duly authorized as of
the    th day of December, 1994.

                              KASH N' KARRY FOOD STORES, INC.



                              By: _______________________________
                                  Name: _________________________
                                  Title: ________________________

              SCHEDULE 1 TO ASSIGNMENT FOR SECURITY

                             PATENTS


Title                      Date Issued                 Patent No.

                             -None-
                                                                   ANNEX 7



                     ASSIGNMENT FOR SECURITY

                          (TRADEMARKS)


          WHEREAS, Kash n' Karry Food Stores, Inc., a Delaware corporation (herein referred to as "Assignor"), has adopted, used and is using the trademarks listed on the annexed Schedule 1, which trademarks are registered in the United States Patent and Trademark Office (the "Trademarks");

          WHEREAS, Assignor has executed and delivered to The CIT Group/Business Credit, Inc., a New York corporation, as agent (herein referred to as "Assignee") for the ratable benefit of Assignee and the lenders (the "Lenders") under the Credit Agreement dated as of December 29, 1994 (as amended, supplemented, restated or otherwise modified from time to time, the "Credit Agreement"), a Security Agreement of even date herewith (the "Agreement", terms defined therein and not otherwise defined herein being used herein as therein defined) in favor of Assignee; and

          WHEREAS, pursuant to the Agreement, Assignor has assigned to Assignee and granted to Assignee a security interest in, and mortgage on, all right, title and interest of Assignor in and to the Trademarks, together with the goodwill of the business symbolized by the Trademarks and the applications and registrations thereof, and all proceeds thereof, including, without limitation, any and all causes of action which may exist by reason of infringement thereof (the "Intellectual Property Collateral"), to secure the payment, performance and observance of the Secured Obligations;

          NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Assignor does hereby further assign unto Assignee and grant to Assignee a security interest in, and mortgage on, the Intellectual Property Collateral to secure the prompt payment, performance and observance of the Secured Obligations.

          Assignor does hereby further acknowledge and affirm that the rights and remedies of Assignee with respect to the assignment of, security interest in and mortgage on the Intellectual Property Collateral made and granted hereby are more fully set forth in the Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

          Assignee's address is 300 South Grand Avenue, 3rd Floor, Los Angeles, California 90071.

          IN WITNESS WHEREOF, Assignor has caused this Assignment
to be duly executed by its officer thereunto duly authorized as of
the      day of December, 1994.

                              KASH N' KARRY FOOD STORES, INC.


                              By: _______________________________
                                  Name: _________________________
                                  Title: ________________________
              SCHEDULE 1 TO ASSIGNMENT FOR SECURITY

                           TRADEMARKS


I. Federal Registrations


     Reg. No.  Serial No.Reg. Date Mark

     1,830,625 74-352,02101/25/93  Pro's Choice

     1,804,488 74-281,86511/16/93  Nature Friendly and design

     1,534,618 73-721,53404/11/89  Round Up

     1,533,699 73-639,90204/04/89  Florida Choice

     1,500,764 73-672,96608/16/88  EZ Checkout and design

     1,351,939 73-515,16307/30/85  Five Star Meats and design

     1,297,925 73-447,90009/25/84  Hi-Class

     1,279,112 73-407,48705/22/84  Harvest Day block letters

     1,214,443 73-321,44510/26/82  Key Buy

     1,169,786 73-157,48509/22/81  Lady Lee

     1,000,911 73-004,69201/07/75  Medi-Guard and design

       965,934 72-428,45608/14/73  Medi-Guard and design

       875,507 72-298,94508/26/69  Medi-Guard and design

       839,887 72-255,52212/05/67  Medi-Guard and design

II. Federal Registrations - pending status


     Reg. No.  Serial No.Reg. Date Mark

               74-457,11511/12/93  Fresh American Royal Ban and
                                   design

               74-281,86406/05/92  Nature Friendly (Published for
                                   Opp Request for Extension File
                                   Opposition)
                                                          ANNEX 8


                FORM OF BLOCKED ACCOUNT AGREEMENT















                    BLOCKED ACCOUNT AGREEMENT



                  Dated as of December 28, 1994


                              among


                KASH N' KARRY FOOD STORES, INC.,


                     BARNETT BANK OF TAMPA,


                               and


              THE CIT GROUP/BUSINESS CREDIT, INC.,
                     as Administrative Agent











                    BLOCKED ACCOUNT AGREEMENT


     This BLOCKED ACCOUNT AGREEMENT (this "Agreement") dated as of December 28, 1994 is made among KASH N' KARRY FOOD STORES, INC. (the "Company"), BARNETT BANK OF TAMPA (the "Bank"), and THE CIT GROUP/BUSINESS CREDIT, INC., as the administrative agent (in such capacity, the "Administrative Agent") for the Lenders referred to below.

     The Credit Agreement dated as of December 29, 1994 (the "Credit Agreement") among KASH N' KARRY FOOD STORES, INC., the lenders identified in the Credit Agreement (the "Lenders"), the Administrative Agent and Bank of America National Trust and Savings Association, as Co-Agent (the "Co-Agent"), provides, subject to its terms and conditions, for certain extensions of credit to the Company. It is a condition to the obligations of the Administrative Agent, the Co-Agent and the Lenders under the Credit Agreement that the Company shall have executed and delivered this Agreement.

     Accordingly, the parties hereto agree as follows:

     1. The parties acknowledge that the Company and the Administrative Agent for the benefit of the Lenders have entered into a Security Agreement dated as of the date hereof (the "Security Agreement") under which the Administrative Agent for the benefit of the Lenders and the Administrative Agent has been granted a security interest in, among other things, all of the Company's right, title and interest in Account Number 1407708881 of the Company with the Bank (the "Blocked Account") and all monies on deposit in the Blocked Account from time to time.

     2. The Company and the Bank agree that (a) the Company shall not be entitled to withdraw monies from the Blocked Account and (b) all monies from time to time on deposit in the Blocked Account shall be paid on each day on which the Bank is open for business to the Administrative Agent as set forth in Section 3 below, subject to court resolution of any third party claims and/or legal rights of the Company in the event of the filing of a petition in bankruptcy, whether voluntary or involuntary. The Company agrees not to permit the Blocked Account to become subject to any other pledge, assignment, lien, charge or encumbrance of any kind, nature or description. The Bank agrees that the maintaining by the Bank of the Blocked Account and the Bank's holding any checks, drafts, notes, acceptances, cash and other evidences of indebtedness ("Remittances") included therein shall be solely on behalf of the Administrative Agent for the benefit of the Lenders and the Administrative Agent.

     3. The Bank shall transfer the sum of the previous day's collected balance in the Blocked Account by Federal Funds Wire as follows:

                          Chemical Bank
                         270 Park Avenue
                   New York, New York   10017
                       ABA No:  021000128


     for the account of The CIT Group/Business Credit, Inc.,
                     as Administrative Agent

                      Account No. 323094929

           Refer to:  Kash n' Karry Food Stores, Inc.

     4. The Bank may charge the Company's Operating Account Number 1407288441 with the Bank (the "Operating Account") for all service charges, returned items and any other charges to which it may be entitled for maintaining the Blocked Account. In the event there are insufficient funds in the Operating Account for such purpose, the Bank may then charge the Blocked Account for such service charges and returned items.

     5. The Bank will provide a copy of the Company's monthly bank statements relating to the Blocked Account and the Operating Account at the time such statements are provided to the Company (and, upon the written request of the Administrative Agent, statements relating to other accounts of the Company with the
Bank) to the Administrative Agent addressed as follows:

               The CIT Group/Business Credit, Inc.
               300 South Grand Avenue
               Third Floor
               Los Angeles, California  90071
               Attention:  Regional Credit Manager


     6. As collateral security for the payment of all of the Secured Obligations (as defined in the Security Agreement), howsoever evidenced or acquired, whether now existing or hereafter arising, whether direct or indirect, absolute or contingent, the Company confirms that it has assigned, pledged and transferred, and does hereby assign, pledge and transfer, to the Administrative Agent for the benefit of the holders of the Secured Obligations all of the Company's rights, title and interest in and to the Blocked Account, including all sums now or hereafter deposited in or payable to or withdrawable from said Blocked Account and any interest accrued or payable thereon and in and to the Remittances. The Administrative Agent shall have the full and irrevocable right, power and authority, to demand, collect, withdraw, receipt for or sue for all amounts due or to become due and payable pursuant to the Blocked Account and the Remittances and at the Administrative Agent's discretion take any other action, including the transfer of the Blocked Account to the Administrative Agent's own name, which the Administrative Agent deems necessary or appropriate to preserve or protect the Administrative Agent's security interests in the Blocked Account and the Remittances.

     7. The Bank shall be fully protected in acting on any order or direction by the Administrative Agent respecting the Blocked Account and disposition of Remittances without making any inquiry whatsoever as to the Administrative Agent's right or authority to give such order or direction or as to the application or any payment made pursuant thereto.

     8. Except as set forth in Section 4 above, the Bank agrees that it shall not effect any right of offset (statutory or otherwise) that it may otherwise have, or make any deduction or claim, against the Blocked Account or the Remittances unless and until the Administrative Agent shall have notified the Bank in writing that all of the Secured Obligations have been paid in full, and all such rights of offset and deduction are hereby waived by the Bank until such time.

     9. Nothing herein constitutes a waiver of, and the Bank reserves all of, its present and future rights with respect to checks and other items deposited to the Blocked Account and returned for insufficient funds or for any other reason.

     10. The Bank will not close the Blocked Account without giving the Administrative Agent and the Company at least ten (10) days' prior written notice thereof.

     11. No amendments or modifications made to this Agreement shall be effective without the written consent of the Bank, the Company and the Administrative Agent.

     12. The Company will indemnify the Bank and hold the Bank harmless from and against all losses, liability, damages, costs and expenses, including reasonable attorneys' fees at trial and on appeal, arising from or in connection with the Bank's liability to collect any endorsed Remittances. The Company further agrees that the Bank shall not be liable for any action or inaction taken by the Bank or the Bank's employees in accordance with the provisions of this Agreement, nor for the loss of any instruments, documents or other property of any nature whatsoever received by the Bank in connection with this Agreement, other than cash and Remittances lost through the gross negligence or willful misconduct of the Bank or its employees.

     13. Except as expressly provided in this Agreement, the Bank makes no representations or warranties arising by law or otherwise, including but not limited to, implied warranties of merchantability or fitness of a particular purpose, relating to the performance of any lockbox process system. The Bank makes no warranty concerning the accuracy of any report or other form furnished to the Company or on the Company's behalf.

     14. Except for damages resulting from, related to or caused by the Bank's gross negligence, willful misconduct or fraud, the Bank shall not be liable for any loss, destruction, mutilation, damage or theft of any documents or items and the Bank shall not be liable to the Company for failure to follow any of the operating procedures or failure to perform any service within the time period stated, if failure to perform is due to the occurrence of any of the following events: any act or failure to act by the Company; mechanical failures of the Bank's equipment or power failures; strikes or lockout; fire or other casualty; riot or civil commotion, wind storms, earthquakes; floods or other acts of God; delay in transportation; government regulations or interferences; or any other event beyond the control of the Bank.

     15. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

     16. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                              KASH N' KARRY FOOD STORES, INC.



                              By:________________________________
                              Title:


                              BARNETT BANK OF TAMPA, BY BARNETT
                              BANKS, INC., as Attorney-in Fact
                              for Barnett Bank of Tampa


                              By:________________________________
                              Title:


                              THE CIT GROUP/BUSINESS CREDIT,
                              INC., as Administrative Agent


                              By:________________________________
                              Title:
                                                                    ANNEX 9

       AGREEMENT REGARDING ADDITIONAL SECURED OBLIGATIONS

     This Agreement Regarding Additional Secured Obligations (this "Agreement"), dated as of December 29, 1994, is made by and between (A) The CIT Group/Business Credit, Inc. ("CITBC"), in its capacities (i) as the Administrative Agent under that certain Credit Agreement, dated as of December 29, 1994 (the "Credit Agreement"), among Kash n' Karry Food Stores, Inc. (the "Company"), CITBC, Bank of America National Trust and Savings Association ("B of A"), and various lenders (the "Lenders") named therein , (ii) as the Administrative Agent under that certain Security Agreement, dated as of December 28, 1994 (the "Security Agreement"), between the Company and CITBC and (iii) as the Administrative Agent under that certain Mortgage, Assignment of Rents and Fixture Filing, dated as of December 29, 1994 (the "Mortgage"), executed by the Company for the benefit of CITBC as Administrative Agent (in such capacities, the "Administrative Agent"), and (B) B of A, in its capacity as a party to that certain Interest Rate Swap Agreement, dated as of January 27, 1989 (as amended as of March 8, 1989, November 3, 1994 and December 29, 1994) between B of A and the Company (the "Swap Agreement") (in such capacity, the "Swap Counterparty"). Capitalized terms not specifically defined herein shall have the meaning ascribed to them in the Credit Agreement.

                            Recitals

     Whereas, the Company has granted a security interest in all of its personal property pursuant to the Security Agreement to secure the Company's obligations under the Credit Agreement and the Basic Documents, and

     Whereas, the Company has granted a lien on certain real property pursuant to the Mortgage to secure the Company's obligations under the Basic Documents, and

     Whereas, the Company has agreed in the Security Agreement and in the Mortgage that its obligations to the Swap Counterparty under the Swap Agreement (the "Swap Obligations") will be secured under the Security Agreement and the Mortgage if the Swap Counterparty enters into this Agreement with the Administrative Agent, and

     Whereas, the Swap Counterparty desires to enter into this Agreement in order to satisfy the condition to the granting of security with respect to the Swap Obligations, and

     Whereas, the Administrative Agent is willing to enter into this Agreement,

                            Agreement

     Now, therefore, the Administrative Agent and the Swap
Counterparty agree:

     1. Secured Obligations. The obligations of the Company to the Administrative Agent, to B of A as co-agent and to the Lenders under the Basic Documents (collectively, the "Basic Obligations") are secured pursuant to the Security Agreement and the Mortgage. Upon execution of this Agreement by the Swap Counterparty and the Administrative Agent, the Swap Obligations will also be secured pursuant to the Security Agreement and the Mortgage.

     2. Sharing. The Basic Obligations and the Swap Obligations shall be secured equally and ratably in accordance with the amounts then due and owing with respect to each as of each date on which any application of the proceeds of collateral is made; provided, however, that, solely for the purpose of such application, the amount due and owing with respect to the Swap Obligations shall be deemed to be zero unless and until any transaction under the Swap Agreement is terminated; and provided, further, that the rights of the Swap Counterparty are expressly made subject to all the provisions of the Security Agreement, including Sections 3.04 and 6.01.

     3. Appointment of Administrative Agent. The Swap Counterparty hereby irrevocably appoints and authorizes the Administrative Agent to act as secured party and, in such capacity, as agent for the Swap Counterparty under and in connection with the Security Agreement and the Mortgage; provided, however, that the Administrative Agent shall have no greater duty to B of A in its capacity as the Swap Counterparty than it has to B of A in its capacity as co-agent or as one of the Lenders under the Basic Documents.

     4. No Rights or Remedies. Notwithstanding any other provision of this Agreement, the Swap Counterparty shall have no right to (i) effect any modification, amendment, waiver or extension of, to or under the Basic Documents (and no such modification, amendment, waiver or extension shall affect the enforceability of this Agreement or constitute a modification, amendment, waiver or extension of, to or under this Agreement),
(ii) take any action with respect to the collateral encumbered pursuant to the Security Agreement or the Mortgage (other than the right to apply proceeds of such collateral when and if distributed by the Administrative Agent), (iii) direct or participate in any decision concerning action or the refraining from action by the Administrative Agent with respect to such collateral or with respect to any of the Basic Obligations,
(iv) take any action in any legal proceeding (including any bankruptcy case concerning the Company) that interferes with or impairs the rights or remedies of the Administrative Agent, B of A as co-agent or the Lenders under the Basic Documents, or
(v) share in any payments or recoveries on account of the Basic Obligations (except pursuant to Section 6.04 of the Security Agreement or as a result of an enforcement of the Mortgage); provided, however, that nothing herein shall prohibit the Swap Counterparty from terminating the Swap Agreement or exercising its rights and remedies under the Swap Agreement; and provided, however, that nothing herein shall impair the rights of B of A as co-agent or as one of the Lenders under the Basic Documents.

     5. Indemnification. The Swap Counterparty shall indemnify and hold harmless the Administrative Agent and the Lenders and their respective affiliates, officers, directors, employees, attorneys, accountants, consultants and agents (collectively, the "Indemnified Parties") from any and all losses, liabilities, damages or expenses that any of the Indemnified Parties may suffer or incur (i) as a consequence of the Swap Counterparty's sharing in the collateral under the Security Agreement and the Mortgage and that the Indemnified Parties would not have suffered or incurred had the Swap Counterparty not been permitted to share in the collateral under the Security Agreement and the Mortgage or (ii) as a consequence of any action the Swap Counterparty may take to enforce its rights or remedies under the Swap Agreement (collectively, the "Indemnified Claims"). The Indemnified Claims shall include expenses of any actual or threatened investigation, litigation or other proceedings, including reasonable fees and expenses of attorneys, accountants or other consultants employed in connection with any such investigation, litigation or proceeding. Nothing herein shall affect the obligations of B of A as a party to the Basic Documents.

     6.   Miscellaneous.

     6.01 Interpretation. In this Agreement, unless otherwise indicated, the singular includes the plural and plural the singular; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to "writing" include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to sections (or subdivisions of sections) are to this Agreement; references and agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement); and references to Persons include their respective permitted successors and assigns and, in the case of Governmental Persons, Persons succeeding to their respective functions and capacities.

     6.02 Waiver. No failure on the part of the Administrative Agent or the Swap Counterparty to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     6.03 Notices. All notices and communications to be given under this Agreement shall be given or made in writing to the intended recipient at the address specified below or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopier, or personally delivered or, in the case of a mailed notice, upon receipt, in each case, given or addressed as provided in this
Section 6.03:


          To the Administrative Agent:

               The CIT Group/Business Credit, Inc.
               300 South Grand Avenue
               Third Floor
               Los Angeles, California  90071
               Attention:  Regional Credit Manager

          To the Swap Counterparty:

               Bank of America National Trust
               and Savings Association
               Unit #3078
               335 Madison Avenue
               New York, New York  10017

          Notwithstanding the foregoing, if a notice is transmitted by telex, telecopier or personal delivery or, in the case of a mailed notice, is received on a day that is not a Business Day, then such notice shall be deemed to have been duly given on the first Business Day after such transmission or, in the case of a mailed notice, receipt.

     6.04 Amendments, Etc. Any provision of this Agreement may be modified, supplemented or waived only by an instrument in writing duly executed by the Swap Counterparty and the Administrative Agent. Any such modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same, and any such waiver shall be effective only in the specific instance and for the purposes for which given.

     6.05 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Swap Counterparty, the Administrative Agent and their respective successors and permitted assigns. This Agreement is not intended and shall not inure to the benefit of any other Persons.

     6.06 Agreements Superseded. This Agreement supersedes all prior agreements and understandings, written or oral, between or among the parties with respect to the subject matter of this Agreement.

     6.07 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     6.08 Captions. The table of contents and captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

     6.09 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties to this Agreement may execute this Agreement by signing any such counterpart.

     6.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New
York.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                             THE CIT GROUP/BUSINESS CREDIT, INC.,
                             as Administrative Agent


                             By:________________________________
                                Title:


                             BANK OF AMERICA NATIONAL TRUST
                             AND SAVINGS ASSOCIATION, as
                             Swap Counterparty


                             By:________________________________
                                Title:

Acknowledged:

KASH N' KARRY FOOD STORES, INC.


By:_____________________________
   Title:

Date:__________________________
                                                        EXHIBIT D


                       [Form of Mortgage]

This document was prepared by
and after recording should be
returned to:

     Sherry A. Stanley
     Coll Davidson Carter Smith
       Salter & Barkett, P.A.
     201 South Biscayne Blvd.
     Suite 3200
     Miami, Florida 33131


THIS MORTGAGE IS MADE PURSUANT TO A
PLAN OF REORGANIZATION CONFIRMED BY
THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE.  AS A
RESULT, PURSUANT TO 11 U.S.C.  1146(c),
NO DOCUMENTARY STAMP TAXES, INTANGIBLE
TAXES OR SIMILAR TAXES ARE DUE AND
OWING ON THIS INSTRUMENT.


                            MORTGAGE,
             ASSIGNMENT OF RENTS AND FIXTURE FILING


       THIS MORTGAGE (this "Mortgage") dated as of the      day
of           , 1994, made by KASH N' KARRY FOOD STORES, INC., a
Delaware corporation (the "Mortgagor"), having its chief executive office at 6422 Harney Road, Tampa, Florida 33610 in favor of THE CIT GROUP/BUSINESS CREDIT, INC., with an office at 300 South Grand Avenue, Third Floor, Los Angeles, California 90071, in its capacity as Administrative Agent for itself and each of the other "Lenders" as such term is defined in the Credit Agreement, as hereinafter defined, and in its capacity as Administrative Agent for Bank of America National Trust and Savings Association under that certain Swap Security Agreement, as hereinafter defined (the "Mortgagee").

                      W I T N E S S E T H:

       WHEREAS, the Mortgagor and the Lenders have entered, or will enter, into a certain Credit Agreement of even date herewith (together with any amendments thereof, the "Credit Agreement"), pursuant to which the Mortgagor has executed or will execute
(a) those certain Term Loan Notes (together with any amendments, substitutions or replacements thereof, the "Term Notes"), in the aggregate principal amount not to exceed Thirty Five Million Dollars ($35,000,000), each of which is or shall be payable to the order of a Lender in the amount of such Lender's Term Loans (as defined in the Credit Agreement), and (b) those certain Revolving Credit Notes (together with any amendments, substitutions or replacements thereof, the "Revolving Credit Notes") in the aggregate principal amount not to exceed Fifty Million Dollars ($50,000,000), each of which is or shall be payable to the order of a Lender in the amount of such Lender's respective Revolving Credit Loans (as defined in the Credit Agreement); and

       WHEREAS, the Term Notes and Revolving Credit Notes shall bear interest at the rates specified in the Credit Agreement and the principal and interest under the Term Notes and Revolving Credit Notes shall be due and payable as provided in the Credit Agreement; and

       WHEREAS, the Revolving Credit Notes evidence revolving credit loans under which the Mortgagor is entitled to borrow, repay and reborrow principal sums from time to time in accordance with the terms of the Credit Agreement; and

       WHEREAS, Security Pacific National Bank, as predecessor to Bank of America National Trust and Savings Association
("B of A"), and the Mortgagor have executed that certain Interest Rate Swap Agreement dated January 27, 1989, as amended by amendments dated March 8, 1989 and November 3, 1994 (as so amended, and as the same may be amended from time to time hereafter with the prior written consent of Mortgagee, the "Swap Agreement"), creating certain obligations and liabilities of the Mortgagor to B of A (B of A, in its capacity as a party to the Swap Agreement, is hereinafter called the "Swap Counterparty"); and

       WHEREAS, pursuant to that certain Agreement Regarding Additional Secured Obligations of even date herewith between Mortgagee and B of A, as acknowledged by Mortgagor (together with any amendments thereof, the "Swap Security Agreement"), The CIT Group/Business Credit, Inc. was appointed as administrative agent for the Swap Counterparty in connection with this Mortgage; and

       WHEREAS, as a condition to the Lenders' extension of certain financial accommodations to the Mortgagor (including, without limitation, the extensions of credit evidenced by the Term Notes and the Revolving Credit Notes under and pursuant to the Credit Agreement), the Lenders have required that the Mortgagor execute and deliver this Mortgage and grant to the Mortgagee (for the ratable benefit of the Lenders and the Swap Counterparty) the liens and security interests referred to herein to secure (i) payment of the principal amount evidenced by the Term Notes together with interest thereon, (ii) payment of the principal amount evidenced by the Revolving Credit Notes, including readvances of principal thereunder, together with interest on such Revolving Credit Notes, (iii) all of the Obligations (as defined in the Credit Agreement) of the Mortgagor, (iv) the obligations of the Mortgagor to the Swap Counterparty under the Swap Agreement; (v) all other amounts and payment and performance obligations under the Credit Agreement, the documents executed in connection therewith, and this Mortgage (including without limitation, all Claims payable under Section 4 hereof), and (vi) all additional sums advanced to Mortgagor pursuant to Section 21 of this Mortgage and all payment and performance obligations of the Mortgagor under any additional documents executed in connection with such advances (the aforesaid obligations of the Mortgagor to the Mortgagee, the Lenders and the Swap Counterparty identified in clauses (i) through (vi) above are hereinafter collectively referred to collectively as the "Obligations").

       NOW, THEREFORE, in consideration of the premises contained herein and to secure payment of the Obligations and in consideration of One Dollar ($1.00) in hand paid, receipt whereof is hereby acknowledged, the Mortgagor does hereby grant, remise, release, alien, convey, mortgage and warrant to the Mortgagee, its successors and assigns, and hereby grants a security interest to Mortgagee and its successors and assigns in and to the fee simple interest of the Mortgagor in the real estate and the leasehold interests of the Mortgagor in real estate as more particularly set forth on Exhibit "A" attached hereto and by this reference made a part hereof (each lease more particularly described on Exhibit "B" attached hereto and made a part hereof is severally referred to herein as a "Lease" and collectively as the "Leases") together with any interest which the Mortgagor may hereafter acquire in and to any property formerly subject to a Lease and together with any interest which the Mortgagor may hereafter acquire in any property ("Additional Property") intended under the Credit Agreement to be secured by this Mortgage with respect to which the Mortgagor agrees to execute and deliver to Mortgagee a modification of this Mortgage adding such Additional Property as additional Mortgaged Property hereunder (the real estate described in Exhibit "A" under the heading "Real Property Owned by the Mortgagor in Fee Simple" or hereafter acquired by the Mortgagor in fee simple is herein referred to as the "Land" and all of the foregoing property, including the Land, Leases and Additional Property is herein called the "Premises");

       TOGETHER WITH all right, title and interest, if any, including any after-acquired right, title and interest, and including any right of use or occupancy, which the Mortgagor may now have or hereafter acquire in and to (a) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining said Premises, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto and, (b) all hereditaments, gas, oil, minerals, and easements, of every nature whatsoever, located in or on the Premises and all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to, or of any of the rights and interests described in subparagraphs (a) and (b) above (The rights and interests described in this paragraph are hereinafter called the "Property Rights");

       TOGETHER WITH all of the Mortgagor's right, title and interest in and to (a) all buildings and improvements now or hereafter located on the real estate described in Exhibit "A";
(b) all fixtures and appurtenances of every nature whatsoever now or hereafter located in, on or attached to, and used or intended to be used in connection with, or with the operation of, the Premises, including but not limited to all apparatus, machinery and equipment of the Mortgagor, and all extensions, additions, improvements, betterments, renewals, substitutions, and replacements to or of any of the foregoing (the "Fixtures"); and
(c) all personal property, goods and equipment of every nature whatsoever now or hereafter located in or on the Premises, including but not limited to (i) all screens, window shades, blinds, wainscoting, storm doors and windows, floor coverings and awnings of the Mortgagor; (ii) all apparatus, machinery, equipment, appliances and goods of the Mortgagor not included as Fixtures; (iii) all items of furniture, furnishings and personal property of the Mortgagor; and (iv) all extensions, additions, improvements, betterments, renewals, substitutions, and replacements to or of any of the foregoing (the "Personal Property"). It is mutually agreed, intended and declared, that the Premises and all of the Property Rights and Fixtures owned by the Mortgagor (referred to collectively herein as the "Real Property") shall, so far as permitted by law, be deemed to form a part and parcel of the Land and for the purpose of this Mortgage to be real estate and covered by this Mortgage. It is also agreed that if any of the property herein mortgaged is of a nature so that a security interest therein can be perfected under the Florida Uniform Commercial Code, this instrument shall constitute a security agreement, fixture filing and financing statement, and the Mortgagor agrees to execute, deliver and file or refile any financing statement, continuation statement, or other instruments the Mortgagee may reasonably require from time to time to perfect or renew such security interest under the Florida Uniform Commercial Code. To the extent permitted by law,
(i) all of the fixtures are or are to become fixtures on the Premises and (ii) this instrument is to be filed of record in the real estate records of the counties set forth in Exhibit "A" hereto, and shall constitute a "fixture-filing" within the meaning of Sections 679.313 and 679.402 of the Florida Uniform Commercial Code. The remedies for any violation of the covenants, terms and conditions of the agreements herein contained shall be as prescribed herein or by general law, or, as to that part of the security in which a security interest may be perfected under the Florida Uniform Commercial Code, by the specific statutory consequences now or hereafter enacted and specified in the Florida Uniform Commercial Code, all at the Mortgagee's sole election;

       TOGETHER WITH all the estate, right, title and interest of the Mortgagor, in and to (a) all judgments, insurance proceeds, awards of damages and settlements resulting from condemnation proceedings or the taking of the Real Property, or any part thereof, under the power of eminent domain or for any damage (whether caused by such taking or otherwise) to the Real Property, or any part thereof, or to any rights appurtenant thereto, and all proceeds of any sales or other dispositions of the Real Property or any part thereof, and (except as otherwise provided herein or in the Credit Agreement) the Mortgagee is hereby authorized to collect and receive said awards and proceeds and to give proper receipts and acquittances therefor, and to apply the same as provided in the Credit Agreement; (b) any and all deposits of cash, securities, credits or other property which may be held at any time by any lessor to secure the performance of the covenants, conditions and agreements contained in any Lease; and (c) all contract rights, general intangibles, actions and rights in action, relating to or arising in connection with the Mortgaged Property (as hereinafter defined) including, without limitation, all rights to insurance proceeds and unearned premiums arising from or relating to damage to the Real Property and any rights of the Mortgagor to agree to or acquiesce in any rejection or termination of any Lease; and (d) all proceeds, products, replacements, additions, substitutions, renewals and accessions of and to the Real Property. (The rights and interests described in this paragraph shall hereinafter be called the "Intangibles.");

       TOGETHER WITH any and all other, further or additional title, estates, interests, privileges, liberties, tenements, hereditaments and appurtenances whatsoever, in any way now or hereafter belonging, relating or appertaining to the Premises, Property Rights, Fixtures, Personal Property, and Intangibles, whether now owned or hereafter acquired by the Mortgagor, and any proceeds and products of the property, interests and rights encumbered by this Mortgage.

       As additional security for the Obligations secured hereby, the Mortgagor does hereby assign and transfer to the Mortgagee from and after the date hereof (including any period of redemption), primarily and on a parity with said real estate, and not secondarily, all the rents, issues and profits of the Real Property and all rents, issues, profits, revenues, royalties, bonuses, rights and benefits due, payable or accruing (including all deposits of money as advance rent, for security or as earnest money or as down-payment for the purchase of all or any part of the Real Property) (the "Rents") under any and all present and future leases and subleases, contracts or all or any portion of the Real Property and, except to the extent such a transfer or assignment is not permitted by the terms thereof, does hereby transfer and assign to the Mortgagee all such leases and subleases and agreements (including all of the Mortgagor's rights under any contracts for the sale of any portion of the Mortgaged Property and all revenues and royalties under any oil, gas and mineral leases relating to the Real Property) (collectively called the "Tenant Leases"). The Mortgagee hereby grants to the Mortgagor the right to collect and use the Rents as they become due and payable under the Tenant Leases but not more than two (2) months in advance thereof until an Event of Default (as defined in the Credit Agreement) has occurred, or a Mortgage Default (as hereinafter defined) has occurred, provided, that the existence of such right shall not operate to subordinate this assignment to any subsequent assignment, in whole or in part, by the Mortgagor, and any such subsequent assignment shall be subject to the rights of the Mortgagee under this Mortgage. The Mortgagor further agrees to execute and deliver such assignments of Tenant Leases or assignments of land sale contracts as the Mortgagee may from time to time request. A "Mortgage Default" shall mean any failure by the Mortgagor to duly and punctually perform any agreement, covenant or obligation arising under this Mortgage which failure shall continue unremedied for twenty (20) days after the Mortgagor is given notice thereof. Any Event of Default under the Credit Agreement and any Mortgage Default shall constitute a "Default" under this Mortgage. In the event of the occurrence of a Default (1) the Mortgagor agrees, upon demand, to deliver to the Mortgagee all of the Tenant Leases with such additional assignments thereof as the Mortgagee may request and agrees that the Mortgagee may assume the management of the Mortgaged Property, and collect the Rents, applying the same upon the Obligations in the manner provided in the Security Agreement (as defined in the Credit Agreement) and (2) the Mortgagor hereby authorizes and directs all tenants, purchasers or other persons occupying or otherwise acquiring any interest in any part of the Mortgaged Property to pay the Rents due under the Tenant Leases to the Mortgagee upon request of the Mortgagee. The Mortgagor hereby appoints the Mortgagee as its true and lawful attorney-in-fact to manage said property and collect the Rents, with full power to bring suit for collection of the Rents and possession of the Real Property, giving and granting unto said Mortgagee and unto its agent or attorney full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in the protection of the security hereby conveyed; provided, however, that (i) this power of attorney and assignment of Rents shall not be construed as an obligation upon the Mortgagee to make or cause to be made any repairs that may be needful or necessary and (ii) the Mortgagee agrees that until the occurrence of such Default, the Mortgagee shall permit the Mortgagor to perform the aforementioned management responsibilities. Upon the Mortgagee's receipt of the Rents, the Mortgagee shall first pay any rent obligations of the Mortgagor under any Lease senior to the Tenant Lease which has generated the Rents and, at the Mortgagee's option, it may pay:
(1) reasonable charges for collection hereunder, costs of necessary repairs and other costs requisite and necessary during the continuance of this power of attorney and assignment of Rents, (2) general and special taxes, and insurance premiums, and
(3) the balance of the Rents to be applied to the Obligations hereunder pursuant to the provisions of the Credit Agreement. This power of attorney and assignment of Rents is coupled with an interest and shall be irrevocable until this Mortgage shall have been satisfied and released of record and the releasing of this Mortgage shall act as a revocation of this power of attorney and assignment of Rents. The Mortgagee shall have and hereby expressly reserves the right and privilege (but assumes no obligation) to demand, collect, sue for, receive and recover the Rents, or any part thereof, now existing or hereafter made and apply the same in accordance with the provisions of the Credit Agreement.

       All of the property described above including, but not limited to, the Premises, the Property Rights, the Fixtures, the Real Property, the Personal Property, the Intangibles, the Rents, the Leases and the Tenant Leases are herein referred to collectively as the "Mortgaged Property."

       Nothing herein contained shall be construed as constituting the Mortgagee a mortgagee-in-possession in the absence of the taking of actual possession of the Mortgaged Property by the Mortgagee. Nothing contained in this Mortgage shall be construed as imposing on the Mortgagee any of the obligations of the lessor under any Tenant Leases of the Mortgaged Property, or as lessee under any Lease in the absence of an explicit assumption thereof by the Mortgagee. In the exercise of the powers herein granted the Mortgagee, no liability shall be asserted or enforced against the Mortgagee, all such liability being expressly waived and released by the Mortgagor.

       TO HAVE AND TO HOLD the Mortgaged Property, properties, rights and privileges hereby conveyed, mortgaged and assigned, or intended so to be, unto the Mortgagee, its beneficiaries, successors and assigns, forever for the uses and purposes herein set forth. The Mortgagor hereby releases and waives all rights under and by virtue of the Homestead Exemption Laws, if any, of the State of Florida (the "State").

       The following provisions shall also constitute an integral part of this Mortgage:

       1. Payment of Taxes on the Mortgage. Without limiting any of the provisions of the Credit Agreement, the Mortgagor agrees that if the United States of America or any department, agency or bureau thereof or the State or any of its counties or subdivisions having jurisdiction shall at any time require or impose documentary stamp taxes or intangible personal property taxes (whether recurring or nonrecurring) to be paid with respect to this Mortgage or the credit, indebtedness or Obligations secured hereby or shall levy, assess, or charge any other tax, assessment or imposition upon this Mortgage or the credit, indebtedness or Obligations secured hereby or upon the interest of one or more of the Lenders or the Swap Counterparty (or any assignee thereof) or the Mortgagee in the Mortgaged Property or any part thereof or upon one or more of the Lenders or the Swap Counterparty (or any assignee thereof) or the Mortgagee by reason of or as holder of any of the foregoing (other than Florida Corporate Franchise Taxes imposed solely on the income of any of the Lenders or the Swap Counterparty, or any assignee thereof) then, the Mortgagor shall pay such documentary stamp taxes, intangible personal property taxes or other taxes in the required amount or, in the event one or more Lenders or the Swap Counterparty (or any assignee thereof) has previously paid such taxes, reimburse such Lenders or the Swap Counterparty (and each assignee thereof) for such taxes, assessments or impositions previously so paid by such Lenders or the Swap Counterparty (or any assignee thereof) (together with interest thereon as provided in the Credit Agreement). Unless the Credit Agreement permits the Mortgagor to contest, by appropriate proceedings, the amount, validity, enforceability or application of any tax and Mortgagor is diligently and in good faith prosecuting such contest and is otherwise in full compliance with the terms of the Credit Agreement, failure to pay all such documentary stamp taxes, intangible personal property taxes or other taxes, assessments and impositions when and as they become due and payable, shall at the option of the Mortgagee constitute a Default hereunder (after giving effect to any applicable grace period provided for herein). The Mortgagor agrees to exhibit to the Mortgagee, at least annually and at any time upon request, official receipts showing payment of all taxes, assessments and charges which the Mortgagor is required or elects to pay hereunder. The Mortgagor agrees to indemnify the Mortgagee against liability on account of such documentary stamp taxes, intangible personal property taxes, or other taxes, assessments or impositions (other than Florida Corporate Franchise Taxes imposed solely on the income of any Lender, or any assignee thereof) and all penalties and interest that may be due in connection therewith, whether such liability arises before or after repayment of the Obligations and regardless of whether this Mortgage shall have been released or satisfied, the Mortgagor agreeing that such indemnity shall survive such release or satisfaction.

Leases Affecting the Premises. The Mortgagor agrees faithfully to perform all of its obligations under the Leases, and under all present and future Tenant Leases or other agreements relative to the occupancy of the Premises and at any time assigned to the Mortgagee as additional security, and except as expressly permitted pursuant to the terms of the Credit Agreement, to refrain from any action or inaction which would result in the termination of the Leases, any such Tenant Leases (except with respect to any Tenant Leases, as may be necessary or appropriate in the ordinary course of business) or any such other agreements or in the diminution of the value of the Leases, the Tenant Leases or such other agreements or of the Rents due thereunder. The Mortgagor shall cause all future lessees or sublessees under any Tenant Leases of the Premises or any part thereof, made after the date of recording of this Mortgage to agree that, at the Mortgagee's option and without any further documentation, each such lessee or sublessee shall attorn to the Mortgagee, as lessor or sublessor if for any reason the Mortgagee becomes lessor or sublessor thereunder and, upon demand, shall pay Rent to the Mortgagee and the Mortgagee shall not be responsible under the Tenant Leases for matters arising prior to the Mortgagee becoming lessor or sublessor thereunder.

       3. Use of the Mortgaged Property. The Mortgagor agrees that it shall not permit the public to use the Mortgaged Property in any manner that is reasonably likely to impair the Mortgagor's title to such Mortgaged Property or any portion thereof, or reasonably likely to make possible any claim or claims of easement by prescription or of implied dedication to public use.

       4. Indemnification. The Mortgagor shall not use or permit the use of any part of the Mortgaged Property for an illegal purpose, including, without limitation, the violation of any environmental laws, statutes, codes, regulations or practices. Without limiting any indemnification the Mortgagor has granted in the Credit Agreement, the Mortgagor agrees to indemnify and hold harmless the Mortgagee from and against any and all losses, suits, actions, obligations, fines, damages, judgment, penalties, claims, charges, costs and expenses (including reasonable, documented attorneys' and paralegals' fees, court costs and disbursements) (collectively "Claims") which may be imposed on, incurred or paid by or asserted against the Mortgaged Property by reason or on account of, or in connection with (i) the construction, reconstruction or alteration of the Mortgaged Property, (ii) any negligence or misconduct of the Mortgagor, any lessee or sublessee of the Mortgaged Property, or any of their respective agents, contractors, subcontractors, servants, employees, licensees or invitees, (iii) any accident, injury, death or damage to any person or property occurring in, on or about the Mortgaged Property or any street, drive, sidewalk, curb or passageway adjacent thereto, or (iv) any other transaction arising out of or in any way connected with the Mortgaged Property. All amounts indemnified against by the Mortgagor under this Section 4 shall become additional Obligations secured hereby when paid or incurred by the Mortgagee and if paid by the Mortgagee, shall be payable on demand and shall bear interest from the date of payment until paid by the Mortgagor to the Mortgagee at a rate per annum equal to the Post-Default Rate under the Credit Agreement.

       5. Insurance. The Mortgagor shall, at its sole expense, obtain for, deliver to, assign and maintain for the benefit of the Mortgagee, until the Obligations are paid in full, insurance policies as specified in the Credit Agreement. In the event of a casualty loss, the net insurance proceeds from such insurance policies shall be paid and applied as specified in Sections 2.10(b) and 2.11 of the Credit Agreement and Section 6.04 of the Security Agreement.

       6. Condemnation Awards. The Mortgagor hereby assigns to the Mortgagee, as additional security, all awards of damage resulting from condemnation proceedings or the taking of or injury to the Mortgaged Property for public use, and the Mortgagor agrees that the proceeds of all such awards shall be paid and applied as specified in Sections 2.10(b) and 2.11 of the Credit Agreement and Section 6.04 of the Security Agreement.

       7. Mortgagee as Agent; Enforcement, Etc. In the event of a Default, the Mortgagee as holder of this Mortgage and the lien thereof as agent for, and for the benefit of, the Lenders and the Swap Counterparty as holders of the Obligations, may as sole party plaintiff, exercise all rights and remedies of the Mortgagee hereunder and of the Lenders and Swap Counterparty under the aggregate indebtedness outstanding under the Term Notes, Revolving Credit Notes and other Obligations, may foreclose this Mortgage as agent for the Lenders and the Swap Counterparty for the aggregate amount of the Obligations then due and payable, may bid as agent for the Lenders and the Swap Counterparty at foreclosure sale of this Mortgage, and may apply as credit on such bid so much of such Obligations as is necessary to satisfy such bid. All modifications, amendments, releases, satisfactions and other documents pertaining to this Mortgage may be executed solely by Mortgagee as agent for the Lenders and the Swap Counterparty, and the Lenders and the Swap Counterparty need not join in the execution of any such documents.

       8. Remedies of Mortgagee. Subject to the provisions of the Credit Agreement, upon the occurrence of a Default and in addition to any rights and remedies provided for in the Credit Agreement or otherwise available at law or in equity, and to the extent permitted by applicable law, the following provisions shall apply:

       (a) Mortgagee's Power of Enforcement. It shall be lawful for the Mortgagee to (i) immediately sell the Mortgaged Property either in whole or in separate parcels, as prescribed by the State law, under power of sale, which power is hereby granted to the Mortgagee to the full extent permitted by the State law, and thereupon, to make and execute to any purchaser or purchasers thereof deeds of conveyance pursuant to applicable law or
(ii) immediately foreclose this Mortgage by judicial action.
Upon or at any time after the filing of a suit to foreclose this Mortgage, the court in which such suit is filed shall have full power to enter an order placing the Mortgagee in possession of the Mortgaged Property with the same power granted to a receiver pursuant to this subparagraph and with all other rights and privileges of a mortgagee-in-possession under applicable law.

       In addition to all of the other rights and remedies of the Mortgagee hereunder and not to the exclusion thereof, the Mortgagee may, from time to time, at its option, institute partial foreclosure proceedings of this Mortgage for the purpose of collecting due but unpaid installments of the Obligations. Such proceedings shall not affect the existence, lien, operation and effect of this Mortgage and any judgment of foreclosure and sale shall so provide and any purchaser at such foreclosure sale shall acquire title to the property foreclosed upon subject to the lien of this Mortgage.

       (b) Appointment of a Receiver. Upon the occurrence of a Default, the Mortgagee shall be entitled, at once or at any time thereafter, either before or after sale, without notice and without requiring bond, and without regard to the solvency or insolvency of any person liable for payment of the Obligations secured hereby, and without regard to the then value of the Mortgaged Property or the occupancy thereof as a homestead, to the appointment of a receiver (the provisions for the appointment of a receiver and assignment of Rents being an express condition upon which the Term Loans and Revolving Credit Loans hereby secured are made) for the benefit of the Mortgagee, with power to collect the Rents, whether then due or thereafter to become due. The Mortgagor hereby specifically waives the right to object to the appointment of a receiver and hereby expressly agrees that such appointment shall be made as an admitted equity and as a matter of absolute right to Mortgagee. The receiver, out of the Rents when collected, may pay costs incurred in the management and operation of the Mortgaged Property, prior and subordinate liens, if any, and taxes, assessments, water and other utilities and insurance, then due or thereafter accruing, and may make and pay for any necessary repairs to the Mortgaged Property, and may pay all or any part of the Obligations or other sums secured hereby or any deficiency decree entered in such foreclosure proceedings.

       (c) Mortgagee's Right to Enter and Take Possession, Operate and Apply Rents. The Mortgagee shall, at its option, have the right, acting through its agents or attorneys, either with or without process of law, to enter upon and take possession of the Mortgaged Property, expel and remove any persons, goods, or chattels occupying or upon the same, to collect or receive all the Rents, and to manage and control the same, and to lease the same or any part thereof, from time to time, and, after deducting all reasonable, documented attorneys' fees and expenses, and all reasonable expenses incurred in the protection, care, maintenance, management and operation of the Mortgaged Property, distribute and apply the remaining net income to payment of the Obligations in the order and manner set forth in Section 6.04 of the Security Agreement or upon any deficiency decree entered in any foreclosure proceedings.

       (d)  Mortgagee's Right to Rents under Florida Statute
697.07. The Mortgagee may apply for a court order requiring the Mortgagor to deposit all Rents in the court registry pursuant to Florida Statute 697.07, as amended. The Mortgagor hereby consents to entry of such order upon the sworn ex parte motion of the Mortgagee that a Default has occurred.

       (e) Enforcement of the Mortgage. The Mortgaged Property encumbered by this Mortgage is situated in sixteen (16) counties in the State of Florida and the Mortgagor agrees that the Mortgagee may institute proceedings for the enforcement of this Mortgage in any one or more of such counties as selected by the Mortgagee in its sole discretion. All of the counterparts of this Mortgage shall together constitute one Mortgage. Mortgagor agrees that each parcel of property secures all of the Obligations and there shall be no (and Mortgagor waives any right to a) proration of the lien of this Mortgage with respect to any portion or all of the Obligations. Mortgagor agrees that it may foreclose this Mortgage (i) in any one county in accordance with
Section 702.04, Florida Statutes, (ii) simultaneously in all counties, or (iii) in successive actions against all or any part of the property encumbered hereby in one or more counties as Mortgagee may deem advisable in its sole and absolute discretion. Any portion of the Obligations which is not used by Mortgagee as a successful bid in any foreclosure sale shall remain outstanding and continue to be secured this Mortgage and shall be available for use by Mortgagee in any subsequent foreclosure sale. When any judgment of foreclosure is entered in connection with this Mortgage, Mortgagor agrees that (i) such judgment of foreclosure shall have no effect on the outstanding and unpaid Obligations or the promissory notes and other documents evidencing such Obligations, (ii) the lien of this Mortgage on all other property encumbered hereby will continue to secure the Obligations as provided herein notwithstanding such judgment, (iii) the promissory notes and other documents evidencing the Obligations filed as evidence in such foreclosure may be withdrawn by Mortgagee immediately following the entry of the judgment of foreclosure for use by Mortgagee as evidence of the unpaid Obligations in the foreclosure of this Mortgage on any other property, (iv) such judgment will not affect, impair or merge the lien of the Mortgage with respect to any other property encumbered by this Mortgage, which shall continue in full force and effect, and (v) such judgment will not affect, impair or merge the lien of the Mortgage with respect to the property actually foreclosed against if the foreclosure proceedings relate to only a portion of the Obligations, and Mortgagor hereby consents that its agreements in this paragraph may be incorporated in any final judgment of foreclosure in any county.

       (f) Mixed Collateral Remedies. In case of a sale under this Mortgage, the Mortgaged Property, real, personal and mixed, may be sold in one parcel or piecemeal in such order as Mortgagee may elect in its sole and absolute discretion and with the Mortgagee having all of the rights and powers of a secured party as provided in Chapter 679 of the Florida Uniform Commercial Code.

       (g) Discontinuance of Proceedings and Restoration of Status of the Parties. In case the Mortgagee shall have proceeded to enforce any right or remedy under this Mortgage by receiver, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Mortgagor and Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of the Mortgagee shall continue as if no such proceeding had been taken. The foregoing, however, shall not in any way affect the obligation of the parties hereto to fully comply with all orders or judgments entered in connection with any such proceedings.

       9. Application of the Rents or Proceeds from Foreclosure or Sale. In any foreclosure of this Mortgage by judicial action or any sale of the Mortgaged Property by advertisement, in addition to any of the terms and provisions of the Credit Agreement and the Security Agreement, the Mortgagor agrees that there shall be allowed (and included in the decree for sale in the event of a foreclosure by judicial action) to be paid out of the Rents or the proceeds of such foreclosure proceeding and/or sale:

       (a) Obligations. All of the Obligations and other sums secured hereby which then remain unpaid; and

       (b) Other Advances. All other items advanced or paid by the Mortgagee pursuant to this Mortgage; and

       (c) Costs, Fees and Other Expenses. All court costs, reasonable, documented attorneys' and paralegals' fees and expenses, appraiser's fees, advertising costs, notice expenses, expenditures for documentary and expert evidence, stenographer's charges, publication costs, and costs (which may be estimated as to items to be expended after entry of the decree) of procuring all abstracts of title, title searches and examinations, title guarantees, title insurance policies, Torrens certificates and similar data with respect to title which the Mortgagee in the reasonable exercise of its judgment may deem necessary. The Mortgagor agrees to pay all such expenses and such expenses shall become additional Obligations secured hereby when paid or incurred by the Mortgagee in connection with any proceedings, including but not limited to probate and bankruptcy proceedings, to which the Mortgagee shall be a party, either as plaintiff, claimant or defendant, by reason of this Mortgage or any indebtedness hereby secured or in connection with the preparations for the commencement of any suit for the foreclosure, whether or not actually commenced, or sale by advertisement. The proceeds of any sale (whether through a foreclosure proceeding or the Mortgagee's exercise of the power of sale) shall be distributed and applied to payment of the Obligations in the order and manner set forth in Section 6.04 of the Security Agreement.

       10. Cumulative Remedies; Delay or Omission Not a Waiver. Each remedy or right of the Mortgagee shall not be exclusive of but shall be in addition to every other remedy or right now or hereafter existing at law or in equity. No delay in the exercise or omission to exercise any remedy or right accruing on the occurrence or existence of any Default shall impair any such remedy or right or be construed to be a waiver of any such Default or acquiescence therein, nor shall it affect any subsequent Default of the same or different nature. Every such remedy or right may be exercised concurrently or independently and when and as often as may be deemed expedient by the Mortgagee.

       11. Mortgagee's Remedies against Multiple Parcels. If more than one property, lot or parcel is covered by this Mortgage, and if this Mortgage is foreclosed upon, or judgment is entered upon any Obligations secured hereby, or if the Mortgagee exercises its power of sale, execution may be made upon or the Mortgagee may exercise its power of sale against any one or more of the properties, lots or parcels and not upon the others, or upon all of such properties or parcels, either together or separately, and at different times or at the same time, and execution sales or sales by advertisement may likewise be conducted separately or concurrently, in each case at the Mortgagee's election. The Mortgagor, for itself and all who may claim through or under the Mortgagor, irrevocably waives any and all right to have the property, interests and estates comprising the Mortgaged Property marshalled upon any foreclosure of the lien hereof or upon the exercise of any other remedies (whether under the Uniform Commercial Code or otherwise).

       12. No Merger. In the event of a foreclosure of this Mortgage or any other mortgage or deed of trust securing the Obligations, the Obligations then due the Mortgagee shall not be merged into any decree of foreclosure entered by the court, and the Mortgagee may concurrently or subsequently seek to foreclose one or more mortgages or deeds of trust which also secure said Obligations.

       13. Notices. Except as otherwise provided herein, any notices, demands, consents, requests, approvals, undertakings or other instruments required or permitted to be given in connection with this Mortgage (and all copies of such notices or other instruments as set forth below) shall be in writing, and shall be deemed to have been properly given if hand-delivered or if mailed (effective three (3) Business Days (as defined in the Credit Agreement) following deposit thereof at any main or branch United States Post Office) by United States registered or certified mail, postage prepaid, return receipt requested, or if sent by a nationally recognized overnight delivery service, postage prepaid, (effective one (1) Business Day following deposit with such delivery service) addressed to the party so notified as follows:

       if to the Mortgagor:

           Kash n' Karry Food Stores, Inc.
           6422 Harney Road
           Tampa, Florida 33610
           Attn:  Executive Vice President,
                  Administration
           Telecopy:  (813) 626-9550

       with copies to:

           Barnett, Bolt, Kirkwood & Long
           601 Bayshore Boulevard
           Tampa, Florida 33606
           Attn:  Robert S. Bolt, Esq.
           Telecopy:  (813) 251-6711

                      and

           Kramer, Levin, Naftalis, Nessen, Kamin & Frankel
           919 Third Avenue
           New York, New York 10022
           Attn:  Michael S. Nelson, Esq.
           Telecopy:  (212) 688-2119

       if to the Mortgagee:

           The CIT Group/Business Credit, Inc.
           300 South Grand Avenue
           Third Floor
           Los Angeles, California 90071
           Attn:  Regional Credit Manager
           Telecopy:  (213) 613-2588

       with a copy to:

           Orrick Herrington & Sutcliffe
           777 South Figueroa Street
           Suite 3200
           Los Angeles, California 90017
           Attn:  Bradley S. White, Esq.
           Telecopy:  (213) 612-2499

The Mortgagor or the Mortgagee shall, from time to time, have the right to specify as the proper addressee and/or address for the purposes of this Mortgage any other party or address in the United States upon giving five (5) days' prior written notice thereof.

       14. Extension of Payments; Release of Collateral. The Mortgagor agrees that, without affecting the liability of any person for payment of the Obligations secured hereby or affecting the lien of this Mortgage upon the Mortgaged Property or any part thereof (other than persons or property explicitly released as a result of the exercise by the Mortgagee of its rights and privileges hereunder), the Mortgagee may at any time and from time to time, on request of the Mortgagor, without notice to any person liable for payment of any Obligations secured hereby, but otherwise subject to the provisions of the Credit Agreement, extend the time, or agree to alter or amend the terms of payment of such Obligations. The Mortgagor further agrees that any part of the security herein described may be released with or without consideration without affecting the remainder of the Obligations or the remainder of the security.

       15. Governing Law. The Mortgagor agrees that this Mortgage is to be construed, governed and enforced in accordance with the laws of the State of New York except that the laws of the State of Florida shall govern the creation, perfection, enforceability and priority of the liens and security interests created by this Mortgage and the enforcement of the rights and remedies (including the remedy of foreclosure) under this Mortgage. Wherever possible, each provision of this Mortgage shall be interpreted in such manner as to be effective and valid under applicable law, but if any of the covenants, agreements, terms or provisions contained in this Mortgage shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms or provisions contained herein shall not be in any way affected, prejudiced or disturbed thereby. In the event that the application of any of the covenants, agreements, terms or provisions of this Mortgage is held to be invalid, illegal or unenforceable, those covenants, agreements, terms and provisions shall not be in any way affected, prejudiced or disturbed when otherwise applied.

       16. Satisfaction of Mortgage. Upon full payment of all the Obligations at the time and in the manner provided in the Credit Agreement and the other Basic Documents (as defined in the Credit Agreement), the termination of all obligations of the Lenders to make any additional loans to Mortgagor, the satisfaction of all obligations of Mortgagor under the Swap Agreement, and the repayment in full of all other amounts secured hereby and termination of all further obligations of the Mortgagee, the Lenders and the Swap Counterparty to make any further advances or financial obligations to Mortgagor in connection with the Obligations, this conveyance or lien shall be null and void and, upon demand therefor following such payment, a satisfaction of mortgage or reconveyance of the Mortgaged Property shall promptly be provided by the Mortgagee to the Mortgagor.

       17. Successors and Assigns Included in Parties. This Mortgage shall be binding upon the Mortgagor and upon the successors, assigns and vendees of the Mortgagor and shall inure to the benefit of the Mortgagee's successors and assigns; all references herein to the Mortgagor and to the Mortgagee shall be deemed to include their successors and assigns. The Mortgagor's successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Mortgagor. Wherever used, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall be applicable to all genders.

       18. Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws. The Mortgagor agrees, to the full extent permitted by law, that at all times following the occurrence of a Default, neither the Mortgagor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, or extension laws now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage or the absolute sale of the Mortgaged Property or the final and absolute putting into possession thereof, immediately after such sale, of the purchaser thereat, and the Mortgagor, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may lawfully so do, the benefit of all such laws, and any and all right to have the assets comprising the Mortgaged Property marshalled upon any foreclosure of the lien hereof and agrees that the Mortgagee or any court having jurisdiction to foreclose such lien may sell the Mortgaged Property in part or as an entirety. To the full extent permitted by law, the Mortgagor hereby waives any and all statutory or other rights of redemption from sale under any order or decree of foreclosure of this Mortgage, on its own behalf and on behalf of each and every person, acquiring any interest in or title to the Mortgaged Property subsequent to the date hereof.

       19. Interpretation with Other Documents. Notwithstanding anything in this Mortgage to the contrary, in the event of a conflict or inconsistency between the Mortgage and the Credit Agreement, the provisions of the Credit Agreement shall govern.

       20. Revolving Credit Obligations. The Revolving Credit Notes are executed in connection with the Revolving Credit Loans in the aggregate amount of $50,000,000 to be made by the Lenders pursuant to, and subject to the terms and conditions of, the Credit Agreement. This Mortgage secures, among the other Obligations, the revolving credit facility established pursuant to the Credit Agreement and the amount of the principal indebtedness outstanding under the Revolving Credit Notes will increase and decrease from time to time as a result of advances and repayments made pursuant to the Credit Agreement, but the principal amount of the Revolving Credit Notes will not exceed $50,000,000. This Mortgage shall secure all principal sums from time to time advanced under the Revolving Credit Notes, whether made on the date of this Mortgage or hereafter.

       21. Additional Provisions Regarding Future Advances. This Mortgage is given to secure not only existing indebtedness, but also such future advances as may hereafter be made by any Lender or the Mortgagee, whether such advances are obligatory or are to be made at the option of any Lender or the Mortgagee, or otherwise, within twenty years from the date hereof, to the same extent as if such future advances were made on the date of the execution of this Mortgage. The total amount of indebtedness that may be so secured may decrease or increase from time to time, but the total unpaid balance so secured at one time shall not exceed $150,000,000, plus interest thereon, and any disbursements made for the payment of taxes, levies, and insurance on the Mortgaged Property, interest on such disbursements, and any costs, fees, expenses and indemnities payable hereunder. The provisions of this paragraph apply regardless of whether any such advances are characterized as obligatory or optional; but nothing contained in this paragraph by itself obligates the Mortgagee or any Lender to make any additional loans or advances hereunder.

       22. Future Advances Limitations. If the Mortgagor files or causes or consents to be filed of record in any county in which any of the Mortgaged Property is situated, an instrument limiting the maximum amount which may be secured by this Mortgage under Section 697.04(1)(b) Florida Statutes, such filing shall immediately constitute a Default (without any notice from Mortgagee or the passage of any cure period).

       23. Changes. Neither this Mortgage nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. To the extent permitted by law, any agreement hereafter made by the Mortgagor and the Mortgagee relating to this Mortgage shall be superior to the rights of the holder of any intervening lien or encumbrance.

       24. Acquisition of Fee Interest. If the Mortgagor acquires the fee simple interest in any real property subject to a Lease, the lien of this Mortgage shall automatically encumber such fee simple interest as part of the Mortgaged Property.

       25. Further Leasehold Provisions. The Mortgagor hereby agrees as follows:

       (a) The Mortgagor shall promptly pay all rent, additional rent, taxes and all other sums and charges when due and payable under the terms of the Leases, shall fully and promptly perform and observe all of the agreements, terms, covenants and conditions required to be performed and observed by the Mortgagor under the Leases within the grace period provided therein for the Mortgagor's performance (in contrast to any additional grace periods provided in the Leases for curative action by the Mortgagee), and shall do all things necessary to preserve and keep unimpaired the Mortgagor's rights under the Leases and to prevent any default thereunder or any modification, termination, surrender, cancellation, forfeiture or impairment thereof except as otherwise expressly provided in the Credit Agreement.

       (b) If any Lease is lawfully terminated before the natural expiration of its term for any reason whatsoever and if the Mortgagee or its designee shall acquire from any Lessor a new lease of the Mortgaged Property or any portion thereof (whether pursuant to any provision of any Lease or otherwise), then the Mortgagor shall have no right, title or interest whatsoever in or to such new lease or the leasehold estate created thereby.

       (c) The Mortgagor shall promptly notify the Mortgagee in writing of any request for arbitration or appraisal proceedings made by any party to any Lease, as well as provide notice to the Mortgagee of the institution of such arbitration or appraisal proceedings and the progress thereof and any determination made by the arbitrators thereunder. The Mortgagee shall have the right to participate in any such arbitration or appraisal proceedings in association with the Mortgagor or on the Mortgagee's own behalf as an interested party.

       (d) In the event of non-payment or non-performance by the Mortgagor under any Lease or any Tenant Lease, the Mortgagee shall, upon prior notice to the Mortgagor, have the right, but not the duty, to perform the obligations of the Mortgagor under the Leases or any Tenant Lease for the purpose of protecting or preserving the lien of this Mortgage and any sums so expended by the Mortgagee shall be an Obligation secured by the lien of this Mortgage and shall bear interest at a rate per annum equal to the Post-Default Rate under the Credit Agreement from the date of payment by the Mortgagee until repaid, all of which shall be due and payable on demand by the Mortgagee.

       (e)  Except as otherwise provided in the Credit
Agreement, Mortgagor will enforce the obligations of the lessor under each Lease to the end that Mortgagor may enjoy all of the rights granted to it under the Lease, and will promptly notify Mortgagee in writing of any default by the lessor or by Mortgagor in the performance or observance of any of the terms, covenants and conditions on the part of the lessor or Mortgagor, as the case may be, to be performed or observed under any Lease and Mortgagor will promptly advise Mortgagee in writing of the occurrences of any default under any Lease and of the giving of any notice of default by the lessor to Mortgagor. If any notice of default has been given to Mortgagor by any lessor, such notice shall constitute full authority and protection to Mortgagee for any action taken or omitted to be taken by Mortgagee in good faith in reliance thereon.

       (f) If any action or proceeding shall be instituted to terminate any Lease or to evict Mortgagor or to recover possession of any premises demised by any Lease or for any other purpose affecting any Lease or this Mortgage, Mortgagor will, immediately upon service thereof on or to Mortgagor, deliver to Mortgagee a true copy of each petition, summons, complaint, notice of motion, order to show cause and of all other pleadings, and papers, however designated, served in any such action or proceeding.

       (g) Notwithstanding any future acquisition by Mortgagor of fee title to any of the property demised by any Lease, the leasehold estate created by the Lease shall not merge with the fee title and such estates shall always remain separate and distinct unless otherwise agreed to in writing by Mortgagee. If Mortgagor acquires the fee title or any other estate, title or interest in any property demised by any Lease, this Mortgage shall attach to and cover and be a lien upon the fee title or such other estate so acquired, and such fee title or other estate shall, without further assignment, mortgage or conveyance, become and be subject to the lien of and covered by this Mortgage.

       (h) The generality of the provisions of this section or any other provision contained in this Mortgage relating to any Lease shall not be limited by other more particular provisions of this Mortgage or any other document executed by Mortgagor setting forth obligations of the Mortgagor which are also required of the Mortgagor as the lessee under any Lease.

       26. Warranty of Title. The Mortgagor hereby represents, warrants and covenants to and with the Mortgagee that the Mortgagor has full power and lawful authority to sell, convey, transfer and mortgage the Mortgaged Property pursuant to this Mortgage; that the Mortgaged Property is free and discharged from all liens and encumbrances of any person or entity other than the liens in existence on the date hereof and disclosed in Part B of
Schedule I of the Credit Agreement; and that the Mortgagor hereby fully warrants unto the Mortgagee the title to the Mortgaged Property subject to the permitted liens identified above and will defend the same against the lawful claims and demands of all persons whomsoever.

       27.  Counterparts for Convenience of Recording.  This
Mortgage is being executed in sixteen (16) counterparts for the purpose of facilitating simultaneous recording in the counties in which the property encumbered hereby is located and such Mortgages shall together constitute one Mortgage.

       28.  Fixture Filing.  Pursuant to the Florida Uniform
Commercial Code the following information is set forth as a financing statement to be filed as a fixture filing:

       A.  Debtor:            Kash n' Karry Food Stores, Inc.
                              a Delaware corporation

           Address of Debtor:

                              6422 Harney Road
                              Tampa, Florida 33610

       B.  Secured Party:     The CIT Group/Business Credit,
                              Inc., as Administrative Agent for
                              the Lenders under the Credit
                              Agreement and as Administrative
                              Agent for the Swap Counterparty
                              under the Swap Security Agreement

           Address of Secured Party:

                              The CIT Group/Business Credit, Inc
                              300 South Grand Avenue
                              Third Floor
                              Los Angeles, California 90071

       C. This financing statement covers the property described in the definition of "Mortgaged Property" as provided on pages 3 - 7 above.

       D. The collateral covered by this financing statement includes goods and property which are or are to be come fixtures on the real property described in Exhibit "A".

       E. This financing statement is to be filed for record in the real estate records in the counties listed in Exhibit "A" hereto.

       F. For any parcel of real estate described in Exhibit "A" hereto in which the Mortgagor does not have an interest of record, the name of a record owner is shown on Exhibit "A".

       G. Proceeds of the collateral are also covered by this financing statement.

       29. Further Assurances; After-Acquired Property. At any time, and from time to time, upon request by the Mortgagee, the Mortgagor will make, execute and deliver or cause to be made, executed and delivered, to the Mortgagee and, where appropriate, cause to be recorded and/or filed, and from time to time thereafter to be recorded and/or refiled, at such time and in such offices and places as shall be deemed desirable by the Mortgagee, any and all such other and further mortgages, security agreements, financing statements, continuation statements, instruments of further assurance, certificates and other documents as may, in the opinion of the Mortgagee, be necessary or desirable in order to effectuate, complete or perfect, or to continue and preserve (i) the obligation of the Mortgagor under the Term Notes, the Revolving Credit Notes and under this Mortgage and (ii) the security interest created by this Mortgage as a first and prior lien upon or security interest in and to all of the Mortgaged Property, subject only to Liens (as defined in the Credit Agreement) permitted under Section 8.06 of the Credit Agreement. Upon any failure by the Mortgagor so to do, the Mortgagee may make, execute, record, file, re-record and/or refile any and all such mortgages, deeds to secure debt, security agreements, financing statements, continuation statements, instruments, certificates and other documents for and in the name of the Mortgagor, and the Mortgagor hereby irrevocably appoints the Mortgagee its agent and attorney-in-fact so to do. The lien hereof will automatically attach, without further act, to all after-acquired property attached to and/or used in connection with or in the operation of the Mortgaged Property or any part thereof.

       30. Subrogation. The Mortgagee shall be subrogated to the claims and liens of all parties whose claims or liens are discharged or paid with the proceeds of the indebtedness secured hereby.

       31. Headings. The headings of the sections, paragraphs and subdivisions of this Mortgage are for the convenience of reference only, are not to be considered a part hereof, and shall not limit or otherwise affect any of the terms hereof.

       32. Time is of the Essence. It is specifically agreed that time is of the essence of the performance by Mortgagor of the obligations of the Mortgagor under this Mortgage.

       33. Waiver of Jury Trial. THE MORTGAGEE AND THE MORTGAGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS MORTGAGE AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE EXECUTION OF THE CREDIT AGREEMENT BY THE LENDERS AND THE MORTGAGEE, THE MAKING THE TERM LOANS AND REVOLVING CREDIT LOANS TO THE MORTGAGOR, AND THE ACCEPTANCE OF THIS MORTGAGE BY MORTGAGEE.

       IN WITNESS WHEREOF, this instrument is executed as of the day and year first above written by Richard D. Coleman, as Vice President on behalf of the Mortgagor (and he hereby represents that he possesses full power and authority to execute and deliver this instrument).

       THE MORTGAGOR HEREBY DECLARES AND ACKNOWLEDGES THAT THE
MORTGAGOR HAS RECEIVED, WITHOUT CHARGE, A TRUE COPY OF THIS
MORTGAGE.

Signed, sealed and delivered  MORTGAGOR:
in the presence of:
                              KASH N' KARRY FOOD STORES, INC.


_____________________________ By:____________________________
First Witness                    Name:  Richard D. Coleman
                                 Title:  Vice President
_____________________________
Printed Name of First Witness
                              Address:
                              Kash n' Karry Food Stores, Inc.
                              6422 Harney Road
_____________________________ Tampa, FL   33610
Second Witness

_____________________________
Printed Name of Second Witness




STATE OF FLORIDA         )
                         )SS
COUNTY OF HILLSBOROUGH   )

       The foregoing instrument was acknowledged before me this _____ day of December, 1994 by Richard D. Coleman, as Vice
President of KASH N' KARRY FOOD STORES, INC., a Delaware corporation, on behalf of the corporation. He is

     _____  personally known to me, or
     _____  produced _____________________ as identification,

and did not take an oath.

       Given under my hand and official seal this _____ day of December, 1994.


                              __________________________________
                              Notary Public

                              Printed Name of Notary:

                              __________________________________
My Commission expires:
77090
                                                      EXHIBIT E-1



           [Form of Opinion of Counsel to the Company]





                        December 29, 1994




To the Lenders party to the
Credit Agreement referred to
below and The CIT Group/Business Credit, Inc.
as the Administrative Agent


Ladies and Gentlemen:

          We have acted as counsel to Kash n' Karry Food Stores, Inc. (the "Company") in connection with the financing transactions contemplated by the Credit Agreement dated as of December 29, 1994 (the "Credit Agreement") among the Company, the lenders identified in the Credit Agreement (the "Lenders") and The CIT Group/Business Credit, Inc., in its capacity as the Administrative Agent, and Bank of America National Trust and Savings Association, in its capacity as Co-Agent. All capitalized terms defined in the Credit Agreement are used with the same meanings, unless otherwise defined, in this opinion letter.

          In rendering the opinions expressed below, we have examined (a) (i) the Credit Agreement and the Notes, (ii) the Security Agreement (the "Security Agreement") and (iii) the Mortgage and the Blocked Account Agreement (together with the Security Agreement, the "Security Documents" and, together with the Credit Agreement, the Security Agreement and the Notes, the "Loan Documents"), and (b) such corporate records of the Company and such other documents as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon statements of governmental officials and upon representations made in or pursuant to the Loan Documents and certificates of appropriate representatives of the Company.

          In rendering the opinions expressed below, we have assumed (except, as to the Company) that all of the documents referred to in this opinion have been duly authorized by, have been executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents, that all signatories to such documents have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

          Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

             (i)    The Company is a corporation duly
incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to execute and deliver, and to borrow and perform its obligations under, the Loan Documents.

            (ii) The execution, delivery and performance by the Company of the Loan Documents, and borrowing by the Company under the Loan Documents, have been duly authorized by all necessary corporate action on the part of the Company.

           (iii) The Loan Documents have been duly executed and delivered by the Company.

            (iv) The Loan Documents (other than the Mortgage, as to which we are not opining in this paragraph (iv)) constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, in each case except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws and court decisions relating to or affecting the rights of creditors generally and except as the enforceability of such Loan Documents is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

             (v) No authorization, consent or other approval of, or registration, declaration or other filing with, any governmental authority of the United States of America or the State of New York is required on the part of the Company for the execution and delivery by it of, for the borrowing by the Company under, or for the performance by the Company of its agreements under, the Loan Documents.

            (vi) The execution and delivery by the Company of, the borrowing by the Company under, and the performance by the Company of its obligations under, the Loan Documents do not (a) violate any law, rule or regulation of the United States of America or the State of New York applicable to the Company; (b) violate any provision of the Certificate of Incorporation or bylaws of the Company; or (c) result in a breach of, constitute a default under, require consent under, (except pursuant to the Loan Documents) result in or require the creation of any Lien on any Property of the Company or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement, instrument or order (including any arbitral award) to which the Company or any of its assets is subject and of which we have knowledge. For purposes of clause (c) above, we have reviewed those agreements, instruments and orders that have been identified to us, after due inquiry, by the Company as its material agreements, instruments and orders.

           (vii) To the extent that a security interest may be created in such property under Article 9 of the Uniform Commercial Code of New York (the "Code"), the Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Holders, from time to time, of the Secured Obligations (as defined in the Security Agreement) a valid security interest under the Code in the rights of the Company in the personal property purported to be subject to the Lien of such Security Agreement (the "Collateral") as collateral security for the Secured Obligations specified in such Security Agreement except that the security interest in any Collateral in which the Company acquires rights after the commencement of a case against it under the Bankruptcy Code will be limited by Section 552 of the Bankruptcy Code.

          (viii) The Confirmation Order has been entered by the Clerk of the Bankruptcy Court; the effectiveness of the Confirmation Order is not stayed by reason of the operation of the Federal Rules of Bankruptcy Procedure, any local bankruptcy rule or order of any Governmental Person or otherwise; and the Confirmation Order has become final and is non-appealable. We are not aware of any grounds for revocation of the Confirmation Order.


          (ix) The Company is not required to pay documentary stamp taxes pursuant to section 201.08 of the Florida Statutes
(1993) in respect of the making or delivery of the Loan Documents or the borrowing thereunder on the Effective Date by virtue of section 1146(c) of the Bankruptcy Code and the paragraph 26 of the Confirmation Order. While we are aware of no binding precedent directly on point, it is also our opinion that the Company is not required to pay intangible taxes pursuant to section 199.133 of the Florida Statutes (1993) in respect of the making or delivery of the Loan Documents or the borrowing thereunder on the Effective Date by virtue of section 1146(c) of the Bankruptcy Code and the paragraph 26 of the Confirmation Order.

          We advise you that, except for the matters set forth on
Schedule IV to the Credit Agreement, to our current actual knowledge, there are no pending or threatened actions, suits, proceedings or investigations against the Company in any court or by or before any arbitrator or governmental authority, which, if adversely determined, could have a Material Adverse Affect. For purposes of the preceding sentence, the phrase "to our current actual knowledge" is intended to indicate that, during the course of our representation of the Company, no information that would give us current actual knowledge of the inaccuracy of the statements made in such sentence has come to the attention of those attorneys in this firm who have rendered legal services on behalf of the Company and that we have discussed with appropriate representatives of the Company the contents of and relied, as stated above, upon representations of the Company made in the Loan Documents with respect to pending or threatened actions, suits, proceedings and investigations.

          The foregoing opinions are also subject to the following comments and qualifications:

          (a) Certain remedial or procedural provisions contained in the Security Documents may be limited or rendered unenforceable by applicable law, but such limitations do not, in our opinion, make the remedies and procedures that are available to the Administrative Agent and the Lenders inadequate for the practical realization of the principal benefits purported to be provided to them by the Security Documents.

          (b) The enforceability of certain provisions of the Loan Documents may be limited under certain circumstances to the extent that such provisions impose late payment charges or an increase in interest rates upon delinquency in payment or the occurrence of a default.

          (c)  The enforceability of provisions in the Loan
Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

          (d) The enforceability of certain provisions of the Loan Documents obligating the Borrower to indemnify the Lenders, the Administrative Agent, the Co-Agent and/or others in connection with such indemnified Person's own wrongful or negligent acts or omissions may be limited by public policy or otherwise.

          (e) We express no opinion as to the ownership of or title to any of the Collateral or (except as set forth in paragraph (vii) above) as to the creation, perfection of any Liens (including the Liens of the Loan Documents).

          The foregoing opinions are limited to matters involving the Federal laws of the United States and the laws of the State of New York and the General Corporation Law of the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.

          This opinion letter is provided to you by us as counsel to the Company pursuant to Section 6.01(d) of the Credit Agreement and may not be relied upon by any other person (other than your permitted assignees) or for any purpose other than in connection with the transactions contemplated by the Loan Documents without our prior written consent in each instance.

                    Very truly yours,

                                                      EXHIBIT E-2



       [Form of Opinion of Florida Counsel to the Company]


                        December 29, 1994


To the Lenders party to the
Credit Agreement referred to
below and The CIT Group/Business Credit, Inc.
as the Administrative Agent

Ladies and Gentlemen:

     We have acted as special Florida counsel to Kash n' Karry Food Stores, Inc., a Delaware corporation (the "Company"), in connection with the financing transactions contemplated by the Credit Agreement dated as of December 29, 1994 (the "Credit Agreement") among the Company, the lenders identified in the Credit Agreement (the "Lenders") and The CIT Group/Business Credit, Inc., in its capacity as the Administrative Agent (the "Administrative Agent"), and Bank of America National Trust and Savings Association, in its capacity as Co-Agent. All capitalized terms defined in the Credit Agreement are used with the same meanings, unless otherwise defined, in this opinion letter.

     This opinion has been prepared and is to be construed in accordance with the Report on Standards For Florida Opinions dated April 8, 1991 issued by the Business Law Section of The Florida Bar (the "Report"), as published in 46 The Business Lawyer 1407 (August 1991). The Report is incorporated by reference into this opinion.

     In rendering the opinions expressed below, we have relied, with your approval, as to factual matters (but not legal conclusions) that affect our opinions, solely on our examination of the following documents and, except as to the opinions in numbered paragraphs (i), (ii), (iv), (v), (viii), as to which our opinions are based on our knowledge, have made no independent verification of the facts asserted to be true and correct in those documents, including the factual representations and warranties contained in the Agreement: (a) (i) the Credit Agreement and the Notes, (ii) the Security Agreement (the "Security Agreement"), (iii) the Blocked Account Agreement and
(iv) each counterpart of the Mortgage (collectively, the "Mortgage," and together with the Security Agreement and the Blocked Account Agreement, the "Security Documents" and, together with the Credit Agreement, the Security Agreement, the Blocked Account Agreement and the Notes, the "Loan Documents"), (b) the financing statement on Form UCC-1 naming the Company as debtor and the Administrative Agent (as Agent) as secured party, bearing File No. 940000252635, as filed with the Secretary of State of the State of Florida on December 19, 1994, and the financing statement on Form UCC-1 naming Save 'n Pack as debtor and the Administrative Agent (as Agent) as secured party, to be filed with the Secretary of State of the State of Florida (the "State Financing Statements"), (c) the financing statements on Form UCC-1 naming the Company as debtor and the Administrative Agent (as Agent) as secured party, to be filed with the Clerk of Circuit Court in each county in Florida in which goods of the Company which are or are to become fixtures are located (the "Fixture Financing Statements," and together with the State Financing Statements, the "Financing Statements"), (d) the notice of liquor license lien on Form 739L naming the Company as debtor and the Administrative Agent (as Agent) as secured party to be recorded with the Division of Alcoholic Beverages and Tobacco of the State of Florida pursuant to Section 561.65(4) of the Florida Statutes, and the notices of lien naming the Company as debtor and the Administrative Agent (as Agent) as lienholder to be filed with the Division of Motor Vehicles of the State of Florida (collectively, the "Notices of Lien"), (e) a Certificate of the Company's Authority to Transact Business in Florida issued by the Florida Department of State on December 12, 1994, and (f) the opinion letter dated as of December 29, 1994, delivered to you by Kramer, Levin, Nessen, Kamin & Frankel pursuant to Section 6.01(d) of the Credit Agreement (the "Kramer Levin Opinion"). In our examination, we have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.

     In rendering the opinions expressed below, in addition to the assumptions contained in the Report, we have assumed (except, to the extent set forth below, as to the Company) that (a) the Confirmation Order has been entered by the Clerk of the Bankruptcy Court; the effectiveness of the Bankruptcy Order is not stayed by reason of the operation of the Federal Rules of Bankruptcy Procedure, any local bankruptcy rule or order of any Governmental Person or otherwise; the Confirmation Order has become final and is non-appealable; and no grounds exist for revocation of the Confirmation Order; and (b) all of the documents referred to in this opinion have been duly authorized by, have been or (in the case of the Notes) will be executed and delivered by, and (other than with respect to the Mortgage, to the extent governed by Florida law) constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents, that (except with respect to the Company) all signatories to such documents have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents. With your permission, we have also relied upon the Kramer Levin Opinion to the effect that the execution and delivery of the Mortgage and the Notes and the recordation of the Mortgage are exempt from Florida documentary stamp and nonrecurring intangible taxes pursuant to Section 1146(c) of the U.S. Bankruptcy Code and paragraph 26 of the Confirmation Order.

     Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

          (i) The Company has been duly authorized to transact business as a foreign corporation under the laws of, and its status is active in, the State of Florida.

         (ii) Subject to the limitations contained in the next paragraph and in numbered paragraph (iii) hereof, the Mortgage constitutes the legal, valid and binding obligation of the Company, enforceable against it under the law of Florida.

          Our opinion concerning the validity, binding effect and enforceability of the Mortgage means that (a) the Mortgage constitutes an effective contract under applicable law, (b) the Mortgage is not invalid in its entirety because of a specific statutory prohibition or public policy and is not subject in its entirety to a contractual defense, and (c) subject to the last sentence of this paragraph, remedies generally available to mortgage lenders in the State of Florida are available to the Administrative Agent under the Mortgage if the Company is in material default under the Mortgage. This opinion does not mean that (a) any particular remedy is available upon a material default, or (b) every provision of the Mortgage will be upheld or enforced in any or each circumstance by a court. Furthermore, the validity, binding effect and enforceability of the Mortgage may be limited or otherwise affected by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of creditors' rights and remedies generally and (b) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith.

        (iii) If the execution, delivery and recordation of the Mortgage and the execution and delivery of the Notes are not exempt from all Florida nonrecurring intangible taxes pursuant to
Section 1146(c) of the U.S. Bankruptcy Code, then, until the payment of all nonrecurring intangible taxes due upon execution and delivery of the Mortgage, the Administrative Agent will be unable to avail itself of remedies under the Mortgage in a Florida court. Section 199.282(5) of the Florida Statutes (1993) provides:

          No mortgage, deed of trust, or other lien upon real property situated in this state shall be enforceable in any Florida court, nor shall any written evidence of such mortgage, deed of trust, or other lien be recorded in any public record of the state, until the nonrecurring intangible tax imposed by this chapter, including any taxes due on future advances, has been paid and the clerk of circuit court collecting the tax has noted its payment on the instrument or given other receipt for it. However, failure to pay the correct amount of tax or failure of the clerk to note payment of the tax on the instrument shall not affect the constructive notice given by recording of the instrument.

Although Section 199.282(5) provides that a mortgage shall not be "enforceable" until the nonrecurring intangible taxes are paid, no Florida court has held that nonpayment of such taxes delays the attachment of a mortgage lien or otherwise affects the validity of the mortgage as between the mortgagor and the mortgagee. While the matter is not free from doubt, it is our opinion that, if the matter were properly presented to a court having jurisdiction, and assuming interpretation of the relevant law on a basis consistent with existing authority, the court should hold that nonpayment of nonrecurring intangible taxes has no effect on a recorded mortgage except as stated in the first sentence of this paragraph.

          In this regard, we note (but offer no opinion with respect to the same) that pursuant to Section 6.01(h)(B) of the Credit Agreement, the Administrative Agent (as Agent) is obtaining a Loan Policy of Title Insurance to be issued by Commonwealth Land Title Insurance Company ("Commonwealth") insuring, among other things, the creation, validity, enforceability and priority of the Lien created by the Mortgage on the property more completely described on Commonwealth Commitment Nos. 864-054411 through 864-054432, 864-230164 and
864-320165, and such Loan Policy of Title Insurance is issued on the ALTA Loan Policy form dated 1970 (Rev. 10/1/70 and 10/17/84), which form of policy does not contain exclusion number seven of the ALTA Loan Policy form dated (10-17-92) set forth on Composite Exhibit "A" attached hereto.

         (iv) No authorization, consent or other approval of, or registration, declaration or other filing with, any governmental authority of the State of Florida is required on the part of the Company for the execution and delivery by it of, for borrowing by the Company under, or for the performance by the Company of its agreements under, the Loan Documents, which, if not obtained, could have a materially adverse impact on the transaction contemplated by the Loan Documents, except, with respect to the performance of the Company's agreements under the Loan Documents to perfect the Liens granted in the Security Documents, for steps required to be taken to perfect the Liens granted to the Administrative Agent (as Agent) under the Security Documents.

          (v) The execution and delivery by the Company of, the borrowing by the Company under, and the performance by the Company of its obligations under, the Loan Documents do not and will not violate any law, rule or regulation of the State of Florida, or any of its county, municipal and political subdivisions, applicable to the Company and in effect as of the date hereof.

         (vi) Assuming that, notwithstanding the New York choice of law set forth in the Security Agreement, Florida law governs the creation of the Lien thereunder, to the extent that a security interest may be created in such property under Article 9 of the Uniform Commercial Code of Florida (the "Code"), the Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent a valid security interest under the Code in the rights of the Company in the personal property purported to be subject to the Lien of such Security Agreement (the "Collateral") as collateral security for the Secured Obligations specified in such Security Agreement except that the security interest in any Collateral in which the Company acquires rights after the commencement of a case against it under the Bankruptcy Code will be limited by Section 552 of the Bankruptcy Code.

        (vii) The Mortgage is in proper form for the creation of the mortgage lien contemplated thereby in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent in the right, title and interest of the Company in the real property purported to be subject to the Lien of such Mortgage (the "Mortgage Collateral") as collateral security for the Obligations specified in such Mortgage except that the lien in any Mortgage Collateral in which the Company acquires rights after the commencement of a case against it under the Bankruptcy Code will be limited by Section 552 of the Bankruptcy Code.

       (viii) The execution, delivery and recordation by the Company of the Mortgage will not constitute a breach of or a default under any Lease (as defined in the Mortgage), except as to the Leases (more completely described on Exhibit B of the Mortgage) relating to the store sites set forth on Part A of
Schedule I attached hereto. The Leases (more completely described on Exhibit B of the Mortgage) demising the store sites (identified on Part B of Schedule I hereto) prohibit assignments by the Company without the prior consent of a third party.
Section 697.02 of the Florida Statutes provides: "A mortgage shall be held to be a specific lien on the property therein described and not a conveyance of the legal title or the right of possession." Applying that statute, several Florida district courts of appeal have held that the assignment of a mortgage upon a leasehold interest in real property is not an assignment of an interest in the leasehold. While the matter is not free from doubt, it is our opinion that, if the matter were properly presented to a court having jurisdiction, and assuming interpretation of the relevant law on a basis consistent with existing authority, the court should hold that the execution, delivery and recordation by the Company of the Mortgage will not constitute a breach of or a default under any Lease identified on Part B of Schedule I, subject to the following proviso.
Provided, however, the analysis applied in the foregoing cases does not necessarily extend to the enforcement by the mortgagee of its rights under the leasehold mortgage, such as by foreclosure, and to our knowledge no Florida court has addressed that issue. Accordingly, we render no opinion as to whether the enforcement by the Administrative Agent of its rights under the Mortgage would constitute a breach of or default under the Leases identified on Part B of Schedule I.

         (ix) The Trademarks (as defined in the Security Agreement) constitute general intangibles within the meaning of
Section 679.106 of the Code.  Except as set forth in Section
679.302 of the Code, general intangibles of the Company may be perfected by filing a financing statement with the Secretary of State of Florida. The security interest granted by the Security Agreement will have been perfected with respect to that portion of the Collateral as to which a security interest can be perfected under the Code by the filing of the State Financing Statements with the Florida Secretary of State in accordance with the Code, except that we call your attention to the fact that the Lien on certain of the Collateral may not be perfected by filing a financing statement under the Code. The Lien granted by the Mortgage and the security interest granted by the Security Agreement will have been perfected with respect to that portion of the Mortgage Collateral and the Collateral consisting of goods that are or are to become fixtures on the Premises (as defined in the Mortgage) when the Mortgage and the Fixture Financing Statements have been duly recorded with the Clerk of Circuit Court in the various counties in which the Premises are located in accordance with the Code.

          (x) The Mortgage and the Fixture Financing Statements are in proper form for recording with the Clerk of the Circuit Court of the various counties in Florida in which the Mortgage Collateral is located, and such recordation is the only recording or filing necessary in Florida to give to third parties constructive notice of the Lien of the Administrative Agent for the benefit of the Lenders and the Administrative Agent on any real property interest of the Company included in the Mortgage Collateral.

         (xi) A court in Florida would give effect to the New York choice of law set forth in each of the Loan Documents stated to be governed by New York law, so long as a normal and reasonable relationship exists between New York and the transaction represented by the Loan Documents. In this regard, we understand and assume that the Administrative Agent is a New York corporation, that it maintains its principal place of business in New York, that the Notes were executed in Ohio and delivered in New York, that the Loan Documents (other than the Notes and certain Security Documents) will be executed and delivered in New York, and that the disbursements and payments to be made under the Loan Documents will take place in New York. Given these understandings and assumptions, we are of the opinion that a Florida court would honor the parties' choice of New York law as the law applicable to such of the Loan Documents stated to be governed by New York law, subject to the qualification that we are unable to opine that a Florida court would apply the laws of New York respecting (a) remedies available in Florida upon a breach by the Company of any Loan Document; (b) the procedural rules governing or affecting any action in Florida to enforce any Loan Document; or (c) any law that is determined to be against an overriding public policy of the State of Florida.

          To the extent that the Loan Documents are governed by and enforceable under the laws of the State of New York, we have assumed, for purposes of this opinion letter, that the laws of the State of New York governing the matters addressed by such opinions do not differ from the laws of the State of Florida.

        (xii) Neither the Administrative Agent nor any of the Lenders will, solely by reason of the making by any Lender of any Loan or solely by reason of, or as a condition to, the obtaining by the Administrative Agent (on behalf of the Lenders) of the Liens of the Security Documents or the enforcement by the Administrative Agent or any Lender of its rights, remedies, powers and privileges under the Loan Documents, be required to qualify to do business in the State of Florida or to make any registration, declaration or filing (other than the State Financing Statements stated to be filed, and the Notices of Lien, Fixture Financing Statements and Mortgages stated to be recorded, in the State of Florida) with any Governmental Person of the State of Florida.

     We advise you that, to our knowledge after limited investigation, there are no pending or threatened actions, suits, proceedings or investigations against the Company in any court or by or before any arbitrator or governmental authority in Florida, which will or might reasonably be expected to have a material adverse effect upon the business or financial condition of the Company, upon the ability of the Company to repay the Loans, or upon the benefits provided to the Administrative Agent or the Lenders under the Security Documents, except for the matters set forth on Schedule IV of the Credit Agreement.

     The foregoing opinions are also subject to the following comments and qualifications:

          (a) We express no opinion as to the ownership of or title to any of the Collateral or the Mortgage Collateral, as to the priority of any Liens (including the Liens of the Loan Documents, or (except as set forth in paragraphs (vi), (vii), (ix) and (x) above) as to the creation or perfection of any Liens (including the Liens of the Loan Documents). Further, we advise you that we have, for the purposes of this opinion, assumed that:
(i) the chief executive office of the Company is located in Florida; and (ii) the Collateral does not include property of the types described in Sections 679.104 and 679.401(1)(a) or (except as to goods which are or are to become fixtures) 679.401(1)(b) of the Code.

          (b) In connection with our opinions in paragraphs (vi) and (ix) above, we wish to call your attention to the provisions of (1) Sections 679.306 through 679.310, and Section 679.312 of the Code as to limitations on the effect of perfection and
(2) Sections 679.103, 679.402 and 679.403 of the Code as to
actions (including the filing of continuation statements) that may be necessary in the future to continue perfection as a result of the lapse of time or a change in circumstances.

     The foregoing opinions are limited to matters involving the laws of the State of Florida and we do not express any opinion as to the laws of any other jurisdiction. Without limitation of the foregoing, we do not express any opinion as to any Federal or Florida securities laws, tax laws, bank regulatory laws, environmental laws, land use and zoning laws, or as to any matters of law or fact not expressly opined upon herein.

     This opinion letter is provided to you by us as counsel to the Company pursuant to Section 6.01(d) of the Credit Agreement and is rendered solely in connection with the transactions contemplated by the Loan Documents. This opinion may be relied upon by you (and your successors and assigns) only in connection with such transactions, and may not be relied upon by any other person or for any purpose without our prior written consent in each instance.

                    Very truly yours,





RWR/LWH

SCHEDULE I




                             PART A


     Store Nos.  879, 881, 882, 884 and 651


                             PART B

     Store Nos. 139, 201, 584, 701, 704, 705, 707, 710, 711,
     715, 716, 719, 849, 857, 864, 867, 868, 869, 870, 871,
     873, 874, 883, 892, 898, 904 (Returns Center: 1432
     Tampa East Blvd., Tampa)

                                                      EXHIBIT F-1

    [Form of Opinion of Counsel to the Administrative Agent]


                        December 29, 1994


The CIT Group/Business Credit, Inc.
300 South Grand Avenue
Los Angeles, California 90017

     Re: Credit Agreement dated as of December 29, 1994, among Kash n' Karry Food Stores, Inc., The CIT Group/Business Credit, Inc., as Administrative Agent, Bank of America National Trust and Savings Association, as Co-Agent, and the financial institutions party thereto

Ladies and Gentlemen:

Description of Representation

     We have acted as special counsel for you, as Administrative Agent (the "Administrative Agent"), in connection with the preparation, execution and delivery of, and the initial Loans made under, that certain Credit Agreement (the "Credit Agreement") dated as of December 29, 1994 among Kash n' Karry Food Stores, Inc., the Administrative Agent, Bank of America National Trust and Savings Association, as Co-Agent, and the financial institutions party thereto (the "Lenders"). This opinion is being furnished to you pursuant to Section 6.01(e) of the Credit Agreement. Capitalized terms used herein are used with the meanings given to them in the Credit Agreement.

Material Examined

     In this regard, we have examined executed originals or copies of the following, each of which, unless otherwise indicated, is dated the date (or as of the date) hereof:

     (a)  Credit Agreement.

     (b)  Notes being delivered on the date hereof (the "Notes").

     (c) The Security Agreement (the "Security Agreement") between Kash n' Karry Food Stores, Inc. and the Administrative Agent, as agent for the holders, from time to time, of Secured Obligations (as defined in the Security Agreement). The Credit Agreement, the Notes and the Security Agreement are collectively referred to herein as the "Loan Documents."


     (d)  Opinion of Kramer, Levin, Nessen, Kamin & Frankel, New
          York counsel for the Company.

     (e) Opinion of Barnett, Bolt, Kirkwood & Long, Florida counsel for the Company.

     (f) Other certificates and documents of the Company, governmental authorities or other parties delivered pursuant to the Credit Agreement on the Effective Date in satisfaction of the conditions specified in Section
          6.01 and Section 6.02 of the Credit Agreement.

Opinions

     Based upon such examination, and having regard for legal considerations we deem relevant, we are of the following opinion:

     (1) The Loan Documents, when duly executed and delivered by the respective parties thereto, constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

     (2) To the extent that a security interest may be created in such property under Article 9 of the Uniform Commercial Code of New York (the "Code"), the Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the holders, from time to time, of Secured Obligations (as defined in the Security Agreement) a valid security interest under the Code in the rights of the Company in the personal property purported to be subject to the Lien of such Security Agreement (the "Collateral") as collateral security for the Secured Obligations specified in such Security Agreement except that the security interest in any Collateral in which the Company acquires rights after the commencement of a case against it under the Bankruptcy Code will be limited by Section 552 of the Bankruptcy Code.

Certain Assumptions

     With your permission we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures on the documents we have reviewed; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; (d) the due power and authority of all parties to the Loan Documents;
(e) the due authorization, execution and delivery of the Loan Documents by all parties thereto and, except with respect to the Company, the legal, valid and binding nature of the obligations of all such parties, and the enforceability against them in accordance with their respective terms; (f) the due organization and valid existence of all parties to the Loan Documents; and (g) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to those expressed by those provisions.

     We have assumed that the Confirmation Order has been entered by the Clerk of the Bankruptcy Court; the effectiveness of the Bankruptcy Order is not stayed by reason of the operation of the Federal Rules of Bankruptcy Procedure, any local bankruptcy rule or order of any Governmental Person or otherwise; the Confirmation Order has become final and is non-appealable; and no grounds exist for revocation of the Confirmation Order.

     We also assume that failure to pay any documentary stamp or intangible tax, if due, under Florida Law will not affect the enforceability of, or any right or remedy any Person has under, the Loan Documents.

Certain Limitations and Qualifications

     We express no opinion as to: (i) matters of law in jurisdictions other than the State of New York and the United States; (ii) regulatory matters relating to each Lender and Co-Agent including, but not limited to, lending limits and affiliate transactions; and (iii) the enforceability of choice of law provisions in the Loan Documents.

     Our opinions set forth above are qualified as to:

     (a) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affective the rights of creditors generally;

     (b) rights to indemnification and contribution which may be limited by applicable law and equitable principles;

     (c) the unenforceability under certain circumstances of provisions imposing penalties, forfeiture, late payment charges, or an increase in interest rate upon delinquency in payment or the occurrence of any event of default;

     (d) general principals of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law;

     (e) certain remedial or procedural provisions contained in the Loan Documents may be limited or rendered unenforceable by applicable law, but such limitations do not, in our opinion, make the remedies and procedures that are available to the Administrative Agent and the Lenders inadequate for the practical realization of the principal benefits purported to be provided to them by the Loan Documents;

     (f) the enforceability of provisions of the Loan Documents to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances; and

     (g) we express no opinion as to the ownership of or title to any of the Collateral or (except as set forth in paragraph (2) above) as to the creation or perfection of any Liens (including the Liens of the Loan Documents).

Use of Opinion

     This opinion is solely for your benefit and may not be relied upon or used by any other person without our prior written approval. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

                         Very truly yours,


                         Orrick, Herrington & Sutcliffe
                                                               EXHIBIT F-2

           [Form of Opinion of Special Florida Counsel to the Administrative Agent]









                        December 29, 1994




To the Lenders party to the
Credit Agreement referred to
below and The CIT Group/Business Credit, Inc.
as the Administrative Agent

Ladies and Gentlemen:

     We have acted as special Florida counsel to The CIT Group/ Business Credit, Inc., in its capacity as the Administrative Agent (the "Administrative Agent") in connection with financing transactions contemplated by the Credit Agreement dated as of December 29, 1994 (the "Credit Agreement") among the Kash n' Karry Stores, Inc., a Delaware corporation (the "Company"), the lenders identified in the Credit Agreement (the "Lenders"), the Administrative Agent, and Bank of America National Trust and Savings Association, in its capacity as Co-Agent. All capitalized terms defined in the Credit Agreement are used with the same meanings in this opinion letter unless otherwise expressly defined herein.

     This opinion has been prepared and is to be construed in accordance with the Report on Standards For Florida Opinions dated April 8, 1991 issued by the Business Law Section of the Florida Bar (the "Report"), as published in 46 The Business Lawyer 1407 (August 1991). The Report is incorporated by reference into this opinion.

     In rendering the opinions expressed below, we have relied, with your approval, as to factual matters (but not legal conclusions) that affect our opinions, solely on our examination of the following documents and have made no independent verification of the facts asserted to be true and correct in those documents, including the factual representations and warranties contained therein: (a) (i) the Credit Agreement and the Notes, (ii) the Security Agreement (the "Security Agreement"), (iii) the notice of liquor license lien to be filed with the Division of Alcoholic Beverages and Tobacco of the State of Florida pursuant to Section 561.65 of the Florida Statutes and the notices of lien to be filed with the Division of Motor Vehicles of the State of Florida (collectively, the "Notices of Lien") and (iv) each counterpart of the Mortgage (collectively, the "Mortgage," and, together with the Security Agreement, the "Security Documents" and, together with the Credit Agreement, the Security Agreement and the Notes, the "Loan Documents"), (b) (i) the financing statement on Form UCC-1 naming the Company as debtor and the Administrative Agent (as Agent) as secured party, bearing File No. 940000252635, as filed with the Secretary of State of the State of Florida (the "State Financing Statement"), and (ii) the financing statement on Form UCC-1 naming the Company as debtor and the Administrative Agent (as Agent) as secured party to be filed with the Clerk of the Circuit Court of various counties in Florida (the "Fixture Financing Statement", and together with the State Financing Statement, the "Financing Statements"), and (c) a Certificate of the Company's Authority to Transact Business in Florida issued by the Florida Department of State on December 12, 1994. In our examination, we have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.

     In rendering the opinions expressed below, in addition to the assumptions contained in the Report, we have assumed (a) the Confirmation Order has been entered by the Clerk of the Bankruptcy Court; the effectiveness of the Confirmation Order is not stayed by reason of the operation of the Federal Rules of Bankruptcy Procedure, any local bankruptcy rule or order of any Governmental Person or otherwise; the Confirmation Order has become final and is non-appealable; and no grounds exist for revocation of the Confirmation Order; (b) the execution and delivery of the Notes and Mortgages, the recording of the Mortgages, and the borrowing and reborrowing of sums under the Loan Documents are exempt from all Florida documentary stamp taxes under Section 1146(c) of the U.S. Bankruptcy Code or, alternatively, any such taxes that may be payable have been paid; and (c) all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered, and (other than with respect to the Mortgage, to the extent governed by Florida law) constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents, and that all signatories to such documents have been duly authorized and have the power and authority (corporate or other) to execute, deliver and perform such documents.

     Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

          (i) Neither the Administrative Agent nor any of the Lenders will, solely by reason of the making by any Lender of any Loan or solely by reason of, or a condition to, the obtaining by the Administrative Agent (on behalf of the Lenders) of the Liens of the Security Documents or the enforcement by the Administrative Agent or any Lender of its rights, remedies, powers and privileges under the Loan Documents, be required to qualify to do business in the State of Florida or to make any registration, declaration or filing (other than the filings of the Financing Statements, Mortgages, and the Notices of Liens) with any Governmental Person of the State of Florida (provided, however, that certain rights, remedies, powers and privileges under the Loan Documents are available only judicially and therefore the filing of a lawsuit may be required in connection with the enforcement thereof).

         (ii) Subject to the limitations contained in the next paragraph, the Mortgage constitutes the legal, valid and binding obligation of the Company, enforceable against it under the law of Florida.

     Our opinion concerning the validity, binding effect and enforceability of the Mortgage means that (a) the Mortgage constitutes an effective contract under applicable law, (b) the Mortgage is not invalid in its entirety because of a specific statutory prohibition or public policy and is not subject in its entirety to a contractual defense, and (c) subject to the last sentence of this paragraph, remedies generally available to mortgage lenders in the State of Florida are available to the Administrative Agent under the Mortgage if the Company is in material default under the Mortgage. This opinion does not mean that (a) any particular remedy is available upon a material default, or (b) every provision of the Mortgage will be upheld or enforced in any or each circumstance by a court. Furthermore, the validity, binding effect and enforceability of the Mortgage may be limited or otherwise affected by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of creditors' rights and remedies generally and (b) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith.

        (iii) The Mortgage is in proper form for recording in the public records of the various counties in which the real property described therein is located and such recordation is the only recording or filing necessary in Florida to give to third parties constructive notice of the Lien of the Mortgage.

         (iv) The State Financing Statement is in proper form for filing with the Secretary of State of the State of Florida, and the Fixture Financing Statement is in proper form for filing with the Clerk of the Circuit Court of the various counties in which the real property described therein is located.

          (v) To the extent that a security interest in the collateral described in the Security Agreement may be properly perfected by filing a financing statement under Chapter 679, Florida Statutes, the proper place to file the financing statement is (a) with respect to goods which are or are to become fixtures, with the Clerk of the Circuit Court of the county in which the relevant real estate is located, and (b) with respect to the other collateral, with the office of the Florida Department of State.

     The foregoing opinions are also subject to the following comments and qualifications:

          (a) We express no opinion as to the ownership of or title to any of the property purported to be encumbered by the Security Documents, as to the priority of any Liens (including the Liens of the Loan Documents), or (except as expressly set forth in paragraph (v) above) as to the creation or perfection of any Liens (including the Liens of the Loan Documents). Further, we advise you that we have, for the purposes of this opinion, assumed that: (i) the chief executive office of the Company is located in Florida, and (ii) the personal property purported to be subject to the Lien of the Security Agreement does not include property of the types described in Sections 679.104, 679.401(1)(a), or 679.401(1)(b) other than goods which are or are to become fixtures.

          (b) The foregoing opinions are limited to matters involving the laws of the State of Florida and we do not express any opinion as to the laws of any other jurisdiction. Without limitation of the foregoing, we do not express any opinion as to any Federal or Florida securities laws, tax laws, bank regulatory laws, environmental laws, land use and zoning laws, or as to any matters of law or fact not expressly opined upon herein.

     This opinion letter is provided to you by us as special counsel to the Administrative Agent pursuant to Section 6.01(e) of the Credit Agreement and is rendered solely in connection with the transactions contemplated by the Loan Documents. This opinion may be relied upon by you (and your successors and assigns) only in connection with such transaction, and may not be relied upon by any other person or for any purpose without our prior written consent in each instance.

                              Very truly yours,

                              COLL DAVIDSON CARTER SMITH
                              SALTER & BARKETT, P.A.


                              By_________________________



                              By_________________________

                                                        EXHIBIT G



               [Form of Confidentiality Agreement]


                    CONFIDENTIALITY AGREEMENT


                                        [Date]



[Insert Name and
  Address of Prospective
  Participant or Assignee]



Re: Credit Agreement dated as of December 29, 1994 (the "Credit Agreement") among Kash n' Karry Food Stores, Inc., the Lenders identified in the Credit Agreement, the CIT Group/Business Credit, Inc., as Administrative Agent, and Bank of America National Trust and Savings Association, as Co-Agent.

Ladies and Gentlemen:

     As a Lender party to the Credit Agreement, we have agreed with the Company pursuant to Section 11.12 of the Credit
Agreement to use reasonable precautions to keep confidential, except as otherwise provided in the Credit Agreement, all nonpublic information identified by the Company as being confidential at the time the same is delivered to us pursuant to the Credit Agreement.

     As provided in that Section 11.12, we are permitted to provide you, (i) as a prospective [holder of a participation in the Loans (as defined in the Credit Agreement)] [assigned Lender], with certain of such nonpublic information subject to the execution and delivery by you, prior to receiving such nonpublic information, of a Confidentiality Agreement in this form. Such information will not be made available to you until your execution and return to us of this Confidentiality Agreement.

     Accordingly, in consideration of the foregoing, you agree (on behalf of yourself and each of your affiliates, directors, officers, employees and representatives) that (A) such information will not be used by you except in connection with the proposed [participation] [assignment] mentioned above and (B) you shall use reasonable precautions, in accordance with your customary procedures for handling confidential information and in accordance with safe and sound banking practices, to keep such information confidential, provided that nothing in this Confidentiality Agreement shall limit the disclosure of any such information (i) to the extent required by Governmental Rule, (ii) to your counsel or to counsel for any of the Lenders, the Administrative Agent or the Co-Agent, (iii) to bank examiners, auditors or accountants, (iv) to the Administrative Agent, the Co-Agent or any other lender or their affiliates, directors, officers, employees, accountants, consultants and representatives, (v) in connection with any litigation to which you or any one or more of the Lenders, the Administrative Agent or the Co-Agent is a party, (vi) to a subsidiary or affiliate of yours or (vii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to you a Confidentiality Agreement substantially in this form and (y) that in no event shall you be obligated to return any materials furnished to you pursuant to this Confidentiality Agreement.

     Please indicate your agreement to the foregoing by signing as provided below the enclosed copy of this Confidentiality
Agreement and returning the same to us.

                         Very truly yours,

                         [NAME OF LENDER]


                         By: [_________________________]


The foregoing is agreed to
as of the date of this letter.


[NAME OF PROSPECTIVE
PARTICIPANT OR ASSIGNEE]